Exhibit 4.1
EXECUTED VERSION
DIAMOND RESORTS CORPORATION,
as Issuer,
DIAMOND RESORTS PARENT, LLC,
as the Company,
DIAMOND RESORTS HOLDINGS, LLC,
as Intermediate Holdco,
the SUBSIDIARY GUARANTORS named herein,
as Subsidiary Guarantors,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

INDENTURE
Dated as of August 13, 2010

12.00% Senior Secured Notes due 2018

i

Exhibit III to Appendix — Form of Transferee Letter of Representations
Exhibit A — Form of Pari Passu Intercreditor Agreement
Exhibit B — Form of Junior Lien Intercreditor Agreement

v

          INDENTURE dated as of August 13, 2010, among DIAMOND RESORTS CORPORATION, a Maryland corporation (the “Issuer”), DIAMOND RESORTS PARENT, LLC, a Nevada limited liability company (the “Company”), DIAMOND RESORTS HOLDINGS, LLC, a Nevada limited liability company (“Intermediate Holdco”), the SUBSIDIARY GUARANTORS (as defined below) listed on the signature pages hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as collateral agent.
          Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:
ARTICLE I
Definitions and Incorporation by Reference
          SECTION 1.01. Definitions.
          “Acquired Indebtedness” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
          “Additional Notes” means Notes issued under this Indenture after the Issue Date and in compliance with Section 2.13, it being understood that any Notes issued in exchange for or replacement of any Initial Note issued on the Issue Date shall not be an Additional Note, including any such Notes issued pursuant to a Registration Rights Agreement (as defined in the Appendix).
          “Adjusted EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:
     (i) all income tax expense (benefit) for such period, including any applicable amounts distributed to a Company Holder pursuant to Section 4.04(b)(ix) so deducted; plus
     (ii) Consolidated Interest Expense for such period; plus
     (iii) depreciation and amortization for such period; plus
     (iv) vacation interest cost of sales for such period; plus

     (v) loss on extinguishment of debt for such period; plus
     (vi) impairments and other write-offs for such period; plus
     (vii) loss on the sale of assets for such period; plus
     (viii) amortization of loan origination costs for such period; plus
     (ix) amortization of portfolio discount for such period; plus
     (x) all other non-cash charges for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); less
     (xi) gain on the sale of assets for such period; less
     (xii) amortization of portfolio premium for such period; less
     (xiii) all non-cash items of income for such period (excluding any non-cash accruals of revenue in the ordinary course of business to the extent required by accrual-based accounting).
Notwithstanding the foregoing, items specified in clauses (i) and (iii) through (xiii) above that are attributable to a Restricted Subsidiary shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that such items of such Restricted Subsidiary were included in calculating Consolidated Net Income and only, with respect to items (i) and (iii) through (x), if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.
          “Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person or (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of Section 4.07, no (1) homeowners’ association at a property at which the Company or its Subsidiaries either have sold Vacation Interests or acts as management company or (2) collection holding real estate interests underlying Points shall be deemed to be an Affiliate of the Company or any Restricted Subsidiary.
          “Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

     (i) 1.0% of the principal amount of such Note; and
     (ii) the excess, if any, of (l) the present value at such Redemption Date of (x) the redemption price of such Note on August 15, 2014 (such redemption price as set forth in Section 3.07(b)), plus (y) all required remaining interest payments due on such Note through August 15, 2014 (but excluding accrued but unpaid interest to such Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (2) the principal amount of such Note.
     “Applicable Senior Indebtedness” means
     (i) in respect of any asset that is the subject of an Asset Sale at a time when such asset is included in the Collateral, other Indebtedness that is secured at such time by a Permitted Collateral Lien on such asset;
     (ii) in respect of any asset that is the subject of an Asset Sale at a time when such asset is owned, directly or indirectly, by a Restricted Subsidiary that is not a Subsidiary Guarantor but the Capital Stock of which is included in the Collateral, other Indebtedness that is secured at such time by a Permitted Collateral Lien on such Capital Stock; or
     (iii) in respect of any other asset (including any asset previously constituting Collateral that has been released from the Liens securing the Notes and Guarantees), Indebtedness that is not a Subordinated Obligation.
     “Asset Sale” means:
     (i) the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback) by the Company or any Restricted Subsidiary to any Person other than the Company or any Restricted Subsidiary other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, shall be governed by the provisions set forth in Sections 4.09 or 5.01 and not by those set forth in Section 4.06);
     (ii) the issue or sale by the Company or any Restricted Subsidiaries to any Person (other than the Company or any Restricted Subsidiaries) of Equity Interests of any of the Company’s Subsidiaries, and
     (iii) the issue or sale by the Company or any Restricted Subsidiaries to any Person (other than the Company or any Restricted Subsidiaries) of Equity Interests of the Issuer or any Subsidiary Guarantor;

in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that have a Fair Market Value in excess of $1,000,000 or for net proceeds in excess of $1,000,000.
          Notwithstanding the foregoing, the term “Asset Sale” shall not include:
     (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 4.04;
     (ii) the transfer of Timeshare Loans and related rights and assets in connection with any Permitted Securitization;
     (iii) the disposition of cash or Cash Equivalents;
     (iv) terminations of Hedging Obligations;
     (v) any financing transaction with respect to assets or rights of the
     Company or any Restricted Subsidiary, including any sale and leaseback of assets or rights not prohibited by Sections 4.03 or 4.12;
     (vi) any surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims of any kind; and
     (vii) the grant of any Lien not prohibited by this Indenture and any foreclosure or exercise in respect thereof.
          “Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation.”
          “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:
     (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by
          (ii) the sum of all such payments.

          “Banking Product Obligations” means any obligations of the Company or any Restricted Subsidiary owed to any Person in respect of treasury management services (including services in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depositary, information reporting, lock-box and stop payment services), commercial credit card and merchant card services, stored valued card services, other cash management services, lock-box leases and other banking products or services related to any of the foregoing.
          “Board of Directors” means, as to any Person, the board of managers, board of directors or other similar body or Person performing a similar function or any duly authorized committee thereof. Unless otherwise specified, “Board of Directors” will mean the Board of Directors of the Company.
          “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
          “Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures (including acquisitions) of the Company and its Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP.
          “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.
          “Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
          “Cash Equivalents” means:
     (i) obligations (1) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (2) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 12 months after acquisition thereof, or certificates representing an ownership interest in any such obligations;
     (ii) securities issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s;
     (iii) demand and time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one of Moody’s or S&P or any money market fund sponsored by a registered broker dealer or mutual fund distributor;
     (iv) repurchase obligations for underlying securities of the type described in clauses (ii) and (iii) of this definition entered into with any financial institution meeting the qualifications specified in such clause (iii);
     (v) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time at which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;
     (vi) interests in any investment company or money market fund that invests substantially all of its assets in instruments of the types described in clauses (i) through (v) of this definition; and
     (vii) to the extent held by a Foreign Subsidiary, other short-term Investments utilized by such Foreign Subsidiary in accordance with normal investment practices for cash management in Investments of a type analogous to those described in clauses (i) through (vi) of this definition.
          “Change of Control” means the occurrence of any of the following:
     (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than in the ordinary course of business;
     (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;
     (iii) any “person” (as defined above), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as such term is defined in Rule

13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50.0% of the Voting Stock of the Company (measured by voting power rather than number of shares); or
     (iv) the Company consolidates with, or merges with or into, any Person (other than a Permitted Holder), or any Person (other than a Permitted Holder) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral” means all the collateral described in the Security Documents.
          “Collateral Agent” means Well Fargo Bank, National Association, in its capacity as the collateral agent under the Security Documents, and any successor thereto in such capacity.
          “Company” means Diamond Resorts Parent, LLC and its successors and assigns.
          “Company Equity Plan” means any management equity or stock option or ownership plan or any other management or employee benefit plan of the Company or any Subsidiary of the Company.
          “Concurrent Equity Transaction” means the transaction described in the Offering Circular and anticipated to close on the Issue Date pursuant to which an equity investment is made in the Company and the proceeds therefrom are used to acquire and retire another equity interest in the Company.
          “Conduit Facility” means the borrowing facilities, as amended from time to time, pursuant to which Diamond Resorts Issuer 2008 LLC is able to obtain borrowings evidenced by its secured vacation interest receivable-backed variable funding notes designated Diamond Resorts Issuer 2008 LLC, Variable Funding Notes.
          “Consolidated Change in Working Capital” means, for any period, (i) the provision for uncollectible vacation interest revenue as set forth in a consolidated statement of operations for such period, less (ii) vacation interest cost of sales as set forth in a consolidated statement of operations for such period, plus (iii) the provision of income taxes as set forth in a consolidated statement of operations for such period, if any, less (iv) the benefit for income taxes as set forth in a consolidated statement of operations for such period, if any, less (v) payments on notes payable as set forth in a consolidated statement of cash flows for such period, plus (vi) borrowings on notes payable as set forth in a consolidated statement of cash flows for such period, plus (vii) the aggregate change, if positive, in (a) mortgages and contracts receivable, (b) unsold vacation interests, net, (c) due from related parties, net, (d) other receivables, net, (e) prepaid expenses and other assets, net, (f) accounts payable, (g) due to related parties, net, (h) accrued liabilities, (i) income taxes payable (receivable), (j) deferred revenues and (k) changes in cash in escrow and restricted cash, in the case of each of (a) through (k) as set forth in a consolidated statement of cash flows for such period, less (viii) the aggregate change, if negative, in (1) mortgages and contracts receivable, (2) unsold vacation interests, net, (3) due from related parties, net, (4) other receivables, net, (5) prepaid expenses and other assets, net, (6) accounts payable, (7) due to related parties, net, (8) accrued liabilities, (9) income taxes payable (receivable), (10) deferred revenues and (11) changes in cash in escrow and restricted cash, in the case of each of (1) through (11) as set forth in a consolidated statement of cash flows for such period, in the case of each of (i) through (viii) of the Company and its Restricted Subsidiaries as determined on a consolidated basis in accordance with GAAP.
          “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and the Restricted Subsidiaries computed on a consolidated basis in accordance with GAAP (other than non-cash interest expense attributable to convertible indebtedness under Accounting Practices Bulletin 14-1 or any successor provision), plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or any Restricted Subsidiaries, without duplication:
     (i) interest expense attributable to Capital Lease Obligations, the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;
     (ii) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;
     (iii) capitalized interest;
     (iv) non-cash interest expense; provided, however, that any non-cash interest expense or income attributable to the movement in the mark-to-mark valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;
     (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;
     (vi) net payments pursuant to Hedging Obligations;
     (vii) the product of (l) all dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company), times (2) a fraction of the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);
     (viii) interest incurred in connection with Investments in discontinued operations; and
     (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by a Lien on the assets of) the Company or any Restricted Subsidiary;
provided, however, there shall be excluded from Consolidated Interest Expense the interest expense (including the expenses described in (i) through (ix)) with respect to Nonrecourse Indebtedness incurred in connection with Permitted Securitizations.
          “Consolidated Net Income” means, for any period, net income (or loss) of the Company and the Restricted Subsidiaries, computed on a consolidated basis for such Persons, in accordance with GAAP; provided, however, these shall be excluded therefrom the following:
     (i) net income (or loss) of any Person accrued prior to the date it became a Restricted Subsidiary or was merged with or into or consolidated with the Company or a Restricted Subsidiary or the date such Person’s assets were acquired by the Company or a Restricted Subsidiary;
     (ii) any gain (net of tax effects attributable thereto) arising from any reappraisal or write-up of assets;
     (iii) any portion of the net income of any Restricted Subsidiary that for any reason is unavailable for payment of dividends or similar distributions to the Company or any other Restricted Subsidiary;
     (iv) the cumulative effect of any changes in accounting principles; and

     (v) net income of any Person (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary shall have an ownership interest unless such net income shall actually have been received by the Company or such Restricted Subsidiary in the form of cash dividends or similar distributions;
provided, however, that any amounts distributed to a Company Holder pursuant to Section 4.04(b)(ix) are treated as an income tax expense by the Company and will be deducted in computing net income (loss) of the Company.
          “Credit Facility” means any credit agreement providing for revolving credit, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), Refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.
          “DROT 2009 Notes” means the 9.31% Timeshare Loan Backed Notes, Series 2009-1, Class A and the 12.00% Timeshare Loan Backed Notes, Series 2009-1, Class B of Diamond Resorts Owner Trust 2009-1 outstanding on the Issue Date.
          “Default” means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.
          “Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
          “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
     (i) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;
     (ii) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or
     (iii) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;
in each case on or prior to 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:
     (i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and set forth in Sections 4.06 and 4.09, respectively; and
     (ii) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.
          The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.
          “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
          “Excess Cash Flow” means, for any fiscal period of the Company, an amount equal to:
     (i) Adjusted EBITDA for such period; less
     (ii) Capital Expenditures for such period; provided, that, for purposes of this calculation, Capital Expenditures shall not exceed $10.0 million in any twelve-month period (or, if applicable, $2.5 million in any three-month period); less
     (iii) Consolidated Interest Expense paid in cash for such period; less
     (iv) the aggregate amount of cash distributed as Restricted Payments during such period as permitted by Section 4.04(b)(ix); less
     (v) any mandatory payments by the Company and its Restricted Subsidiaries on any Permitted Securitization (other than the Conduit Facility, the Quorum Facility or any similar facility) made during such period, except to the extent that any such payments were financed by the proceeds received from the incurrence of any other Indebtedness (net of any fees, expenses and Hedging Obligation breakage costs or benefits associated with such incurrence); plus

     (vi) the amount of the increase, if any, in the aggregate amount outstanding on the Conduit Facility, the Quorum Facility or any similar facility during such period (provided, that for purposes of determining such amount, any changes during such period attributable to any voluntary prepayments on such facilities or any payments on such facilities financed by the proceeds received from the incurrence of any other Indebtedness (net of any fees, expenses and Hedging Obligation breakage costs or benefits associated with such incurrence) shall be disregarded); less
     (vii) the amount of the decrease, if any, in the aggregate amount outstanding on the Conduit Facility, the Quorum Facility or any similar facility during such period (provided, that for purposes of determining such amount, any changes during such period attributable to any voluntary prepayments on such facilities or any payments on such facilities financed by the proceeds received from the incurrence of any other Indebtedness (net of any fees, expenses and Hedging Obligation breakage costs or benefits associated with such incurrence) shall be disregarded); plus
     (viii) Consolidated Change in Working Capital for such period, if positive; plus
     (ix) Consolidated Change in Working Capital for such period, if negative.
          “Exchange Act” means the U.S. Notes Exchange Act of 1934, as amended.
          “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value of the property or assets in question shall be determined in good faith by an appropriate financial officer of the Company unless such Fair Market Value (excluding the Fair Market Value of any portion of such asset or property consisting of cash or Cash Equivalents) is determined to be in excess of $15,000,000, in which case it shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and, in the case of any determination made by the Board of Directors, evidenced by a resolution of the Board of Directors; provided, however, that if the Fair Market Value of the property or assets in question (excluding any portion of such property or assets consisting of cash or Cash Equivalents) is so determined to be in excess of $30,000,000 in the case of any determination of Fair Market Value required by Section 4.04(a)(3)(B) or $20,000,000 in the case of any determination of Fair Market Value required by any other provisions set forth in Section 4.04, such determination must be confirmed by an Independent Qualified Party.
          “Fixed Charge Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements of the Company are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

     (i) if the Company or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is an incurrence of Indebtedness, or both, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period;
     (ii) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness;
     (iii) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale, Adjusted EBITDA for such period shall be reduced by an amount equal to Adjusted EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to Adjusted EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
     (iv) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any

Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and
     (v) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (iii) or (iv) above if made by the Company or a Restricted Subsidiary during such period, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.
          For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate hedging agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.
          “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.
          “GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date and consistently applied.
          “Government Securities” means securities that are direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.
          “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
          “Guarantor” means
     (i) the Company;
     (ii) Intermediate Holdco; and
     (iii) each other Subsidiary of the Company that Guarantees the Notes in accordance with the provisions of this Indenture, in each case until such Person is released from its Notes Guarantee in accordance with this Indenture.
          “Guggenheim” means Guggenheim Partners, LLC, Guggenheim Securities, LLC and their respective affiliates.
          “Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates.
          “Holder” means any registered holder on the books of the Registrar, from time to time, of the Notes.
          “Indebtedness” means, with respect to any Person on any date of determination (without duplication):
     (i) the principal in respect of (1) indebtedness of such Person for money borrowed and (2) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;
     (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;
     (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);
     (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations set forth in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);
     (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with this Indenture (but excluding, in each case, any accrued dividends);
     (vi) all Guarantees by such Person of obligations of the type referred to in clauses (i) through (v) or dividends of other Persons;
     (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and
     (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person.
Indebtedness of a Person includes Acquired Indebtedness of such Person.
          Notwithstanding the foregoing, the term “Indebtedness” shall exclude (i) in connection with the purchase by the Company or any Restricted Subsidiary of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter and (ii) obligations of the Company and the Restricted Subsidiaries under Standard Securitization Undertakings.
          The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as set forth above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time.
          “Indenture” means this Indenture as amended or supplemented from time to time.
          “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

          “Initial Purchasers” means Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Guggenheim Securities, LLC.
          “Intermediate Holdco” means Diamond Resorts Holdings, LLC and its successors and assigns.
          “Intercreditor Agreement” means any Junior Lien Intercreditor Agreement or Pari Passu Intercreditor Agreement.
          “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto shall be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.
          For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:
     (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (1) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (2) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
     (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
          “Issue Date” means August 13, 2010.

          “Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form attached hereto as Exhibit B.
          “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided, however, that in no event shall an operating lease be deemed to constitute a Lien. The term “Lien” does not include negative pledge clauses in agreements relating to the borrowing of money or the obligation of the Company or any Subsidiary (a) to remit monies held by it in connection with dealer holdbacks, claims or refunds under insurance policies, or claims or refunds under service contracts or (b) to make deposits in trust or otherwise as required under reinsurance agreements or pursuant to state regulatory requirements, unless the Company or such Subsidiary has encumbered its interest in such monies or deposits or in other property of the Company or such Subsidiary to secure such obligations.
          “Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
          “Net Cash Proceeds” means (i) with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof and (ii) with respect to an Asset Sale, the payments received in the form of cash or the value of Cash Equivalents therefrom (including any such payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:
     (l) all legal, accounting and investment banking fees, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;
     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

     (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;
     (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale; and
     (5) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Cash Proceeds shall be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.
          “Nonrecourse Indebtedness” means, with respect to any Special Purpose Subsidiary, Indebtedness of such Special Purpose Subsidiary:
     (1) as to which neither the Company nor any Restricted Subsidiary (other than such Special Purpose Subsidiary) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness other than Standard Securitization Undertakings), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;
     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against such Special Purpose Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any Restricted Subsidiary (other than such Special Purpose Subsidiary) to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and
     (3) as to which (a) the explicit terms provide that there is no recourse against any assets of the Company or any Restricted Subsidiary or (b) the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary;
provided, however. that the Company or a Restricted Subsidiary may grant a Lien on the Capital Stock of such Special Purpose Subsidiary to the creditors thereof which is not recourse to any other assets of the Company or any Restricted Subsidiary.
          “Notes” means all the 12.00% Senior Secured Notes due 2018 issued under this Indenture, treated as a single class.
          “Notes Guarantee” means the Guarantee on the terms set forth in this Indenture by a Guarantor of the Issuer’s obligations with respect to the Notes.

          “Notes Obligations” means the Obligations of the Company and the Guarantors with respect to the Notes.
          “Notes Secured Creditors” means the Trustee and the Holders, together.
          “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
          “Offering Circular” means the confidential Offering Circular dated August 10, 2010, pursuant to which the initial Notes were offered and sold.
          “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer or any Executive Vice President (or any such other officer that performs similar duties) of the Company.
          “Officers’ Certificate” of the Company means a certificate signed on behalf of the Company by two Officers.
          “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
          “Pari Passu Intercreditor Agreement” means an intercreditor agreement substantially in the form attached hereto as Exhibit A.
          “Permitted Collateral Liens” means
          (a) (i) any Lien on the Collateral to secure:
     (l) any Indebtedness incurred as Permitted Indebtedness pursuant to Section 4.03(b)(i);
     (2) the Notes (or any Guarantees thereof) incurred as Permitted Indebtedness pursuant to Section 4.03(b)(ii);
     (3) any other Indebtedness incurred pursuant to Section 4.03; provided, however, that (x) no Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness or after giving effect thereto and (y) the Secured Debt Ratio of the Company, calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness, would be no greater than 2.5 to 1.0;
     (4) any Refinancing Indebtedness of Indebtedness set forth in the foregoing clauses (2) or (3) or this clause (4); or

     (5) Banking Product Obligations to the extent that the provider of such Banking Product Obligations has agreed to be bound by the terms of an Intercreditor Agreement or such provider’s interest in the Collateral is subject to the terms of an Intercreditor Agreement, in each case which are subject to the terms of an Intercreditor Agreement; or
     (ii) any Lien on the Collateral that is a statutory Lien arising by operation of law; provided, however, that such Lien either ranks:
     (l) equal to all other Liens on such Collateral securing unsubordinated Indebtedness of the Company or the relevant Restricted Subsidiary, if the Lien secures unsubordinated Indebtedness; or
     (2) junior to the Liens securing the Notes, and
     (b) any Permitted Lien set forth in clauses (i), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiv), (xv), (xvi), (xvii), (xviii), (xix), (xx), (xxi) and (xxii) of the definition of “Permitted Lien”; provided, however, that (A) such Permitted Lien (other than any Lien set forth in clauses (iii), (ix), (xiv), (xv), (xvi) and (xvii) of such definition) is not a Lien on any of the Points and (B) such Permitted Lien (other than any Lien set forth in clauses (iii), (vii) and (ix) of such definition) is not a Lien on any cash or Cash Equivalents constituting Collateral and held by the Collateral Agent.
          “Permitted Future Secured Creditors” means the holders or lenders (and their representatives and trustees), as the case may be, of Permitted Future Secured Indebtedness.
          “Permitted Future Secured Indebtedness” means Secured Indebtedness (other than any Secured Indebtedness with respect to the Notes issued on the Issue Date or any Notes issued in exchange therefor pursuant to this Indenture or the Registration Rights Agreement) incurred after the Issue Date in compliance with this Indenture, to the extent the Company, the Issuer and the Subsidiary Guarantors are permitted to create a Permitted Collateral Lien for the benefit of the holders or lenders thereof or their representatives and trustees, as the case may be, without violating Section 4.12.
          “Permitted Holder” means (i) Stephen J. Cloobeck and David F. Palmer, their estates, descendants and legal representatives and any Person that they control; (ii) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Company; and (iii) any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer has been made and completed in accordance with the requirements of this Indenture, together with its Affiliates.

          “Permitted Investments” means:
     (i) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company other than a Special Purpose Subsidiary;
     (ii) any Investment in cash or Cash Equivalents;
     (iii) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (1) such Person becomes a Wholly Owned Restricted Subsidiary of the Company other than a Special Purpose Subsidiary and a Guarantor that is engaged in a Related Business or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company other than a Special Purpose Subsidiary that is a Guarantor and that is engaged in a Related Business;
     (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.06;
     (v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
     (vi) any Investment in Timeshare Loans generated in the ordinary course of business by the Company and the Restricted Subsidiaries;
     (vii) any Investment existing on the Issue Date;
     (viii) loans and advances to officers, directors and employees (other than to a Permitted Holder) for payroll, business-related travel, moving expenses and similar purposes to, and Guarantees issued to support the obligations of officers, directors and employees, in each case in the ordinary course of business;
     (ix) Hedging Obligations otherwise permitted under this Indenture;
     (x) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and endorsements for collection or deposit in the ordinary course of business;
     (xi) any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment held by the Company or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment, (B) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (C) in satisfaction of claims or judgments; and

     (xii) other Investments by the Company or any Restricted Subsidiary in any Person (other than an Affiliate of the Company that is not also a Subsidiary of the Company) that do not exceed $10,000,000 in the aggregate at anyone time outstanding (measured as of the date made and without giving effect to subsequent changes in value).
          “Permitted Liens” means:
     (i) Liens existing on the Issue Date;
     (ii) Liens on Timeshare Loans, and related rights and assets and the proceeds thereof incurred in connection with Permitted Securitizations;
     (iii) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided, however, that, in the case of contested taxes, adequate reserves with respect thereto are maintained on the books of the applicable Person in conformity with GAAP;
     (iv) statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;
     (v) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security or welfare legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
     (vi) easements, rights of way, restrictions, covenants and other similar encumbrances affecting real property and minor imperfections of title that would not in any case reasonably be expected to have a material adverse effect on the present or future use of the property to which it relates or a material adverse effect on the sale or lease of such property;
     (vii) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, including Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry;
     (viii) Liens incurred on deposits to secure (1) the performance of tenders, bids, trade contracts, licenses and leases, fee and expense arrangements with trustees and fiscal agents, statutory obligations, and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money, or (2) indemnification obligations entered into in the ordinary course of business relating to any disposition permitted hereunder;
     (ix) Liens securing judgments, awards or orders for the payment of money that do not constitute an Event of Default pursuant to clause (viii) of the definition thereof;
     (x) leases, subleases and other occupancy agreements with respect to real property owned or leased by the Company or any Restricted Subsidiary not interfering in any material respect with the business of the Company or any Restricted Subsidiary;
     (xi) Permitted Collateral Liens, including Liens created under the Security Documents;
     (xii) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;
     (xiii) Liens in favor of the Company or any Restricted Subsidiary (other than a Special Purpose Subsidiary);
     (xiv) Liens securing any Refinancing Indebtedness which is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under this Indenture and that has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary that would not have secured the Indebtedness so Refinanced had such Indebtedness not been Refinanced;
     (xv) Liens securing Acquired Indebtedness incurred in accordance with Section 4.03; provided, however, that:
     (1) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary; and
     (2) such Liens do not extend to or cover any property or assets of the Company or of any Restricted Subsidiary other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary as determined by the management of the Company in their reasonable and good faith judgment;

     (xvi) Liens securing performance, bid, appeal, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;
     (xvii) Liens securing Capital Lease Obligations, mortgage financings or purchase money obligations securing Indebtedness set forth in Section 4.03(b)(xiii); provided, however, that any such Lien (A) covers only the assets acquired, constructed or improved with such Indebtedness and (B) is created within 180 days of such acquisition, construction or improvement;
     (xviii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;
     (xix) deposits made in the ordinary course of business to secure liability to insurance carriers;
     (xx) Liens on cash or cash equivalents securing permitted Hedging Obligations;
     (xxi) Liens on rights of beneficiaries under trust arrangements to secure trust fees and other related fees and expenses; or
     (xxii) Liens other than any of the foregoing incurred by the Company or any Restricted Subsidiary with respect to Indebtedness or other obligations that do not, in the aggregate, exceed $10,000,000.
          “Permitted Securitization” means each transfer or encumbrance (each a “disposition”) of (A) Timeshare Loans, in each case by the Company or any Restricted Subsidiary to one or more Special Purpose Subsidiaries or by one Special Purpose Subsidiary to another Special Purpose Subsidiary, conducted in accordance with the following requirements:
     (i) each disposition in clause (A) shall identify with reasonable certainty the specific Timeshare Loans;
     (ii) the only Indebtedness of the Company or any Restricted Subsidiary resulting from such disposition shall be Nonrecourse Indebtedness of one or more Special Purpose Subsidiaries; and
     (iii) both immediately before and after such disposition, no Default has occurred and is continuing.

          “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, or government or any agency or political subdivision thereof or any other entity.
          “Points” means vacation points which confer on an owner thereof the right to use a residential unit.
          “Polo Towers Lines of Credit and Securitization Notes Payable” means the (i) variable rate lines of credit which mature on July 31, 2010 and December 31, 2012 and (ii) the securitized loans that were collateralized by retail contracts and related vacation ownership interests which carry fixed interest rates of 7.26% and 7.65%, each of which were contributed to the Company on April 26, 2007, and which are outstanding on the Issue Date.
          “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
          “Qualified Equity Interests” of a Person means Equity Interests of such Person other than:
     (i) any Disqualified Stock;
     (ii) any Equity Interests sold to a Subsidiary of such Person or a Company Equity Plan; or
     (iii) any Equity Interests financed, directly or indirectly, using funds borrowed from such Person, a Subsidiary of such Person or any Company Equity Plan or contributed, extended, advanced or guaranteed by such Person, a Subsidiary of such Person or any Company Equity Plan.
          Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Company.
          “Quorum Facility” means that certain loan sale facility in a minimum aggregate amount of $40,000,000 as evidenced by that Loan Sale and Security Agreement dated as of April 30, 2010 by and among Quorum Federal Credit Union, as buyer, DRI Quorum 2010 LLC, as seller, Wells Fargo, National Association, as back-up servicer and Diamond Resorts Financial Services, Inc., as servicer, and the other transaction documents related thereto.
     “Redemption Date” means any date on which some or all of the Notes are to be redeemed in accordance with Section 3.07.

          “Refinance” means, in respect of any Indebtedness, to refinance, restructure, extend, renew, refund, pay, repay, prepay, redeem, defease, discharge or retire, or to issue a security or Indebtedness in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
     (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;
     (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;
     (iii) such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and
     (iv) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;
provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
          “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, among the Company, the Guarantors and the Initial Purchasers.
          “Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.
          “Replacement Assets” means, in connection with an Asset Sale, properties and assets that replace the properties and assets that were the subject of such Asset Sale, or properties and assets that will be used in the business of the Company and the Restricted Subsidiaries as existing on the Issue Date or in a Related Business, including

Capital Stock of a Person primarily engaged in a Related Business that becomes a Restricted Subsidiary.
          “Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including the Issuer) that is not then an Unrestricted Subsidiary; provided, however, that, upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall, to the extent that it remains a Subsidiary of the Company at such time, be a Restricted Subsidiary.
          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
          “Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary substantially concurrently leases it from such Person.
          “SEC” means the Securities and Exchange Commission and any successor agency.
          “Secured Debt Ratio”, as of any date of determination, means the ratio of (1) Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens on any of the Collateral as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) Adjusted EBITDA for the most recently ended four full fiscal quarters or which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Total Indebtedness and Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.
          “Secured Indebtedness” means any Indebtedness secured by a Lien.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Securitization” means a public or private transfer of Timeshare Loans in the ordinary course of business and by which the Company or any of the Restricted Subsidiaries directly or indirectly securitizes a pool of specified Timeshare Loans including any such transaction involving the sale of specified Timeshare Loans to a Special Purpose Subsidiary.
     “Security Agreement” means the Security Agreement, dated as of the Issue Date, among the Company, Intermediate Holdco, the Issuer, the Subsidiary Guarantors and the Collateral Agent.

          “Security Documents” means the Security Agreement and all other agreements or instruments evidencing or creating any security interest or Lien in favor of the Collateral Agent or Trustee, for the benefit of the Holders, in any or all of the Collateral, in each case, as amended from time to time in accordance with their respective terms.
          “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect from time to time.
          “Special Purpose Subsidiary” means any wholly owned direct or indirect Subsidiary of the Company established for the sole purpose of conducting one or more Permitted Securitizations and otherwise established and operated in accordance with customary industry practices.
          “Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company that the Company has determined in good faith to be customary in a Securitization, including those relating to the servicing of the assets of a Special Purpose Subsidiary.
          “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, including any date upon which a repurchase at the option of holders of such Indebtedness is required to be consummated, but excluding any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof so long as such obligations remain contingent.
          “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes or a Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.
          “Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (2) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Indenture shall refer to a Subsidiary or Subsidiaries of the Company.

          “Subsidiary Guarantor” means each Subsidiary of the Company that Guarantees the Notes as provided for in this Indenture.
          “Sunterra SPE 2004 Notes” means the Class A notes, Class B notes, Class C notes and Class D notes issued by Sunterra Owner Trust 2004-1 outstanding on the Issue Date.
          “Timeshare Loans” means loans made by the Company or one of its Subsidiaries to finance the purchase of Vacation Interests from the Company or one of its Subsidiaries and evidenced by a promissory note secured by Points or a fee simple interest in a residential unit.
          “Total Indebtedness” means, as at any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis (and excluding, for the avoidance of doubt, all Nonrecourse Indebtedness of Special Purpose Subsidiaries relating to Permitted Securitizations).
          “TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of this Indenture.
          “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to August 15, 2014; provided, however, that if the period from such Redemption Date to August 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
          “Trust Monies” means all cash and Cash Equivalents received by the Trustee (i) upon the release of Collateral, whether pursuant to an Asset Sale or otherwise; (ii) as compensation for or proceeds of the sale of all or any part of the Collateral taken by eminent domain or purchased by or sold pursuant to any order of a governmental authority or otherwise disposed of; (iii) as net insurance proceeds; and (iv) pursuant to the Security Documents and any Intercreditor Agreement.
          “Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

          “Trustee” means Wells Fargo Bank, National Association, a national banking association, as trustee under this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving as trustee under this Indenture.
          “Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.
          “Unrestricted Subsidiary” means (i) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary; provided, however, that the Issuer cannot be an Unrestricted Subsidiary.
          FLRX, Inc. and its Subsidiaries shall each be Unrestricted Subsidiaries on the Issue Date without further action. The Company may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary) of the Company to be an Unrestricted Subsidiary unless such Subsidiary owns any of the Capital Stock of the Company or any Restricted Subsidiary or owns or holds any Indebtedness of or Lien on any property of the Company or any Restricted Subsidiary; provided, however, that
     (i) any Guarantee or other credit support by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an incurrence of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary at the time of such designation;
     (ii) either (1) the Restricted Subsidiary to be so designated has total assets of $1,000 or less or (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.04; and
     (iii) after giving pro forma effect to the incurrence of Indebtedness and the Investment referred to in clause (i) of this proviso, (1) such Indebtedness would be permitted to be incurred as Ratio Indebtedness, (2) such Investment would be in compliance with Section 4.04 and (3) no Default shall have occurred and be continuing.
          The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that
     (i) no Default shall have occurred and be continuing at the time of or after giving effect to such designation; and
     (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of this Indenture.

          Any such designation by the Company shall be evidenced to the Trustee by promptly filing with the Trustee an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
          “U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two (2) Business Days prior to such determination.
          “Vacation Interests” means a timeshare interest or interval, however defined in the applicable condominium or timeshare declaration, trust agreement or other relevant document or instrument pursuant to which such timeshare interest or interval is created, whether or not coupled with a fee simple interest in real estate, together with all rights, benefits, privileges and interests appurtenant thereto, including the right to use and occupy a residential unit within the applicable residential real estate property and the common areas and common furnishings appurtenant to such unit for a specified period of time, on an annual or biennial basis, as more specifically described in the applicable declaration or other relevant document or instrument. Vacation Interests shall include Points.
          “Voting Stock” of any Person as of any date means the Capital Stock of such Person that (i) if such Person is a corporation, is at the time entitled to vote in the election of such corporation’s board of directors or any committee thereof duly authorized to act on behalf of such board or (ii) if such Person is an entity other than a corporation, is at the time entitled to vote in the election of the group or individual exercising the authority with respect to such Person generally vested in a board of directors of a corporation.
          “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.
          SECTION 1.02. Other Definitions.

	Defined in
Term	Section
“Affiliate Transaction”	4.07	(a)

“Appendix”	2.01

“Bankruptcy Law”	6.01	(c)

	Defined in
Term	Section
“Change of Control Offer”	4.09	(a)

“Change of Control Payment”	4.09	(a)

“Change of Control Payment Date”	4.09	(a)

“Company”	Preamble

“Covenant Defeasance”	8.02	(a)

“Credit Facility Indebtedness”	4.03	(b)(i)

“Custodian”	6.01	(c)

“Definitive Note”	Appendix

“Event of Default”	6.01	(a)

“Excess Cash Flow Offer”	4.10	(a)

“Excess Cash Flow Offer Amount”	4.10	(a)

“Excess Cash Flow Payment”	4.10	(a)

“Excess Cash Flow Payment Date”	4.10	(b)

“Exchange Notes”	Appendix

“Guaranteed Obligations”	10.01

“incur”	4.03	(a)

“Initial Notes”	Appendix

“Legal Defeasance”	8.02	(a)

“Paying Agent”	2.03

“Permitted Indebtedness”	4.03	(b)

“Private Exchange Notes”	Appendix

“Public Offering Offer”	4.11	(a)

“Public Offering Offer Amount”	4.11	(a)

	Defined in
Term	Section
“Public Offering Offer Payment”	4.11	(a)

“Public Offering Offer Payment Date”	4.11	(b)

“Ratio Indebtedness”	4.03	(a)

“Redemption Date”	1.01

“Replacement Notes”	Appendix

“Restricted Payments”	4.04	(a)

“Registrar”	2.03

“Rule 3-16”	4.14	(b)
          SECTION 1.03. Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the provisions of the TIA, other than TIA §314(d) and TIA §314(b) (which shall not be applicable to this Indenture unless it is qualified under the TIA), that, pursuant to TIA § 318(c), govern indentures qualified under the TIA, which provisions (other than TIA §314(d) and TIA §314(b), which shall not be applicable to this Indenture unless it is qualified under the TIA) are incorporated by reference in and made a part of this Indenture. The following TIA terms have the following meanings:
          “Commission” means the SEC;
          “indenture securities” means the Notes and the Guarantees;
          “indenture security holder” means a Holder;
          “indenture to be qualified” means this Indenture;
          “indenture trustee” or “institutional trustee” means the Trustee; and
          “obligor” on the indenture securities means the Issuer, each Guarantor and any other obligor on the indenture securities.
          All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

          SECTION 1.04. Rules of Construction. Unless the context otherwise requires:
     (i) a term has the meaning assigned to it;
     (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (iii) “or” is not exclusive;
     (iv) “including” means including without limitation;
     (v) words in the singular include the plural and words in the plural include the singular;
     (vi) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;
     (vii) secured Indebtedness shall not be deemed to be subordinate or junior to any other secured Indebtedness merely because it has a junior priority with respect to the same collateral;
     (viii) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP;
     (ix) all references to the date the Notes were originally issued shall refer to the Issue Date;
     (x) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Section, Article or other subdivision;
     (xi) all references to Sections or Articles are to Sections or Articles of or to this Indenture unless otherwise indicated;
     (xii) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules as in effect from time to time; and
     (xiii) all references in this Indenture, in any context, to any interest or other amount payable on or with respect to any Notes shall be deemed to include any additional interest pursuant to the Registration Rights

Agreement or any similar registration rights agreement, if any, with respect to any Additional Notes.
ARTICLE II
The Notes
          SECTION 2.01. Form and Dating. Provisions relating to the Initial Notes and the Exchange Notes are set forth in the Rule 144A/Regulation S Appendix attached hereto (the “Appendix”) which is hereby incorporated in, and expressly made part of, this Indenture. The Initial Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form of Exhibit I to the Appendix, which Exhibit I is hereby incorporated in, and expressly made a part of, this Indenture. The Exchange Notes (if any), the Private Exchange Notes (if any) and any other Notes other than the Initial Notes and the Trustee’s certificate of authentication with respect to any such Exchange Notes, Private Exchange Notes or other Notes shall be substantially in the form of Exhibit II to the Appendix, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, policies or procedures of any applicable depositary, agreements to which the Issuer, the Company, Intermediate Holdco or any Subsidiary Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in the Appendix and Exhibit I are part of the terms of this Indenture.
          SECTION 2.02. Execution and Authentication. One Officer shall sign the Notes for the Issuer by manual or facsimile signature. Notes shall be authenticated by the Trustee in accordance with Section 2.2 of the Appendix.
          If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
          A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
          The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
          SECTION 2.03. Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuer may appoint and change any Paying Agent or Registrar without notice.
          The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA to the extent such terms are incorporated in this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Issuer, the Company or any Wholly Owned Restricted Subsidiary of the Company incorporated or organized within the United States of America may act as Paying Agent or Registrar.
          The Issuer initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes.
          SECTION 2.04. Paying Agent To Hold Money in Trust. By no later than 10:00 a.m. (New York City time) on the date on which any principal, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient to pay such principal, premium, if any, and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or premium, if any, or interest on the Notes and shall notify the Trustee of any default by the Issuer in making any such payment. If the Issuer, the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.
          SECTION 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.
          SECTION 2.06. Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. The Issuer is not required to transfer or exchange any Note selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Note for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.
          SECTION 2.07. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note in replacement thereof if the Holder satisfies any reasonable requirements of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.
          Every such replacement Note is an additional Obligation of the Issuer.
          SECTION 2.08. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.
          If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).
          If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
          SECTION 2.09. Temporary Notes. Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes.
          SECTION 2.10. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver a certificate of such destruction to the

Issuer unless the Issuer directs the Trustee to deliver canceled Notes to the Issuer. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.
          SECTION 2.11. Registered Holders. Notwithstanding anything to the contrary in this Indenture, the registered Holder of a Note shall be treated as the owner thereof for all purposes, and no transfer of a Note shall be effective unless entered in the register kept by the Registrar pursuant to Section 2.03.
          SECTION 2.12. CUSIP Numbers, ISINs, etc. The Issuer in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (in each case if then generally in use) and, if so, the Trustee shall use CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Trustee in writing of any change in any CUSIP numbers, ISINs or “Common Code” numbers applicable to the Notes.
          SECTION 2.13. Issuance of Additional Notes. After the Issue Date, the Issuer shall be entitled, subject to its compliance with Section 4.03 and Section 4.12, to issue Additional Notes under this Indenture, which Notes shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance and issue price. All the Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.
          With respect to any Additional Notes, the Issuer shall set forth in a resolution of the Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:
          (a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture and the provision of Section 4.03 that the Issuer is relying on to issue such Additional Notes; and
          (b) the issue price, the issue date and the CUSIP number of such Additional Notes; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to not be fungible for U.S. Federal income tax purposes with any other Notes issued under this Indenture.
          SECTION 2.14. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the persons who are Holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.
ARTICLE III
Redemption
          SECTION 3.01. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.07, it shall notify the Trustee in writing of the applicable Redemption Date, the principal amount of Notes to be redeemed and the paragraph of Section 3.07 pursuant to which the redemption will occur.
          The Issuer shall give each notice to the Trustee provided for in this Section at least 45 days before the applicable Redemption Date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate to the effect that such redemption shall comply with the conditions herein.
          SECTION 3.02. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (in any case subject to the rules and procedures of the applicable depositary); provided, however, that no Notes of $2,000 or less shall be redeemed in part. Notes in denominations larger than $2,000 principal amount may be redeemed in part, but only in whole multiples of $1,000.
          SECTION 3.03. Notice of Redemption. Notices of redemption shall be mailed by first-class mail (in the case held in book-entry form by electronic transmission) at least 30 but not more than 60 days before the applicable Redemption Date to each Holder of Notes to be redeemed at its registered address. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect thereto may be performed by another Person. Notices of redemption may not be conditional; provided, however, that notice of any redemption in connection with a redemption pursuant to Section 3.07(c) may be given prior to the completion of the related public offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including completion of the related public offering.
          SECTION 3.04. Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to but excluding the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date), and such Notes shall be canceled by the Trustee. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.
          SECTION 3.05. Deposit of Redemption Price. By no later than 10:00 a.m. (New York City time) on the applicable Redemption Date, the Issuer shall deposit with the Paying Agent (or, if the Issuer, the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption which have been delivered by the Issuer to the Trustee for cancellation.
          SECTION 3.06. Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the applicable Redemption Date. On and after the applicable Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption unless the Issuer defaults on its obligation to redeem such Notes.
          SECTION 3.07. Optional Redemption. (a) At any time and from time to time prior to August 15, 2014, the Notes may be redeemed at the Issuer’s option, in whole or in part, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, plus the Applicable Premium as of the applicable Redemption Date.
          (b) On and after August 15, 2014, the Notes may be redeemed, at the Issuer’s option, in whole or in part, at any time and from time to time, at the redemption prices set forth below. The Notes shall be redeemable at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2014	106.000%

2015	103.000%

2016 and thereafter	100.000%

          (c) At any time on or prior to August 15, 2013, the Issuer may on any one or more occasions redeem up to an aggregate of 35.0% of the aggregate principal amount of the Notes at a redemption price equal to 112.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds of a public offering of common stock of the Issuer; provided, however, that (i) the Issuer shall have previously made and consummated any Public Offering Offer required to be made pursuant to Section 4.11 in connection with such public offering, (ii) at least 65% in aggregate principal amount of the aggregate amount of Notes originally issued under this Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption and (iii) such redemption occurs within 90 days of the date of the closing of such public offering.
          (d) If the Redemption Date with respect to a Note to be redeemed is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest on that Note shall be payable to the Person that was, at the close of business on such record date, the Holder of that Note, and no additional interest for the period to which that interest record date relates shall be payable with respect to that Note.
ARTICLE IV
Covenants
          SECTION 4.01. Payment of Notes. The Issuer shall promptly pay the principal of and premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due.
          SECTION 4.02. SEC Reports. (a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC (subject to the next sentence) and provide the Trustee and Holders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company shall not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post such reports on its website within the time periods that would apply if the Company were required to file those reports with the SEC. In addition, to the extent not satisfied by the foregoing, the Company shall, for so long as any Notes are outstanding, furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
          (b) Notwithstanding Section 4.02(a), such requirements to file such reports shall be deemed satisfied prior to the first anniversary of the Issue Date (1) to the extent the information required by such reports is contained in the exchange offer registration statement or shelf registration statement required by the Registration Rights Agreement then on file with the SEC, including amendments thereto, or (2) by posting on its website within 15 days of the time periods after the Company would have been required to file such reports with the SEC, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Circular.
          SECTION 4.03. Limitation on Indebtedness. (a) The Company shall not and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness; provided, however, that the Company, the Issuer or any Subsidiary Guarantor will be entitled to incur Indebtedness if, on the date of such incurrence and after giving effect thereto on a pro forma basis, the Fixed Charge Coverage Ratio exceeds 2.0 to 1.0 (any Indebtedness incurred pursuant to this Section 4.03(a) being herein referred to as “Ratio Indebtedness”).
          (b) Section 4.03(a) shall not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):
     (i) Indebtedness incurred pursuant to any Credit Facility, including the Guarantees thereof by the Guarantors, in an aggregate amount outstanding at any time not to exceed $25,000,000 (any Indebtedness incurred pursuant to the provisions set forth in this clause (i) being herein referred to as “Credit Facility Indebtedness”);
     (ii) Indebtedness represented by the Notes issued on the Issue Date and the related Notes Guarantees;
     (iii) Nonrecourse Indebtedness incurred by a Special Purpose Subsidiary under a Permitted Securitization and any Refinancing Indebtedness of such Special Purpose Subsidiary with respect thereto that is Nonrecourse Indebtedness;

     (iv) Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date (other than Indebtedness set forth in clauses (i), (ii) and (iii) of this Section 4.03(b));
     (v) Refinancing Indebtedness incurred by the Company or any Restricted Subsidiaries to Refinance any Indebtedness that was incurred as Ratio Indebtedness or as Permitted Indebtedness pursuant to clause (ii), (iv) or (v) of this Section 4.03(b);
     (vi) Indebtedness owing to and held by the Company or any Restricted Subsidiaries; provided, however, that (A) if the Company or the Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Notes Obligations and (B)(l) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being owed to or held by a Person other than the Company or a Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);
     (vii) Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;
     (viii) Guarantees of the Notes and Guarantees of Indebtedness that was incurred as Ratio Indebtedness or as Permitted Indebtedness pursuant to clause (v) (to the extent the Refinanced Indebtedness was so guaranteed), (vii), (ix), (x), (xi), (xiii) or (xv) of this Section 4.03(b); provided, however, that if the Indebtedness being Guaranteed is subordinated in right of payment to the Notes or a Notes Guarantee, then such Guarantee shall be subordinated in right of payment to the Notes or such Notes Guarantee to the same extent as the Indebtedness guaranteed;
     (ix) Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to obligations in the nature of reimbursement obligations regarding workers’ compensation claims;
     (x) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any business, assets or a Subsidiary;

     (xi) obligations in respect of performance, bid, appeal, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;
     (xii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;
     (xiii) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used or useful in a Related Business (where, in the case of a purchase, such purchase may be effected either directly or through the purchase of the Capital Stock of the Person owning such property, plant or equipment), and any Indebtedness incurred to Refinance such Indebtedness, in an aggregate amount at any time outstanding not in excess of $10,000,000;
     (xiv) Acquired Indebtedness; provided, however, that, after giving effect to the merger or acquisition giving rise to the incurrence thereof, immediately after such merger or acquisition the Company would be permitted to incur at least $1.00 of additional Ratio Indebtedness pursuant to Section 4.03(a); and
     (xv) additional Indebtedness of the Company, the Issuer or any Subsidiary Guarantor in an aggregate amount at any time outstanding not in excess $10,000,000.
          (c) The Company and the Issuer shall not, and shall not permit any Subsidiary Guarantor to, incur any Indebtedness that is contractually subordinated to any Indebtedness of the Company, the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated to the Notes or the applicable Notes Guarantee on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated to any other Indebtedness solely by virtue of being unsecured or having a junior security interest in shared collateral.
          (d) For purposes of determining compliance with this Section 4.03,
     (i) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness set forth in Section 4.03(b) or is entitled to be incurred as Ratio Indebtedness, the Company shall, in its sole discretion, classify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.03, and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred pursuant to the provisions set forth in only one of such clauses or pursuant to Section 4.03(a); provided, however, that the Notes issued on the Issue Date shall be deemed to have been incurred as Permitted Indebtedness pursuant to Section 4.03(b)(ii);
     (ii) the Company shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness set forth above; and
     (iii) any Permitted Indebtedness originally classified as incurred pursuant to the provisions set forth in one of the clauses of Section 4.03(b) (other than pursuant to clause (i), (ii) or (iii) of Section 4.03(b)) may later be reclassified by the Company such that it shall be deemed to have been incurred as Ratio Indebtedness pursuant to Section 4.03(a) or as Permitted Indebtedness pursuant to another clause of Section 4.03(b), as applicable, to the extent that such reclassified Indebtedness could be incurred pursuant to such paragraph or clause at the time of such reclassification.
          (e) Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness of the same instrument, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in interest rates or in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness for purposes of this Indenture. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the incurrence of the Indebtedness underlying such Guarantee or letter of credit, as the case may be, was subject to and in compliance with this Section 4.03.
          (f) For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars shall be as provided in such currency agreement. The maximum amount of Indebtedness that the Company and the Restricted Subsidiaries may incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in interest rates or the exchange rate of currencies.
          SECTION 4.04. Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly,
     (i) declare or pay any dividends or make any other distributions of any sort in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Equity Interests (other than (A) dividends or distributions payable solely in Qualified Equity Interests of the Company, (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Restricted Subsidiary to minority stockholders (or owners of minority interests in the case of a Subsidiary that is an entity other than a corporation));
     (ii) purchase, repurchase, redeem, defease or make any other acquisition or retirement for value of any Equity Interests of the Company held by any Person (other than by a Restricted Subsidiary) or of any Equity Interests of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Qualified Equity Interests of the Company);
     (iii) purchase, repurchase, redeem, defease or make any other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment, principal installment or scheduled sinking fund payment of any Subordinated Obligations of the Company, the Issuer or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or
     (iv) make any Investment (other than a Permitted Investment) in any Person,
(all such payments and other actions set forth in clauses (i) through (iv) of this Section 4.04(a) being collectively referred to as “Restricted Payments”) unless, at the time of and after giving effect to such Restricted Payment:
     (1) no Default shall have occurred and be continuing (or would result therefrom);
     (2) the Company is entitled to Incur an additional $1.00 of Ratio Indebtedness pursuant to Section 4.03(a); and
     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would not exceed the sum of (without duplication):

     (A) 50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2010 to the end of the most recent fiscal quarter ending immediately prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100.0% of such deficit); plus
     (B) 100.0% of the aggregate Net Cash Proceeds or Fair Market Value of any asset (other than cash) received by the Company either (x) from the issuance or sale of its Qualified Equity Interests subsequent to the Issue Date (but excluding the issuance or sale of Qualified Equity Interests in the Concurrent Equity Transaction) or (y) as a contribution in respect of its Qualified Equity Interests from its equity holders subsequent to the Issue Date, but excluding in each case any Net Cash Proceeds that are used to redeem Notes in accordance with Section 3.07(c) or are used to purchase Notes in accordance with a Public Offering Offer; plus
     (C) the amount by which the principal amount of Indebtedness of the Company (other than Nonrecourse Indebtedness and Indebtedness owing to a Subsidiary) is reduced upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company converted or exchanged for Qualified Equity Interests of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the gross proceeds (prior to fees and transaction expenses) received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding such gross proceeds from sales to a Subsidiary of the Company or to a Company Equity Plan); plus
     (D) an amount equal to the sum of (x) the aggregate amount of cash and the Fair Market Value of any asset (other than cash) received by the Company or any Restricted Subsidiary subsequent to the Issue Date with respect to Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person subsequent to the Issue Date and resulting from repurchases, repayments, liquidations or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital, and (y) in the event that the Company redesignates an Unrestricted Subsidiary to be a Restricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted

Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.
     (b) The foregoing provisions shall not prohibit:
     (i) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made in exchange for, Qualified Equity Interests of the Company or a substantially concurrent cash capital contribution received by the Company from its equity holders with respect to its Qualified Equity Interests, including the Concurrent Equity Transaction; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 4.04(a)(3)(B);
     (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of a Person made in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Indebtedness of such Person which is permitted to be incurred pursuant to Section 4.03; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;
     (iii) the payment of any dividend, distribution or redemption of any Equity Interests or Subordinated Indebtedness within 60 days after the date of declaration thereof or call for redemption if, at such date of declaration or call for redemption, such payment or redemption was permitted by Section 4.04(a) (the declaration of such payment shall be deemed a Restricted Payment under Section 4.04(a) as of the date of declaration and the payment itself shall be deemed to have been paid on such date of declaration and shall not also be deemed a Restricted Payment under Section 4.04(a)); provided, however, that any Restricted Payment made in reliance on the provisions set forth in this clause (iii) shall reduce the amount available for Restricted Payments pursuant to Section 4.04(a)(3) only once;
     (iv) the declaration and payments of dividends on Disqualified Stock issued pursuant to Section 4.03; provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

     (v) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;
     (vi) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company in an aggregate amount not in excess of $500,000; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.04 (as determined in good faith by the Board of Directors); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;
     (vii) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance, discharge, cash-collateralization or other acquisition or retirement of Subordinated Obligations, in each case, at a purchase price not greater than 101.0% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption; defeasance, discharge, cash-collateralization or other acquisition or retirement, the Company (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased (or deposited with the Trustee funds sufficient to repurchase) all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances, discharges, cash-collateralizations or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;
     (viii) payments of intercompany subordinated Permitted Indebtedness, the incurrence of which was permitted by Section 4.03(b)(vi); provided, however, with respect to payments other than to the Company or a Guarantor, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payment;
     (ix) for each taxable year, distributions to each direct or indirect equity owner of the Company (each, a “Company Holder”) to satisfy U.S. Federal, state and local income tax obligations of such Company Holder for such taxable year in an amount not to exceed the lesser of:

     (A) the amount of tax distributions provided for in the limited liability company agreement of the Company as in effect on the Issue Date; and
     (B) an amount which, when combined with all other tax distributions to such Company Holder in the current and all preceding taxable years, equals the product of the highest combined U.S. Federal, state and local marginal income tax rate applicable to any Company Holder (taking into account the deductibility of state and local income taxes for U.S. Federal income tax purposes) and the excess, if any, of (i) the aggregate net taxable income attributable to the Company and allocated to such Company Holder in the current and all preceding taxable years over (ii) the aggregate net taxable loss attributable to the Company and allocated to such Company Holder in all preceding taxable years;
provided, however, that the Company may make such distributions after the end of the taxable year or may make quarterly distributions during the taxable year (subject to adjustment after the end of the year) to reflect estimated tax obligations of the Company Holders provided that such quarterly distributions shall not, when taken together, exceed the annual limitations set forth in this Section 4.04(b)(ix); and provided further, however, that any amounts distributed to a Company Holder pursuant to this Section 4.04(b)(ix) shall be excluded in the calculation of the amount of Restricted Payments; or
     (x) other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (x), does not exceed $5,000,000; provided, however, that such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments.
          (c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the assets (other than cash) proposed to be transferred. In the event that a Restricted Payment meets the criteria of more than one of the exceptions set forth in clauses (i) through (x) of Section 4.04(b) or is permitted to be made by Section 4.04(a), the Company, in its sole discretion, may divide and classify such Restricted Payment in any manner that complies with this Section 4.04.
          SECTION 4.05. Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:
     (i) (A) pay dividends or make any other distributions to the Company or any Restricted Subsidiaries on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Company or any Restricted Subsidiaries,
     (ii) make loans or advances to the Company or any Restricted Subsidiaries, or
     (iii) transfer any of its properties or assets to the Company or any Restricted Subsidiaries, except, in each case, for such encumbrances or restrictions existing under or by reason of:
     (1) this Indenture, the Notes and the Security Documents;
     (2) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;
     (3) applicable law;
     (4) any instrument governing Acquired Indebtedness or Equity Interests of a Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, however, that, in the case of an instrument governing Acquired Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;
     (5) other Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to an agreement governing such Indebtedness, incurred by such Restricted Subsidiary and permitted to be incurred subsequent to the Issue Date pursuant to Section 4.03, if (i) the encumbrances and restrictions contained in any such agreement taken as a whole are not materially more restrictive to the applicable Restricted Subsidiary than the encumbrances and restrictions contained in the agreements described in clause (1) or (2) of this Section 4.05 (as determined in good faith by the Company), or (ii) such encumbrance or restriction is not materially more restrictive to the applicable Restricted Subsidiary than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Issuer’s ability to make the principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;
     (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;
     (7) purchase money obligations for property or assets acquired in the ordinary course of business that impose restrictions of the nature set forth in clause (iii) of this Section 4.05 on the property or assets so acquired;
     (8) any encumbrance or restriction in an agreement effecting a Refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (1), (2), (4) or (5) of this Section 4.05 or this clause (8) or contained in any amendment to an agreement enumerated in such clause (1), (2), (4) or (5) or this clause (8); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable to the Company (as determined by the Board of Directors in its reasonable and good faith judgment) than encumbrances and restrictions contained in such predecessor agreements;
     (9) the requirements of any Permitted Securitization that are exclusively applicable to any bankruptcy remote Special Purpose Subsidiary formed in connection therewith;
     (10) the requirements of any Standard Securitization Undertakings;
     (11) in the case of clause (iii) of this Section 4.05, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to the Liens created thereby, or to the extent not constituting Collateral, the Equity Interests of the Person whose assets consist, directly or indirectly, primarily of the real property securing such Indebtedness; provided, however, that such Liens were otherwise permitted to be incurred under this Indenture;
     (12) restrictions with respect to any Investment imposed in connection with the making of such Investment;
     (13) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition; or
     (14) assignment provisions and provisions with respect to the distribution of assets or property or joint venture or partnership interests in joint venture or partnership agreements and other similar agreements entered into in the ordinary course of business that are customary for such agreements; provided, however, that such provisions in the aggregate, in the opinion of the management of the Company, do not materially and adversely affect the ability of the Issuer to make principal or interest payments on the Notes.
          SECTION 4.06. Limitation on Asset Sales. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless:
     (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;
     (ii) at least 75.0% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents;
     (iii) an amount equal to 100% of the Net Cash Proceeds from such Asset Sale is applied by the Company (or such Restricted Subsidiary, as the case may be):
     (A) to the extent the Company elects, to acquire
     Replacement Assets within one year from the later of the date of such Asset Sale or the receipt of such Net Cash Proceeds; and
     (B) to the extent of the balance of such Net Cash Proceeds after application in accordance with clause (A) above, to make an offer to the Holders of the Notes (and to holders of other Applicable Senior Indebtedness designated by the Company) to purchase Notes (and such other Applicable Senior Indebtedness) pursuant to and subject to the conditions contained in this Indenture; provided, however, that in connection with any purchase of Indebtedness pursuant to this clause (B), the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so purchased; and

(iv) on a pro forma basis after giving effect to such Asset Sale, no Default shall have occurred and be continuing (or would result therefrom).
          (b) Notwithstanding Section 4.06(a), the Company and the Restricted Subsidiaries will not be required to apply any Net Cash Proceeds in accordance with this Section 4.06 except to the extent that the aggregate Net Cash Proceeds from all Asset Sales which are not applied in accordance with this covenant exceeds $10,000,000. Pending application of Net Cash Proceeds pursuant to this Section 4.06, such Net Cash Proceeds shall be invested in cash or Cash Equivalents or applied to temporarily reduce revolving credit Indebtedness.
For the purposes of this Section 4.06, the following are deemed to be cash or Cash Equivalents:
(1) the assumption or discharge of Applicable Senior Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Sale;
(2) any securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of receipt thereof, to the extent of the cash received in that conversion; and
(3) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed an amount equal to $10,000,000 at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
The requirement of Section 4.06(a)(iii)(A) will be deemed to be satisfied if an agreement committing to make the acquisitions or expenditures referred to therein is entered into by the Company or a Restricted Subsidiary within the time period specified in such clause and such Net Cash Proceeds is subsequently applied in accordance with such agreement within six months following the date of such agreement.
          (c) In the event of an Asset Sale that requires the purchase of Notes (and other Applicable Senior Indebtedness) pursuant to clause (a)(iii)(B) of this Section 4.06, the Issuer will purchase Notes tendered pursuant to an offer by the Issuer for the Notes (and such other Applicable Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Applicable Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest (or, in respect of such other Applicable Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Applicable Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture. If the aggregate purchase price of the Indebtedness tendered exceeds the Net Cash Proceeds allotted to its purchase, the Issuer will select the Indebtedness to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof. The Issuer shall not be required to make such an offer to purchase Notes (and other Applicable Senior Indebtedness) pursuant to this covenant if the Net Cash Proceeds available therefor is less than $15,000,000 (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Cash Proceeds from any subsequent Asset Sale). Upon completion of such an offer to purchase, any remaining Net Cash Proceeds may be applied by the Company for any purpose otherwise permitted by this Indenture, and the amount of Net Cash Proceeds shall be reduced by the aggregate amount of the offer made pursuant to this Section 4.06(c).
          The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.06. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.06, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.06 by virtue of its compliance with such securities laws or regulations.
          SECTION 4.07. Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:
     (i) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate; or
     (ii) if such Affiliate Transaction involves an amount in excess of $1,000,000, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee members of the Board of Directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of such Board of Directors; and
     (iii) if such Affiliate Transaction involves an amount in excess of $2,500,000, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the

Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate; provided, however, that such an opinion shall not be required for (x) a management contract entered into between the Company or a Restricted Subsidiary and an Unrestricted Subsidiary pursuant to which the Company or such Restricted Subsidiary provides services to such Unrestricted Subsidiary for a fee or other consideration so long as the owners of any other equity interests in such Unrestricted Subsidiary are not Affiliates (other than a Restricted Subsidiary) of the Company or any Restricted Subsidiary (any such Unrestricted Subsidiary being herein referred to as a “Special Unrestricted Subsidiary”) or (y) transactions with Guggenheim providing for any financial advisory, financing, underwriting or placement services or in respect of other lending or investment banking activities.
          (b) Section 4.07(a) shall not apply to the following:
     (A) any employment, consulting, service, indemnification, termination or severance agreement or compensation plan or arrangement entered into by the Company or any Restricted Subsidiary, and the transactions customarily provided for by any such agreement, plan or arrangement;
     (B) reasonable compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and transactions contemplated thereby) for directors, officers, employees and consultants of the Company and its Subsidiaries;
     (C) transactions between or among the Company and/or any Restricted Subsidiaries;
     (D) any transaction with any non-Affiliate that becomes an Affiliate as a result of such transaction;
     (E) (x) any agreement existing on the Issue Date, as in effect on the Issue Date, or as modified, amended, amended and restated, supplemented or replaced so long as the terms of such agreement as modified, amended, amended and restated, supplemented or replaced, taken as a whole, are not materially more disadvantageous to the Company and the Restricted Subsidiaries, taken as a whole, than the terms of such agreement as in effect on the Issue Date, as determined in good faith by the Board of Directors, and (y) any transaction provided for by any such agreement;

     (F) loans or advances to employees or consultants (other than to a Permitted Holder) in the ordinary course of business or approved by the Board of Directors, but in any event not to exceed $2,000,000 in the aggregate outstanding at anyone time, and cancellation or forgiveness or modification of the terms of such loans or advances;
     (G) the issuance or sale of any Equity Interests (other than Disqualified Stock) of the Company;
     (H) transactions with a Person that is an Affiliate of the Company or a Restricted Subsidiary solely because the Company directly or indirectly owns Equity Interests in, or controls, such Affiliate, other than transactions with Unrestricted Subsidiaries;
     (I) the transfer of Timeshare Loans and related rights and assets in connection with any Permitted Securitization, and any other transaction effected in the ordinary course as part of a Permitted Securitization;
     (J) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to) paragraph (a)(3) of Section 4.04; and
     (K) the acquisition of Vacation Interests and any related rights from a Special Unrestricted Subsidiary; provided, however, that the entire consideration for such acquisition consists of cash proceeds that have been received from the sale by the Company or a Restricted Subsidiary of Vacation Interests representing the Vacation Interests being so acquired.
          SECTION 4.08. Limitation on Line of Business. The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Related Businesses.
          SECTION 4.09. Change of Control. (a) Upon the occurrence of a Change of Control, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes pursuant to Section 3.07, the Issuer will make an offer to purchase all of the Notes pursuant to the offer set forth below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer shall send notice of such Change of Control Offer, with a copy to the Trustee, to each Holder of Notes by first-class mail to the address of such

Holder appearing in the security register or otherwise in accordance with the procedures of DTC, stating: (i) that a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control” and the circumstances and relevant facts regarding such Change of Control; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date of such notice (the “Change of Control Payment Date”); (iii) that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer, that any Note not properly tendered will remain outstanding and continue to accrue interest, and that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; and (iv) the instructions, as determined by the Issuer, consistent with this Section 4.09, that a Holder must follow in connection with the Change of Control Offer.
          (b) The Issuer shall comply, to the extent applicable, with the requirements of Rule 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.09. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.09, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described under this Section 4.09 by virtue of its compliance with such securities laws or regulations.
          (c) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver, or cause to be delivered, to the Trustee for cancelation the Notes so accepted together with an Officers’ Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.
          (d) The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon completion of the transaction constituting such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
          SECTION 4.10. Offer to Purchase with Excess Cash Flow. (a) The Issuer shall be required within 105 days after the end of each twelve-month period ended December 31 beginning with the twelve-month period ended December 31, 2011, to the extent of 50% of the Excess Cash Flow for the twelve-month period then ended (the “Excess Cash Flow Offer Amount”), to make an offer (an “Excess Cash Flow Offer”) to each Holder of Notes to purchase such Holder’s Notes on a pro rata basis, in whole or in part, at a price in cash (the “Excess Cash Flow Payment”) equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase; provided, however, that in the case of the twelve-month period ended December 31, ·2011 only, for purposes of determining the Excess Cash Flow Offer Amount for such twelve-month period, 50% of the Excess Cash Flow for the three-month period ended December 31, 2010 shall be added to the amount that would otherwise be the Excess Cash Flow Offer Amount for the twelve-month period ended December 31, 2011; provided, further, that the Issuer shall not be required to make an Excess Cash Flow Offer in accordance with this Section 4.10 unless the Excess Cash Flow Offer Amount exceeds $5.0 million (with any lesser amount being carried forward and added to the Excess Cash Flow Amount for purposes of determining whether the $5.0 million threshold has been met for any future Excess Cash Flow Offer). Upon completion of each Excess Cash Flow Offer, the Excess Cash Flow Offer Amount shall be reset at zero.
          (b) The Issuer shall send notice of each Excess Cash Flow Offer, with a copy to the Trustee, to each Holder of Notes by first-class mail to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, stating: (i) that an Excess Cash Flow Offer is being made pursuant to the covenant entitled “Offer to Purchase with Excess Cash Flow”; (ii) the purchase price and the purchase date, which shall be (x) no earlier than 30 days nor later than 60 days from the date of such notice and (y) no later than 105 after the end of the applicable twelve-month period ended December 31 (the “Excess Cash Flow Payment Date”); and (iii) the instructions, as determined by the Issuer, consistent with this Section 4.10; that a Holder must follow in connection with the Excess Cash Flow Offer.
          (c) If the aggregate Excess Cash Flow Payment in respect of all Notes or portions thereof so tendered exceeds the Excess Cash Flow Offer Amount allotted to its purchase, the Issuer shall select the Notes to be purchased on a pro rata basis but in round denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof. On the Excess Cash Flow Payment Date, the Issuer shall, to the extent permitted by law, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Excess Cash Flow Offer (subject to selection and proration as contemplated by the preceding sentence), (ii) deposit with the Paying Agent an amount equal to the aggregate Excess Cash Flow Payment in respect of all Notes or portions thereof so tendered (but which amount shall not exceed the Excess Cash Flow Offer Amount) and (iii) deliver, or cause to be delivered, to the Trustee for cancelation the Notes so accepted together with an Officers’ Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer. Upon completion of an Excess Cash Flow Offer, any remaining Excess Cash Flow Offer Amount may be applied by the Company for any purpose otherwise permitted by this Indenture.
          (d) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.10. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.10, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue of its compliance with such securities laws or regulations.
          SECTION 4.11. Offer to Purchase with Proceeds of Certain Equity Offerings. (a) The Issuer shall be required within 30 days of the closing of any public offering of equity securities of the Issuer, any Guarantor or any direct or indirect parent entity of the Issuer, to the extent of 25% of the Net Cash Proceeds of such public offering received by the Issuer, such Guarantor or any such parent entity or by Stephen J. Cloobeck or David F. Palmer, their estates, descendants and legal representatives and any Person that they control (the “Public Offering Offer Amount”), to make an offer (a “Public Offering Offer”) to each Holder of Notes to purchase such Holder’s Notes on a pro rata basis, in whole or in part, at a price in cash (the “Public Offering Offer Payment”) equal to the price set forth below for any such public offering consummated during the applicable period set forth below, plus accrued and unpaid interest to the date of purchase:

Date of Consummation of Public Offering	Percentage
Prior to August 15, 2014	112.000%

From August 15, 2014 to August 14, 2015	106.000%

From August 15, 2015 to August 14, 2016	103.000%

August 15, 2016 and thereafter	100.000%
          (b) The Issuer shall send notice of each Public Offering Offer, with a copy to the Trustee, to each Holder of Notes by first-class mail to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, stating: (i) that a Public Offering Offer is being made pursuant to the covenant entitled “Offer to Purchase with Proceeds of Certain Equity Offerings”; (ii) the purchase price and the purchase date, which shall be no later than 30 after the closing of the related public offering (the “Public Offering Offer Payment Date”); and (iii) the instructions, as determined by the Issuer, consistent with this Section 4.11, that a Holder must follow in connection with the Public Offering Offer. Such notice may be given prior to the completion of the related public offering, and such notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including completion of the related public offering.
          (c) If the aggregate Public Offering Offer Payment in respect of all Notes or portions thereof so tendered exceeds the Public Offering Offer Amount allotted to its purchase, the Issuer shall select the Notes to be purchased on a pro rata basis but in round denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof. On the Public Offering Offer Payment Date, the Issuer shall, to the extent permitted by law, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Public Offering Offer (subject to selection and proration as contemplated by the preceding sentence), (ii) deposit with the Paying Agent an amount equal to the aggregate Public Offering Offer Payment in respect of all Notes or portions thereof so tendered (but which amount shall not exceed the Public Offering Offer Amount) and (iii) deliver, or cause to be delivered, to the Trustee for cancelation the Notes so accepted together with an Officers’ Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.
          (d) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.11. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.11, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.11 by virtue of its compliance with such securities laws or regulations.
          SECTION 4.12. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their assets, now owned or hereafter acquired, other than:
     (i) in the case of any asset that does not constitute Collateral, Permitted Liens; provided, however, that any Lien on such asset shall be permitted notwithstanding that it is not a Permitted Lien if all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; and
     (ii) in the case of any asset that constitutes Collateral, Permitted Collateral Liens.
          In the case of the proviso in clause (i) of this Section 4.12, if the obligations so secured are expressly subordinated by their terms to the Notes, the Lien securing such obligations shall also be so subordinated by its terms at least to the same extent.
          SECTION 4.13. Additional Guarantors. If any of the Company’s Restricted Subsidiaries (other than the Issuer) that is not a Guarantor issues a Guarantee of, or grants a security interest in any of its assets to secure, any Indebtedness of the Company or any other Restricted Subsidiary, then the Company shall cause such Restricted Subsidiary to:
     (i) execute and deliver a supplemental indenture providing for such Restricted Subsidiary’s Notes Guarantee on the terms set forth in Article X and execute and deliver such documentation mutatis mutandis with respect to collateral as shall be necessary to provide for Liens on such

Restricted Subsidiary’s assets constituting Collateral to secure such Notes Guarantee on the terms set forth in the Security Documents and Article X; and
     (ii) deliver to the Trustee an opinion of counsel that such Notes Guarantee has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary, in each case subject to customary qualifications.
          Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture until released from its Notes Guarantee in accordance with this Indenture.
          The foregoing shall not require a Special Purpose Subsidiary that only has Nonrecourse Indebtedness outstanding to guarantee the Notes.
          SECTION 4.14. Impairment of Security Interest. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, take, or knowingly omit to take, any action, which action or omission would have the effect of causing a Lien to be created on any property or assets of the type that would constitute Collateral for the benefit of any Person (other than the Collateral Agent) unless a Lien exists or is created in favor of the Collateral Agent for the benefit of the Holders of the Notes with respect to such property or assets. Such Lien in favor of the Collateral Agent shall at all times be in accordance with any applicable provisions of this Indenture and the Security Documents.
          (b) Notwithstanding Section 4.14(a),
     (i) the Capital Stock and other securities of any Subsidiary of the Company that are owned by the Company or any Guarantor and that otherwise constitute Collateral shall constitute Collateral for the benefit of the Notes Secured Creditors only to the extent that such Capital Stock and other securities can secure the Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) (“Rule 3-16”) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency);
     (ii) in the event that Rule 3-16 requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Capital Stock and other securities secure the Notes, the performance of the Notes Obligations or any Notes Guarantee, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral for the benefit of the Notes Secured Creditors, but only to the extent necessary to not be subject to such requirement (and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to release the first-priority security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral); and
     (iii) in the event that Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral for the benefit of the Notes Secured Creditors but only to the extent necessary to not be subject to any such financial statement requirement (and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities).
          (c) The Company shall not, and shall not permit any Restricted Subsidiary to, take, or knowingly omit to take, any action that would have the result of materially impairing the security interest with respect to the Collateral (it being understood that Permitted Securitizations, Restricted Payments permitted under Section 4.04, Asset Sales permitted under Section 4.06, other dispositions of assets in the ordinary course of business and the incurrence of Permitted Collateral Liens will be deemed not to materially impair the security with respect to the Collateral) for the benefit of the Collateral Agent and the Holders of the Notes, and the Company shall not, and shall not permit any Restricted Subsidiary to, grant to any person other than the Collateral Agent, any interest whatsoever in any of the Collateral, except that the Company and any Restricted Subsidiary may incur Permitted Collateral Liens, and the Collateral and the Liens thereon may be discharged and released in accordance with this Indenture, the Security Documents and any applicable Intercreditor Agreements.
          SECTION 4.15. Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

     (i) the Company or such Restricted Subsidiary would be entitled to (A) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 4.03 and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to Section 4.12;
     (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and
     (iii) the Company applies the proceeds of such transaction in compliance with Section 4.06.
          SECTION 4.16. Further Instruments and Acts. Upon request of the Trustee, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
ARTICLE V
Successors
          SECTION 5.01. Mergers or Asset Transfers. (a) Neither the Company, Intermediate Holdco nor the Issuer shall consolidate or merge with or into (whether or not the Company, Intermediate Holdco or the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:
     (i) the Company, Intermediate Holdco or the Issuer, as the case may be, is the surviving entity (which in the case of the Issuer must be a corporation) or the Person formed by or surviving any such consolidation or merger (if other than the Company, Intermediate Holdco or the Issuer, as the case may be) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is organized or existing under the laws of the United States, any state thereof or the District of Columbia;
     (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company, Intermediate Holdco or the Issuer, as the case may be) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company, Intermediate Holdco or the Issuer, as the case may be, under this Indenture and with respect to the Notes or its Notes Guarantee, as the case may be, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

     (iii) except in the case of a merger or consolidation of the Company, Intermediate Holdco or the Issuer with or into a Wholly Owned Restricted Subsidiary of the Company, immediately before and after such transaction no Default has occurred and is continuing; and
     (iv) except in the case of a merger or consolidation of the Company, Intermediate Holdco or the Issuer with or into a Wholly Owned Restricted Subsidiary of the Company, the Person formed by or surviving any such consolidation or merger (if other than the Company, Intermediate Holdco or the Issuer, as the case may be), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made shall, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the end of the applicable fiscal quarter, either (A) be permitted to incur at least $1.00 of additional Ratio Indebtedness pursuant to Section 4.03(a) or (B) have a Fixed Charge Coverage Ratio no less than that of the Company at such time without giving such pro forma effect thereto.
Upon the consummation of any transaction effected in accordance with this Section 5.01(a), if the Company, Intermediate Holdco or the Issuer, as the case may be, is not the continuing Person, the resulting, surviving or transferee Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, Intermediate Holdco or the Issuer, as applicable, under this Indenture and with respect to the Notes or its Notes Guarantee, as the case may be, with the same effect as if such successor Person had been named as the Company, Intermediate Holdco or the Issuer, as applicable, in this Indenture. Upon such substitution the Company, Intermediate Holdco or the Issuer, as applicable, except in the case of a lease, shall be released from its obligations under this Indenture, and with respect to the Notes or its Notes Guarantee, as the case may be, and the Security Documents.
          (b) Each Subsidiary Guarantor (other than any Guarantor whose Notes Guarantee is to be released in accordance with Section 10.06) shall not, and the Company shall not cause or permit any such Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company, the Issuer or another Subsidiary Guarantor unless:
     (i) the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is organized and existing under the laws of the United States, any State thereof or the District of Columbia;
     (ii) the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of the obligations of the applicable Guarantor under its Notes Guarantee;

     (iii) immediately before and after giving effect to such transaction, no Default has occurred and is continuing; and
     (iv) except in the case of a merger or consolidation of a Guarantor with or into a Wholly Owned Restricted Subsidiary of the Company, immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy Section 5.01(a)(iv).
          (c) The following additional conditions shall apply to each transaction set forth in Sections 5.01(a) and 5.01(b):
     (i) the Company, Intermediate Holdco, the Issuer, the Subsidiary Guarantor or the relevant surviving entity, as applicable, shall cause such amendments or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;
     (ii) the Collateral owned by or transferred to the Company, Intermediate Holdco, the Issuer, the Subsidiary Guarantor or the relevant surviving entity, as applicable, shall
     (1) continue to constitute Collateral under the Security Documents and this Indenture;
     (2) be subject to the Lien in favor of the Collateral Agent (to the extent that such Lien is not prohibited by any related Acquired Indebtedness that is secured by such assets); and
     (3) not be subject to any Lien other than Liens permitted by the Security Documents and this Indenture;
     (iii) the assets of the Person which is merged or consolidated with or into the relevant surviving entity, to the extent that they are assets of the types which would constitute Collateral under the Security Documents and which would be required to be pledged thereunder, shall be treated as after-acquired property and such surviving entity shall take such action as may be reasonably necessary to cause such assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Security Documents and this Indenture; and
     (iv) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and, with respect to the Officers’ Certificate only, that all conditions precedent in this Indenture relating to such transaction have been satisfied and, with respect to the Opinion of Counsel only, that such supplemental indenture and Security Documents are legal, valid, binding and enforceable, subject to customary qualifications;
provided, however, that clauses (iii) and (iv) of each of Sections 5.01(a) and 5.01(b) shall not be applicable to the Company or a Restricted Subsidiary merging with an Affiliate of the Company solely for the purpose of reincorporating the Company or such Restricted Subsidiary in another permitted jurisdiction.
ARTICLE VI
Defaults and Remedies
          SECTION 6.01. Events of Default. (a) Each of the following constitutes an “Event of Default”:
     (i) default in the payment when due of interest on the Notes, which default continues for 30 consecutive days;
     (ii) default in payment of the principal of or premium, if any, on the Notes when due, at Stated Maturity, upon optional redemption, upon required repurchase or otherwise;
     (iii) default by the Company, the Issuer or Intermediate Holdco in the performance of its obligations under Section 5.01(a);
     (iv) the Company or the Issuer defaults in the performance of or breaches any other covenant or agreement of the Company or the Issuer in this Indenture, the Security Documents or any other collateral agreement or under the Notes (other than a default specified in clause (i), (ii) or (iii) above), and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee to the Company or by the holders of 25.0% or more in aggregate principal amount of the Notes to the Company (with a copy to the Trustee);
     (v) (A) failure by the Company or any Restricted Subsidiary (other than a Special Purpose Subsidiary with respect to Nonrecourse Indebtedness) to make a principal payment on any Indebtedness at or prior to the expiration of the applicable grace period after the final (but not any interim) fixed maturity of such Indebtedness, where the amount of such unpaid principal exceeds $10,000,000, or (B) acceleration of Indebtedness of the Company or any Restricted Subsidiary (other than Nonrecourse Indebtedness of a Special Purpose Subsidiary) because of a default thereunder, where the total amount of such Indebtedness accelerated exceeds $10,000,000;
     (vi) one or more judgments, orders, decrees or arbitration awards (other than those existing on the Issue Date and disclosed in the Offering Circular) are entered against the Company or any Restricted Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $10,000,000 or more and all such judgments, orders, decrees or arbitration awards have not been paid and satisfied, vacated, discharged, stayed or fully bonded pending appeal within 90 days from the entry thereof;
     (vii) except as permitted by this Indenture, any Notes Guarantee of a Significant Subsidiary of the Company, or the Notes Guarantees of a group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary of the Company, is held in a judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Notes Guarantee;
     (viii) the Company, the Issuer, Intermediate Holdco or any Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law:
     (A) commences a voluntary case;
     (B) consents to the entry of an order for relief against it in an involuntary case;
     (C) consents to the appointment of a Custodian of it or for any substantial part of its property and assets; or
     (D) makes a general assignment for the benefit of its creditors;
or takes any comparable action under any foreign laws relating to insolvency;
     (ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (A) is for relief against the Company, the Issuer, Intermediate Holdco or any Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company in an involuntary case;

     (B) appoints a Custodian of the Company, the Issuer, Intermediate Holdco or any Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company or for any substantial part of the property and assets of the Company, the Issuer, Intermediate Holdco or any Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company; or
     (C) orders the winding up or liquidation of the Company, the Issuer or any Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company;
and the order or decree remains unstayed and in effect for 60 consecutive days or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 consecutive days; and
     (x) (1) default by the Company, the Issuer, Intermediate Holdco or any Subsidiary Guarantor in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Collateral Agent’s Lien on the Collateral in any material respect, (2) repudiation or disaffirmation by the Company, the Issuer, Intermediate Holdco or any Subsidiary Guarantor of its obligations under the Security Documents or (3) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company, the Issuer, Intermediate Holdco or any Subsidiary Guarantor for any reason except to the extent any such unenforceability or invalidity is caused by the failure of the Collateral Agent to make filings, renewals and continuations (or other equivalent filings) which the Company has indicated in the perfection certificate delivered to the Collateral Agent are required to be made or the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents.
          (b) The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
          (c) The term “Bankruptcy Law” means Title 11 of the United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
          SECTION 6.02. Acceleration. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clauses (viii) and (ix) of Section 6.01(a), all outstanding Notes shall become due and payable without further action or notice. Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.
          In the event of a declaration of acceleration because an Event of Default set forth in clause (v) of Section 6.01(a) has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to such clause (v) shall be remedied or cured or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto.
          SECTION 6.03. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture except (i) a continuing Default in the payment of interest or premium, if any, on or the principal of, the Notes or (ii) a Default in respect of a provision that under Section 9.02(b) cannot be amended or waived without consent of the Holders of at least 66 2/3% in aggregate principal amount of Notes then outstanding.
          SECTION 6.04. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
          SECTION 6.05. Compliance Certificate. (a) The Company shall deliver to the Trustee within 60 days after the end of each fiscal year of the Company an Officers’ Certificate (for which one of the certifying Officers shall be the Company’s principal executive officer, principal financial officer or principal accounting officer) stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto.

          (b) The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default under clause (iii), (iv), (v), (vi), (vii), (viii), (ix) or (x) of Section 6.01(a) and any event which with the giving of notice or the lapse of time would become an Event of Default under clause (iv) of Section 6.01(a), its status and what action the Issuer is taking or proposes to take with respect thereto.
          SECTION 6.06. Control by Majority. The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
          SECTION 6.07. Limitation on Suits. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:
     (a) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;
     (b) the Holders of at least 25.0% in principal amount of the Notes make a written request to the Trustee to pursue the remedy;
     (c) such Holder or Holders offer to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;
     (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and
     (e) the Holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.
          A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. In the event that Definitive Notes are not issued to any owner of a beneficial interest in a Global Note at a time at which such beneficial owner has a right to receive such Definitive Notes pursuant to this Indenture, the Issuer expressly agrees and acknowledges that (1) such beneficial owner shall have standing to pursue a remedy pursuant to this Indenture to compel the issuance of such Definitive Notes to such beneficial owner and to compel the registration of such Definitive Notes in the name of such beneficial owner in the register maintained by the Registrar with respect to the Notes and (2) such beneficial owner shall be entitled, pending such issuance and registration, to sue for payment (which payment shall only be made following such issuance and registration) of the monetary obligation to be represented by such Definitive Notes. The Issuer agrees that specific performance is an appropriate form for the remedy referenced in clause (1) of the immediately preceding sentence and shall not object to such form of such remedy.
          SECTION 6.08. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of or premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
          SECTION 6.09. Collection Suit by Trustee. If an Event of Default specified in clause (i) or (ii) of Section 6.01(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.
          SECTION 6.10. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Issuer, the Company or any Guarantor, their respective creditors or their respective property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due to the Trustee under Section 7.07.
          SECTION 6.11. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall payout the money or property in the following order:
     FIRST: to the Trustee for amounts due under Section 7.07 and to the Collateral Agent for amounts due under the Security Agreement;
     SECOND: to the Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
     THIRD: to the Issuer or, to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

          The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.11. At least 15 days before such record date, the Trustee shall mail to each Holder and the Issuer a notice that states the record date, the payment date and amount to be paid.
          SECTION 6.12. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.08 or a suit by Holders of more than 10.0% in aggregate principal amount of the Notes.
          SECTION 6.13. Waiver of Stay or Extension Laws. The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
ARTICLE VII
Trustee
          SECTION 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct his or her own affairs.
          (b) Except during the continuance of an Event of Default:
     (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this

Indenture (but shall have no obligation to verify any calculations or other matters stated therein).
          (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
     (i) this paragraph does not limit the effect of paragraph (b) of this Section;
     (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.06.
          (d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.
          (e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.
          (f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
          (g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity satisfactory to it in its reasonable discretion against such risk or liability is not reasonably assured to it.
          (h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.
          SECTION 7.02. Rights of Trustee. (a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.
          (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

          (c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
          (d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.
          (e) The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
          (f) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
          (g) The Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) during any period it is serving as Registrar and Paying Agent for the Notes, any Event of Default occurring pursuant to Sections 6.01(a)(i) and 6.01(a)(ii), or (ii) any Default or Event of Default of which a Trust Officer shall have (x) received written notification at the office of the Trustee specified in Section 12.02 and such notice references the Notes and this Indenture or (y) obtained “actual knowledge.” “Actual knowledge” shall mean the actual fact or statement of knowing by a Trust Officer without independent investigation with respect thereto.
          (h) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
          (i) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.
          (j) The Trustee shall have no duty to monitor or investigate the Issuer’s compliance with or the breach of any representation, warranty or covenant made in this Indenture.
          (k) Delivery of reports, information and documents to the Trustee under Section 4.02 of this Indenture is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officer’s Certificates, including those contemplated by Section 6.05). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provision of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein.
          SECTION 7.03. Individual Rights of Trustee. (a) The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Issuer or its Affiliates with the same rights it would have if it were not Trustee. The Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.
          (b) Notwithstanding Section 7.03(a), if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict within 90 days; if this Indenture has been qualified under the TIA, apply to the SEC for permission to continue as trustee under this Indenture; or resign.
          SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.
          SECTION 7.05. Notice of Defaults. If a Default occurs, is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is not opposed to the interests of the Holders.
          SECTION 7.06. Reports by Trustee to Holders. As promptly as practicable after each February 1 beginning with the February 1 following the date of this Indenture, and in any event prior to April 1 in each year, the Trustee shall mail to each Holder a brief report dated as of February 1 that complies with TIA § 313(a). The Trustee also shall comply with TIA § 313(b).
          A copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Issuer agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.
          SECTION 7.07. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time reasonable compensation for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer shall indemnify the Trustee and its officers, directors, agents and employees or any predecessor Trustee against any and all loss, damages, claims, liability or expense (including reasonable attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or in connection with the exercise or performance of any of its powers or duties hereunder or in connection with enforcing the provisions of this Section. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence .as determined by the final non-appealable judgment of a court of competent jurisdiction.
          To secure the Issuer’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and premium, if any, or interest on particular Notes.
          The Issuer’s payment obligations pursuant to this Section shall survive the discharge of this Indenture and the resignation and removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(a)(viii) or (ix) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.
          SECTION 7.08. Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuer shall remove the Trustee if:
          (a) the Trustee fails to comply with Section 7.10;
          (b) the Trustee is adjudged bankrupt or insolvent;
          (c) a receiver or other public officer takes charge of the Trustee or its property; or
          (d) the Trustee otherwise becomes incapable of acting.
          If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

          A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.
          If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10.0% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
          If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
          Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.
          SECTION 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.
          In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.
          SECTION 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA § 310(a). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.
          SECTION 7.11. Preferential Collection of Claims Against Issuer. The Trustee shall comply with TIA § 311 (a), excluding any creditor relationship listed in TIA

§ 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.
ARTICLE VIII
Discharge of Indenture; Defeasance
          SECTION 8.01. Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration or transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes and Notes Guarantees when:
               (i) either:
     (1) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or
     (2) all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) shall become due and payable at their stated maturity within one year or (c) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient or Government Securities, the principal of and interest on which shall be sufficient, or a combination thereof sufficient, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
               (ii) the Issuer has paid all other sums payable under this Indenture by the Issuer; and
               (iii) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

          SECTION 8.02. Legal Defeasance and Covenant Defeasance. (a) Subject to Sections 8.02(b) and 8.03, the Issuer at any time may terminate (1) all its obligations under the Notes and this Indenture (“Legal Defeasance”) or (2) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 6.05 and the operation of Sections 6.01(a)(iv), 6.01(a)(v), 6.01(a)(vi), 6.01(a)(vii), 6.01(a)(viii), 6.01(a)(ix) and 6.01(a)(x) (but, in the case of Sections 6.01(a)(viii) and 6.01(a)(ix), with respect only to Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary) and the limitations contained in Section 5.01(a)(iv) (“Covenant Defeasance”). The Issuer may exercise a Legal Defeasance notwithstanding its prior exercise of Covenant Defeasance.
          If the Issuer exercises a Legal Defeasance, payment of the Securities may not be accelerated because of an Event of Default. If the Issuer exercises a Covenant Defeasance, payment of the Securities may not be accelerated because of an Event of Default specified in 6.01(a)(iv), 6.01(a)(v), 6.01(a)(vi), 6.01(a)(vii), 6.01(a)(viii), 6.01(a)(ix) or 6.01(a)(x) (but, in the case of Sections 6.01(a)(viii) and 6.01(a)(ix), with respect only to Significant Subsidiaries or any group of Subsidiaries or the Company that, taken together, would constitute a Significant Subsidiary) or because of the failure of the Issuer to comply with Section 5.01(a)(iv). If the Issuer exercises a Legal Defeasance or a Covenant Defeasance, each Guarantor, if any, shall be simultaneously released from all its obligations with respect to its Notes Guarantee and the Security Documents.
          Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.
          (b) Notwithstanding Sections 8.01 and 8.02(a), the Issuer’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.01, 7.02, 7.03, 7.07 and 7.08 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07, 8.06 and 8.07 shall survive.
          SECTION 8.03. Conditions to Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance:
     (i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the outstanding Notes on the stated maturity date or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;
     (ii) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the Issue Date, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (iii) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (iv) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit);
     (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;
     (vi) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer or the Guarantors with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or any Guarantor or others; and
     (vii) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.
          Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article III.

          SECTION 8.04. Application of Trust Money. The Trustee shall hold in trust money or Government Securities deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from Government Securities through the Paying Agent and in accordance with this Indenture to the payment of principal of and premium, if any, and interest on the Notes.
          SECTION 8.05. Repayment to Company. The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any excess money or securities held by them at any time.
          Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors.
          SECTION 8.06. Indemnity for Government Securities. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed on the Trustee in its capacity as such against deposited Government Securities or the principal and interest received on such Government Securities.
          SECTION 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s, the Company’s and each Guarantor’s obligations under this Indenture, each Guarantee and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with this Article VIII; provided, however, that, if the Issuer has made any payment of premium, if any, or interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE IX
Amendments
          SECTION 9.01. Without Consent of Holders. Notwithstanding Section 9.02, without the consent of any Holder of Notes, the Issuer, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, any Security Document or any Intercreditor Agreement:
     (i) to cure any ambiguity, omission, defect or inconsistency;

     (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);
     (iii) to provide for the assumption by a successor corporation of the obligations of the Issuer or a Guarantor to Holders under this Indenture in the case of a merger or consolidation;
     (iv) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;
     (v) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;
     (vi) to evidence and provide for the acceptance of appointment under this Indenture of a successor trustee;
     (vii) to add one or more Guarantors under this Indenture;
     (viii) to add any additional assets to the Collateral;
     (ix) to release Collateral from the Lien of the Security Documents when permitted or required by this Indenture and the Security Documents;
     (x) to conform the text of this Indenture, the Notes or any Guarantee to any provision of the section of the Offering Circular entitled “Description of the Notes” to the extent that such provision in the section of the Offering Circular entitled “Description of the Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes or such Guarantee;
     (xi) as necessary to conform this Indenture to any exemptive orders under the TIA received by the Issuer or any Guarantor; or
     (xii) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (1) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (2) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.
          SECTION 9.02. With Consent of Holders. (a) Except as otherwise provided in this Article IX or Section 6.03, this Indenture, the Security Documents, any Intercreditor Agreement and the Notes may be amended or supplemented (or a waiver may be granted with respect to any default or noncompliance with any provision thereof) with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of each Holder affected thereby, an amendment or waiver may not, among other things:
     (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
     (ii) reduce the principal of or change the fixed maturity of any Note;
     (iii) reduce the rate of or change the time for payment of interest on any Note;
     (iv) waive a Default in the payment of, principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);
     (v) (1) release any Guarantor from any of its obligations under its Notes Guarantee other than in accordance with the terms of this Indenture or (2) adversely change any Notes Guarantee or the priority of the Liens in the Collateral or release all or substantially all of the Collateral from the Liens created by the Security Documents, except in each case as specially provided for in this Indenture and the Security Documents;
     (vi) make any Note payable in money other than that stated in the Notes;
     (vii) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes or to institute suit for the enforcement of any such payment;
     (viii) make any change to the provisions applicable to the redemption of any Note as set forth in Section 3.07;
     (ix) make any change in the ranking or priority of any Note that would adversely affect the Holders; or
     (x) make any change in the amendment and waiver provisions.
          (b) Without the consent of the Holders of at least 66% in aggregate principal amount of Notes then outstanding, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

     (i) modify any Security Document or the provisions of this Indenture dealing with the Security Documents or application of trust moneys, or otherwise release any Collateral from the Lien of the Security Documents, in any manner adverse to such Holder other than in accordance with this Indenture, the Security Documents and any Intercreditor Agreement; or
     (ii) modify any Intercreditor Agreement in any manner adverse to such Holder other than in accordance with this Indenture, the Security Documents and such Intercreditor Agreement.
          (c) The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
          SECTION 9.03. Notice of Amendments. After an amendment under this Indenture becomes effective, the Issuer shall mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of the amendment.
          SECTION 9.04. Compliance with Trust Indenture Act. Every amendment to this Indenture or the Notes shall comply with the TIA, other than, to the extent this Indenture has not been qualified under the TIA, TIA § 314(d) and TIA § 314(b) or any successor provisions thereto, as then in effect.
          SECTION 9.05. Revocation and Effect of Consents and Waivers. (a) A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.
          (b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action set forth above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

          SECTION 9.06. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.
          SECTION 9.07. Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and that such amendment constitutes legal, valid and binding obligations of the Issuer and the Guarantors.
          SECTION 9.08. Payment for Consent. Neither the Issuer nor any Affiliate of the Issuer shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.
ARTICLE X
Guarantees
          SECTION 10.01. Guarantees. Each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and premium, if any, and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.
          Each Guarantor waives presentation to, demand of, payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person (including any Guarantor) under this Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of this Indenture, the Notes or any other agreement; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (4) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 10.06, any change in the ownership of such Guarantor.
          Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations. Each Guarantor further agrees that, in the event of default in the payment of principal of or premium, if any, and interest in respect of the Notes (including any obligation to repurchase the Notes), the Trustee may, subject, in the case of enforcing against any Collateral, to any applicable Intercreditor Agreement, institute legal proceedings directly against such Guarantor without first proceeding against the Issuer.
          Except as expressly set forth in Sections 8.01, 10.02 and 10.06, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.
          Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or premium, if any, or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.
          In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or premium, if any, or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum (without duplication) of (A) the unpaid principal amount, including any premium thereon to the extent such premium has become due and payable, of such Guaranteed Obligations, (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Company to the Holders and the Trustee.
          Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations hereby may be accelerated as provided in Article VI for the purposes of such Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section.
          Each Guarantor also agrees to pay any and all costs and expenses (including counsel fees and expenses) properly incurred by the Trustee or the Holders in enforcing any rights under this Section.
          SECTION 10.02. Limitation on Liability. Each Guarantor that is a Subsidiary of the Issuer and, by its acceptance of Notes, each Holder hereby confirms that it is the intention of all such parties that the Notes Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal, state, provincial, foreign or local law to the extent applicable to any Note Guarantee and that such Guarantor’s Notes Guarantee otherwise be limited to the maximum amount that can be guaranteed under applicable laws. Accordingly, notwithstanding anything to the contrary in this Indenture, the obligations of each Guarantor that is a Subsidiary of the Issuer under its Notes Guarantee shall be limited to the maximum amount that can be guaranteed under applicable laws, including Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal, state, provincial, foreign or local law, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws.
          SECTION 10.03. Successors and Assigns. This Article X shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.
          SECTION 10.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.
          SECTION 10.05. Modification. No modification, amendment or waiver of any provision of this Article X, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.
          SECTION 10.06. Release of a Subsidiary Guarantor. A Subsidiary Guarantor’s Notes Guarantee shall terminate and be of no further force and effect and such Subsidiary Guarantor shall be deemed to be released from all obligations under this Article X:
     (a) upon (i) the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor (including the sale or disposition of Equity Interests of a Subsidiary Guarantor) following which such Subsidiary Guarantor is no longer a Subsidiary of the Issuer or the Company or (ii) the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor, in each case other than to the Company, the Issuer or an Affiliate of the Company or the Issuer and as otherwise permitted by this Indenture, and the Issuer provides an Officers’ Certificate to the Trustee to the effect that the Issuer will comply with its obligations under this Indenture respect of such disposition;
     (b) upon the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary if permitted in accordance with the terms of this Indenture,
     (c) upon exercise by the Issuer of its option to elect Covenant Defeasance or Legal Defeasance pursuant to Article VIII, or
     (d) upon the discharge of the Issuer’s obligations under this Indenture.
At the request of the Issuer, the Trustee shall execute and deliver an appropriate instrument (the form of such instrument to be provided by the Issuer) evidencing such release.

          SECTION 10.07. Release of the Company’s and the Intermediate Holdco’s Notes Guarantee. The Company’s and the Intermediate Holdco’s Notes Guarantees shall terminate and be of no further force and effect and the Company and the Intermediate Holdco shall be deemed to be released from all obligations under this Article X:
     (a) upon exercise by the Issuer of its option to elect Covenant Defeasance or Legal Defeasance pursuant to Article VIII, or
     (b) upon the discharge of the Issuer’s obligations under this Indenture.
At the request of the Issuer, the Trustee shall execute and deliver an appropriate instrument evidencing such release.
          SECTION 10.08. Contribution. Each Guarantor that is a Subsidiary of the Issuer that makes a payment under its Notes Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor that is a Subsidiary of the Issuer in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
          SECTION 10.09. Non-Impairment. The failure to endorse a Notes Guarantee on any Note shall not affect or impair the validity of such Notes Guarantee.
ARTICLE XI
Security Documents
          SECTION 11.01. Collateral and Security Documents. (a) To secure the due and punctual payment of the obligations of the Issuer and the Guarantors under this Indenture and the Notes and the Notes Guarantees, the Issuer, the Guarantors and the Collateral Agent have entered into the Security Documents providing for the creation of specified security interests and related matters. The Trustee, the Issuer and each of the Guarantors hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Holders and the Trustee and the other parties entitled to the benefit of the security provided under the Security Documents pursuant to the terms of the Security Documents and any Intercreditor Agreements. Notwithstanding anything to the contrary in this Indenture, no security interest or Lien is granted by the provisions of this Indenture, the Notes or the Notes Guarantees.
          (b) Each Holder, by accepting a Note, agrees to all of the terms and provisions of the Security Documents and any Intercreditor Agreements, as the same may be amended from time to time pursuant to the provisions of the Security Documents, any Intercreditor Agreements and this Indenture, and authorizes and directs the Trustee and the Collateral Agent to perform their respective obligations and exercise their respective rights under the Security Documents and any Intercreditor Agreements in accordance therewith; provided, however, that if any provisions of the Security Documents or any Intercreditor Agreements limit, qualify or conflict with the duties imposed by the provisions of the TIA (other than TIA § 314(d) and TIA § 314(b), which shall not be applicable to this Indenture unless it is qualified under the TIA), the TIA (other than TIA § 314(d) and TIA § 314(b), which shall not be applicable to this Indenture unless it is qualified under the TIA) will control.
          (c) Each Holder, by accepting a Note, irrevocably appoints the Collateral Agent to act as its agent under the Security Documents and irrevocably authorizes the Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents, together with any other incidental rights, powers and discretions and (ii) execute each document expressed to be executed by the Collateral Agent on its behalf.
          (d) As among the Holders, the Collateral shall be held for the equal and ratable benefit of the Holders without preference, priority or distinction of any thereof over any other.
          SECTION 11.02. Release of Collateral. The Liens created by the Security Documents on the Collateral shall be automatically released, without the need for any further action by any Person, and will no longer secure the Notes or the Notes Guarantees or any other Obligations under this Indenture, and the right of the Holders and holders of such other Obligations to the benefits and proceeds of such Liens will terminate and be discharged:
     (a) in whole, upon payment in full of the principal of, accrued and unpaid interest, if any, and premium, if any, on, the Notes;
     (b) upon the release of a Subsidiary Guarantor from its obligations under Article X, as to the Collateral owned by such Subsidiary Guarantor;
     (c) in whole, upon the satisfaction and discharge of the Issuer’s obligations under this Indenture in accordance with Article VIII;
     (d) in whole, upon the occurrence of a Legal Defeasance or a Covenant Defeasance in accordance with Article VIII;
     (e) as to any property or assets constituting Collateral that are the subject of an Asset Sale permitted by Section 4.06, at the time of such disposition;
     (f) to the extent that such Collateral is composed of Points that are held as inventory, upon the sale of any such Points in the ordinary course of business; or
     (g) pursuant to any amendment or supplement to this Indenture or to the Notes effected in accordance with Article IX.

In addition, Collateral may be released from the Liens created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents and any applicable Intercreditor Agreements. At the request of the Company (which request shall be set forth in an Officers’ Certificate and an Opinion of Counsel) for a confirmation, acknowledgement or other documentation requested by the Company to evidence the release of Liens or Collateral in accordance with this Section 11.02, at the Company’s and Guarantors’ expense, the Trustee shall promptly take all necessary actions to execute and/or deliver such confirmation, acknowledgement or other documentation so requested by the Company. The release of any Collateral from the Lien of the Security Documents or the release, in whole or in part, of the Liens created by the Security Documents, shall not be deemed to impair the Lien on the Collateral in contravention of the provisions of this Indenture if and to the extent the Collateral or Liens are released in accordance with the terms of the applicable Security Documents, any applicable Intercreditor Agreements and this Article XI.
          SECTION 11.03. After Acquired Property. From and after the Issue Date, if the Issuer or any Guarantor acquires any property which is of a type constituting Collateral under the Security Agreement or any other Security Document, it shall as soon as practicable after the acquisition thereof execute and deliver such security instruments, financing statements and such certificates and opinions of counsel as are required under this Indenture and the Security Agreement to vest in the Collateral Agent a perfected security interest (subject only to Permitted Collateral Liens) in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect. If granting a security interest in such property requires the consent of a third party, the Issuer or the applicable Guarantor will use commercially reasonable efforts to obtain such consent with respect to the first-priority security interest for the benefit of the Collateral Agent on behalf of the Holders of the Notes. If such third party does not consent to the granting of the first-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.
          SECTION 11.04. Certificates and Opinions. On or before February 1 of each year, the Company shall deliver to the Trustee an Officers’ Certificate either stating that such action has been taken with respect to the recording, filing, re-recording and re-filling of this Indenture and the Security Documents (including financing statements or other instruments) as is necessary to maintain the security interest intended to be created thereby for the benefit of the Holders, and reciting the details of such action, or stating that no such action is necessary to maintain such Lien. To the extent that this Indenture is qualified under the TIA, any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the Trustee; provided, however, that, notwithstanding anything to the contrary in this Indenture, the Security Documents or any applicable Intercreditor Agreements, the Issuer, the Company and the Guarantors shall not be required to comply with all or any portion of TIA § 314(d) if they determine, in good faith, that, under the terms of TIA § 314(d) and/or any interpretation or guidance as to the meaning thereof by the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to the released Collateral.
          SECTION 11.05. Use of Trust Monies. To the extent received by the Trustee pursuant to the provisions of any Intercreditor Agreement, this Indenture, the Security Documents or otherwise, all Trust Monies shall be held by the Trustee as a part of the Collateral securing the Notes and, so long as no Event of Default has occurred and is continuing, shall either (i) be released as contemplated by Section 4.06 if such Trust Monies represent Net Cash Proceeds or (ii) to the extent not required to be applied pursuant to such covenant, at the direction of the Company be applied by the Trustee from time to time to the payment of the principal of, premium, if any, and interest on any Notes at maturity or upon redemption or retirement, or to the purchase of Notes upon tender or in the open market or otherwise, in each case in compliance with this Indenture. The Company or any Restricted Subsidiary may also withdraw Trust Monies constituting net insurance proceeds to repair or replace the relevant Collateral in accordance with the provisions of this Indenture. The Trustee shall be entitled to apply any Trust Monies to cure any Event of Default. Trust Monies deposited with the Trustee shall be invested in Cash Equivalents pursuant to the direction of the Company and, so long as no Default has occurred and is continuing, the Company shall be entitled to any interest or dividends accrued, earned or paid on such Cash Equivalents.
          SECTION 11.06. Further Assurances. The Issuer and the Guarantors shall, at their sole expense, do all acts which may be reasonably necessary to confirm that the Collateral Agent holds, for the benefit of the Holders of the Notes and the Trustee, duly created, enforceable and perfected first-priority Liens in the Collateral, subject only to Permitted Collateral Liens. As necessary, or upon request of the Collateral Agent, the Issuer and the Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions which may be necessary to assure, perfect, transfer and confirm the rights conveyed by the Security Documents, to the extent permitted by applicable law.
ARTICLE XII
Miscellaneous
          SECTION 12.01. Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, other than TIA § 314(d) or TIA § 314(b), the required provision shall control.
          SECTION 12.02. Notices. Any notice or communication by the Issuer or any Guarantor, on the one hand, or the Trustee, on the other hand, to the other shall be in writing and delivered in person, mailed by first-class mail (registered or certified, return receipt requested), transmitted via facsimile or sent by overnight air courier guaranteeing next-day delivery, addressed as follows:
if to the Issuer or any Guarantor:
Diamond Resorts Corporation
10600 West Charleston Boulevard
Las Vegas, Nevada 89135
Facsimile: 702-765-8798
Attention: Treasurer
if to the Trustee:
Wells Fargo Bank, National Association
Corporate Trust Services
707 Wilshire Boulevard, 17th Floor
Los Angeles, CA 90017
Attention: Maddy Hall
Facsimile: (213) 614-3355
          The Issuer, the Company, any Guarantor or the Trustee by notice to the others may designate additional or different addresses and/or facsimile numbers for subsequent notices or communications.
          Any notice or communication to a Holder shall be mailed by first-class mail (registered or certified, return receipt requested) or sent by overnight air courier guaranteeing next-day delivery (or, in the case of Notes held in book entry form, by electronic transmission) to such Holder at such Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed or sent within the time prescribed. All notices or communications shall be deemed to have been duly given at the time delivered in person, if so delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed; upon acknowledgment of receipt, if transmitted via facsimile; and the next Business Day after timely delivery to the courier if sent by overnight air courier guaranteeing next-day delivery.
          Failure to mail or send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is delivered, mailed, transmitted or sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
          Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance on such waiver.

          In case it shall be impracticable to give notice in the manner provided above, including by reason of a suspension of regular mail service, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.
          SECTION 12.03. Communication by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, any Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).
          SECTION 12.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee:
          (a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
          (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel (who may rely upon an Officers’ Certificate as to matters of fact), all such conditions precedent have been complied with.
          SECTION 12.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 6.05) shall include:
          (a) a statement that the individual making such certificate or opinion has read such covenant or condition;
          (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
          (c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
          (d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.
          SECTION 12.06. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, the Issuer or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the

Company or the Issuer shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
          SECTION 12.07. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.
          SECTION 12.08. Legal Holidays. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period on any amount that would otherwise have been payable on such payment date if it were not a Legal Holiday. If a regular record date is a Legal Holiday, the record date shall not be affected.
          SECTION 12.09. Governing Law. This Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
          SECTION 12.10. No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Company or the Issuer, and no director, trustee, officer, employee, incorporator or shareholder (other than the Company or a Restricted Subsidiary) of any Subsidiary of the Company, as such, shall have any liability for any obligations of the Company, the Issuer or any Guarantor under the Notes, this Indenture, any Notes Guarantee, any Registration Rights Agreement (as defined in the Appendix), the Security Documents or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. This waiver and release shall be part of the consideration for the issue of the Notes.
          SECTION 12.11. Successors. All agreements of the Issuer and the Guarantors in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successors.
          SECTION 12.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.
          SECTION 12.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part of this Indenture and shall not modify or restrict any of the terms or provisions of this Indenture.

          SECTION 12.14. Severability. In case any provision in this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
          SECTION 12.15. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer, the Company or any of their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
          SECTION 12.16. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.
          SECTION 12.17. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

          IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

DIAMOND RESORTS CORPORATION

By:	/s/ David F. Palmer
Name: David F. Palmer
Title: Executive Vice President

DIAMOND RESORTS PARENT, LLC

By:	/s/ David F. Palmer
Name: David F. Palmer
Title: Executive Vice President

DIAMOND RESORTS HOLDINGS, LLC

By:	/s/ David F. Palmer
Name: David F. Palmer
Title: Executive Vice President
AKGI POIPU INVESTMENTS, INC.
AKGI-ST. MAARTEN N.V.
CHESTNUT FARMS, LLC
CUMBERLAND GATE, LLC
DIAMOND RESORTS BEACH GROUP, LLC
DIAMOND RESORTS CALIFORNIA COLLECTION DEVELOPMENT, LLC
DIAMOND RESORTS CENTRALIZED SERVICES COMPANY
DIAMOND RESORTS CITRUS SHARE HOLDING, LLC
DIAMOND RESORTS CORAL SANDS DEVELOPMENT, LLC
DIAMOND RESORTS CYPRESS POINTE I DEVELOPMENT, LLC
DIAMOND RESORTS CYPRESS POINTE II DEVELOPMENT, LLC
DIAMOND RESORTS CYPRESS POINTE III DEVELOPMENT, LLC
DIAMOND RESORTS DAYTONA DEVELOPMENT, LLC
DIAMOND RESORTS DEVELOPER AND SALES HOLDING COMPANY
DIAMOND RESORTS EPIC MORTGAGE HOLDINGS, LLC
DIAMOND RESORTS FALL CREEK DEVELOPMENT, LLC
DIAMOND RESORTS FINANCE HOLDING COMPANY
DIAMOND RESORTS FINANCIAL SERVICES, INC.
DIAMOND RESORTS GRAND BEACH I DEVELOPMENT, LLC

DIAMOND RESORTS GRAND BEACH II DEVELOPMENT, LLC
DIAMOND RESORTS GREENSPRINGS DEVELOPMENT, LLC
DIAMOND RESORTS HAWAII COLLECTION DEVELOPMENT, LLC
DIAMOND RESORTS HILTON HEAD DEVELOPMENT, LLC
DIAMOND RESORTS INTERNATIONAL CLUB, INC.
DIAMOND RESORTS INTERNATIONAL MARKETING, INC.
DIAMOND RESORTS LAS VEGAS DEVELOPMENT, LLC
DIAMOND RESORTS MANAGEMENT AND EXCHANGE HOLDING COMPANY
DIAMOND RESORTS MANAGEMENT, INC.
DIAMOND RESORTS MAZATLAN LAND, LLC
DIAMOND RESORTS MEXICO SHARE HOLDING, LLC
DIAMOND RESORTS MORTGAGE HOLDINGS, LLC
DIAMOND RESORTS PALM SPRINGS DEVELOPMENT, LLC
DIAMOND RESORTS POCO DIABLO DEVELOPMENT, LLC
DIAMOND RESORTS POIPU DEVELOPMENT, LLC
DIAMOND RESORTS POLO DEVELOPMENT, LLC
DIAMOND RESORTS PORT ROYAL DEVELOPMENT, LLC
DIAMOND RESORTS POWHATAN DEVELOPMENT, LLC
DIAMOND RESORTS RESIDUAL ASSETS DEVELOPMENT, LLC
DIAMOND RESORTS RESIDUAL ASSETS FINANCE, LLC
DIAMOND RESORTS RESIDUAL ASSETS M&E, LLC
DIAMOND RESORTS RIDGE ON SEDONA DEVELOPMENT, LLC
DIAMOND RESORTS RIDGE POINTE DEVELOPMENT, LLC
DIAMOND RESORTS SAN LUIS BAY DEVELOPMENT, LLC
DIAMOND RESORTS SCOTTSDALE DEVELOPMENT, LLC
DIAMOND RESORTS SEDONA SPRINGS DEVELOPMENT, LLC
DIAMOND RESORTS SEDONA SUMMIT DEVELOPMENT, LLC
DIAMOND RESORTS ST. CROIX DEVELOPMENT, LLC
DIAMOND RESORTS STEAMBOAT DEVELOPMENT, LLC
DIAMOND RESORTS TAHOE BEACH & SKI DEVELOPMENT, LLC
DIAMOND RESORTS U.S. COLLECTION DEVELOPMENT, LLC
DIAMOND RESORTS VILLA MIRAGE DEVELOPMENT, LLC
DIAMOND RESORTS VILLAS OF SEDONA DEVELOPMENT, LLC
DIAMOND RESORTS WEST MAUI DEVELOPMENT, LLC
FOSTER SHORES, LLC
GEORGE ACQUISITION SUBSIDIARY, INC.
GINGER CREEK, LLC
GRAND ESCAPES, LLC
INTERNATIONAL TIMESHARES MARKETING, LLC
LAKE TAHOE RESORT PARTNERS, LLC
MAZATLAN DEVELOPMENT INC.

MMG DEVELOPMENT CORP.
POIPU RESORT PARTNERS, L.P.
RESORT MANAGEMENT INTERNATIONAL, INC.
RESORT DEVELOPMENT INTERNATIONAL, INC.
SUNTERRA RESORT RENTAL MANAGEMENT, INC.
WALSHAM LAKE, LLC
WEST MAUI RESORT PARTNERS, L.P.

By:	/s/ David F. Palmer
Name: David F. Palmer
Title: Executive Vice President
[Signature Page to Indenture]

          IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL
ASSOCIATION, SOLELY AS TRUSTEE

By:	/s/ Maddy Hall
Name: Maddy Hall
Title: Vice President

WELLS FARGO BANK, NATIONAL
ASSOCIATION, SOLELY AS COLLATERAL AGENT

By:	/s/ Maddy Hall
Name: Maddy Hall
Title: Vice President
[Signature Page to Indenture]

[Signature Page to Indenture]

RULE 144A/REGULATION S APPENDIX
to the Indenture, dated as of August 13, 2010, among Diamond Resorts
Corporation, a Maryland corporation, Diamond Resorts Parent, LLC, a
Nevada limited liability company, Diamond Resorts Holdings, LLC, a
Nevada limited liability company, the Subsidiary Guarantors
(as defined therein) listed on the signature pages thereto and
Wells Fargo Bank, National Association, a national
banking association, as trustee (the “Indenture”)
PROVISIONS RELATING TO INITIAL NOTES,
PRIVATE EXCHANGE NOTES,
EXCHANGE NOTES AND
REPLACEMENT NOTES
     1. Definitions
          1.1 Definitions. For the purposes of this Rule 144A/Regulation S Appendix (this “Appendix”), the following terms shall have the meanings indicated below (and other capitalized terms used but not defined in this Appendix shall have the meanings given to them in the Indenture, except as the context requires otherwise):
          “Applicable Procedures” means, with respect to any transfer or transaction involving a Temporary Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depository for such a Temporary Regulation S Global Note, to the extent applicable to such transaction and as in effect from time to time.
          “Definitive Note” means a certificated Note, other than a Global Note, bearing, if required, the appropriate Restrictive Legends set forth in Section 2.3(e) of this Appendix.
          “Depository” means The Depository Trust Company, its nominees and their respective successors.
          “Distribution Compliance Period”, with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Notes.
          “Exchange Notes” means (1) the 12.00% Senior Secured Notes due 2018 issued pursuant to the Indenture in connection with the Registered Exchange Offer pursuant to the Registration Rights Agreement and (2) Additional Notes, if any, issued pursuant to a registration statement filed with the SEC under the Securities Act.
          “Initial Notes” means (1) $425,000,000 aggregate principal amount of 12.00% Senior Secured Notes due 2018 issued on the Issue Date and (2) Additional Notes, if any, issued in a transaction exempt from the registration requirements of the Securities Act.

          “Initial Purchasers” means (1) with respect to the Initial Notes issued on the Issue Date, Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Guggenheim Securities, LLC and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Purchase Agreement.
          “Notes” means all the 12.00% Senior Secured Notes due 2018 issued under the Indenture, treated as a single class.
          “Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.
          “Private Exchange” means the offer by the Issuer, pursuant to the Registration Rights Agreement, to the Initial Purchasers to issue and deliver to each Initial Purchaser, in exchange for the Initial Notes held by the Initial Purchaser as part of its initial distribution, a like aggregate principal amount of Private Exchange Notes.
          “Private Exchange Notes” means any 12.00% Senior Secured Notes due 2018 issued in connection with a Private Exchange.
          “Purchase Agreement” means (1) with respect to the Initial Notes issued on the Issue Date, the Purchase Agreement dated August 10, 2010, among the Issuer, the Guarantors and the Initial Purchasers, and (2) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Issuer and the Persons purchasing such Additional Notes.
          “QIB” means a “qualified institutional buyer” as defined in Rule 144A.
          “Registered Exchange Offer” means the offer by the Issuer, pursuant to the Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for the Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.
          “Registration Rights Agreement” means, as applicable, (1) the Registration Rights Agreement, dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers and (2) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Issuer and the Persons purchasing such Additional Notes under the related Purchase Agreement.
          “Restrictive Legends” means the Restricted Note Legend, the Regulation S Legend, the Regulation S Global Note Legend and the Temporary Regulation S Global Note Legend.
          “Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.
App.-2

          “Securities Act” means the Securities Act of 1933.
          “Shelf Registration Statement” means the registration statement issued by the Issuer in connection with the offer and sale of Initial Notes or Private Exchange Notes pursuant to a Registration Rights Agreement.
          “Transfer Restricted Notes” means each Note until (i) the date on which such Transfer Restricted Note has been exchanged by a person other than a broker-dealer for a freely transferable Exchange Note in the Registered Exchange Offer, (ii) following the exchange by a broker-dealer in the Registered Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the earliest date that is no less than two years after the Issue Date and on which such Note (other than such Note held by an affiliate of the Issuer) is no longer subject to any restrictions on transfer under the Securities Act, including those pursuant to Rule 144 thereunder.
1.2 Other Definitions

Section of this
Appendix in Which
Definition
Term	Appears:
“Agent Members”	2.1(b)

“Definitive Note Legend”	2.3(e)

“Global Note Legend”	2.3(e)

“Global Notes”	2.1(a)

“OID Legend”	2.3(e)

“Permanent Regulation S Global Notes”	2.1(a)

“Regulation S”	2.1(a)

“Regulation S Global Note Legend”	2.3(e)

“Regulation S Global Notes”	2.1(a)

“Regulations Legend”	2.3(e)

“Replacement Notes”	2.2

App.-3

Section of this
Appendix in Which
Definition
Term	Appears:
“Restricted Global Notes”	2.1(a)

“Restricted Note Legend”	2.3(e)

“Rule 144A”	2.1(a)

“Rule 144A Global Notes”	2.1(a)

“Temporary Regulation S Global Note Legend”	2.3(e)

“Temporary Regulation S Global Notes”	2.1(a)

“Unrestricted Global Notes”	2.1(a)
     2. The Notes.
          2.1(a) Form and Dating. The Initial Notes will be offered and sold by the Issuer pursuant to a Purchase Agreement. The Initial Notes will be resold initially only to (i) QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act (“Regulation S”). Initial Notes may thereafter be transferred to, among others and QIBs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein. Initial Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (“Rule 144A Global Notes”); and Initial Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more temporary global securities in fully registered form (“Temporary Regulation S Global Notes”), in each case without interest coupons and with the global securities legend and the applicable Restrictive Legends, which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Notes Custodian and registered in the name of the Depository or a nominee of the Depository, duly executed by the Issuer and authenticated by the Trustee as provided in the Indenture. Except as set forth in this Section 2.1(a), beneficial ownership interests in a Temporary Regulation S Global Note will not be exchangeable for interests in Rule 144A Global Notes, permanent Regulation S global Notes (“Permanent Regulation S Global Notes” and, together with Temporary Regulation S Global Notes, “Regulation S Global Notes”) or any other Note prior to the expiration of the Distribution Compliance Period and then, after the expiration of the Distribution Compliance Period, may be exchanged for interests in a Rule 144A Global Note or a Permanent Regulation S Global Note only upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act.
          Beneficial interests in a Temporary Regulation S Global Note may be exchanged for interests in Rule 144A Global Notes if (1) such exchange occurs in
App.-4

connection with a transfer of Notes in compliance with Rule 144A and (2) the transferor of the beneficial interest in the Temporary Regulation S Global Note first delivers to the Trustee a written certificate (substantially in the form of Exhibit III) to the effect that the beneficial interest in the Temporary Regulation S Global Note is being transferred to a Person (a) who the transferor reasonably believes to be a QIB, (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A, and (c) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.
          Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).
          Rule 144A Global Notes, Temporary Regulation S Global Notes and Permanent Regulation S Global Notes are collectively referred to herein as “Restricted Global Notes.” Any other Notes in global form, without Restrictive Legends, are collectively referred to herein as “Unrestricted Global Notes” (together with Restricted Global Notes, “Global Notes”). The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.
          (b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.
          The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for the Depository.
          Members of, or participants in, the Depository (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Issuer, the Trustee and any agent of the Issuer or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
App.-5

          (c) Definitive Notes. Except as provided in this Section 2.1 of this Appendix or Section 2.3 or 2.4 of this Appendix, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.
     2.2 Authentication. The Trustee shall authenticate and deliver (1) on the Issue Date, an aggregate principal amount of $425,000,000 12.00% Senior Secured Notes due 2018, (2) any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Issuer pursuant to this Section 2.2, (3) Exchange Notes or Private Exchange Notes for issue only in a Registered Exchange Offer or a Private Exchange, respectively, pursuant to a Registration Rights Agreement, for a like principal amount of Initial Notes and (4) any other Notes issued after the Issue Date in replacement of or exchange for any Note in like principal amount (any such Notes, “Replacement Notes”), in each case upon a written order of the Issuer signed by an Officer. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of any issuance of Additional Notes pursuant to Section 2.13 of the Indenture, shall certify that such issuance is in compliance with Section 4.03 of the Indenture.
2.3 Transfer and Exchange. (a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:
          (x) to register the transfer of such Definitive Notes; or
          (y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:
     (i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and
     (ii) if such Definitive Notes are required to bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) of this Appendix or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:
     (A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or
     (B) if such Definitive Notes are being transferred to the Issuer, a certification to that effect; or
App.-6

     (C) if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: (i) a certification to that effect (in the form set forth on the reverse of the Note) and (ii) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i) of this Appendix.
          (b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Restricted Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Rule 144A Global Note or a Permanent Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:
     (i) certification, in the form set forth on the reverse of the Note, that such Definitive Note is either (A) being transferred to a QIB in accordance with Rule 144A or (B) being transferred after expiration of the Distribution Compliance Period by a Person who initially purchased such Note in reliance on Regulation S to a buyer who elects to hold its interest in such Note in the form of a beneficial interest in the Permanent Regulation S Global Note; and
     (ii) written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (b)(i)(A) of this Section 2.3) or Permanent Regulation S Global Note (in the case of a transfer pursuant to clause (b)(i)(B) of this Section 2.3) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Notes Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, equal to the principal amount of the Definitive Note so canceled. If no Rule 144A Global Notes or Permanent Regulation S Global Notes, as applicable, are then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate
App.-7

of the Issuer, a new Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, in the appropriate principal amount.
          (c) Transfer and Exchange of Global Notes.
     (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer of the beneficial interest in the Global Note being transferred.
     (ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest “is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred. Upon such transfer, the beneficial interest in such first-referenced Global Note shall cease to be an interest in such Global Note and shall become an interest in such other Global Note.
     (iii) Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4 of this Appendix), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.
     (iv) In the event that a beneficial interest in a Restricted Global Note is exchanged for Definitive Notes under Section 2.4 of this Appendix, prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A, Regulation
App.-8

S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer.
          (d) Restrictions on Transfer of Temporary Regulation S Global Notes. During the Distribution Compliance Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred in accordance with the Applicable Procedures and only (i) to the Issuer, (ii) in an offshore transaction in accordance with Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note), or (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States.
          (e) Legend. In each case unless the Issuer determines otherwise in compliance with applicable law:
     (i) Except as permitted by the following paragraphs (ii), (iii), (iv) and (v), each Note certificate evidencing Restricted Global Notes (and all Notes issued in exchange therefor or in substitution thereof), in the case of Notes offered otherwise than in reliance on Regulation S, shall bear a legend in substantially the following form (the “Restricted Note Legend”):
THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.
THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN A TRANSACTION IN
App.-9

ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (IV) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS ACQUIRING THE RESTRICTED NOTES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SUCH NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.
     Each certificate evidencing a Note offered in reliance on Regulation S shall, in addition to the foregoing, bear a legend in substantially the following form (the “Regulation S Legend”):
THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.
     Each Global Note shall also bear the following additional legend (and/or such other legend as may be required by the Depository) (the “Global Note Legend”):
App.-10

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
     Each Regulation S Global Note shall also bear a legend substantially in the following form (the “Regulation S Global Note Legend”):
UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.
     Each Temporary Regulation S Global Note shall also bear a legend substantially in the following form (the “Temporary Regulation S Global Note Legend”):
EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY
App.-11

REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER SECURITY REPRESENTING AN INTEREST IN THE SECURITIES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(2) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED (I) TO THE ISSUER, (II) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HOLDERS OF INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOTIFY ANY PURCHASER OF THIS SECURITY OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE.
AFTER THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN A RULE 144A GLOBAL NOTE ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE SECURITIES IN COMPLIANCE WITH RULE 144A AND (2) THE TRANSFEROR OF THE REGULATION S GLOBAL NOTE FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT THE
App.-l2

REGULATION S GLOBAL NOTE IS BEING TRANSFERRED (A) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES TO BE A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A, (B) TO A PERSON WHO IS PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, AND (C) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.
BENEFICIAL INTERESTS IN A RULE 144A GLOBAL NOTE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE REGULATION S GLOBAL NOTE, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE).
     Each Definitive Note shall also bear the following additional legend (the “Definitive Note Legend”):
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR SUCH CERTIFICATES AND OTHER INFORMATION AS THE REGISTRAR MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
     Each Note that has more than a de minimis amount of original issue discount for U.S. Federal income tax purposes, as determined by the Issuer, shall bear a legend substantially in the following form on the face of such Note (with any amendments thereto necessary to reflect changes in U.S. Federal income tax laws occurring after the Issue Date) (the “OID Legend”):
App.-13

FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. YOU MAY CONTACT A REPRESENTATIVE OF THE ISSUER AT DIAMOND RESORTS CORPORATION, 10600 WEST CHARLESTON BOULEVARD, LAS VEGAS, NEVADA 89135, ATTENTION: TREASURER, AND THE ISSUER WILL PROVIDE YOU WITH THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE.
     (ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a certificated Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).
     (iii) After a transfer of any Initial Notes or Private Exchange Notes pursuant to and during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes or Private Exchange Notes, as the case may be, all requirements pertaining to legends on such Initial Note or such Private Exchange Note will cease to apply, the requirements requiring any such Initial Note or such Private Exchange Note issued to certain Holders be issued in global form will cease to apply, and a certificated Initial Note or Private Exchange Note or an Initial Note or Private Exchange Note in the form of an Unrestricted Global Note, in each case without Restrictive Legends, will be available to the transferee of the Holder of such Initial Notes or Private Exchange Notes upon exchange of such transferring Holder’s certificated Initial Note or Private Exchange Note or directions to transfer such Holder’s interest in the Global Note, as applicable.
     (iv) Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Exchange Notes in certificated form or in the form of an Unrestricted Global Note, in each case without the Restrictive Legends, will be available to Holders that exchange such Initial Notes in such Registered Exchange Offer.
App.-14

     (v) At the option of the Issuer and upon compliance with the following procedures, the beneficial interests in a Restricted Global Note shall be exchanged for beneficial interests in an Unrestricted Global Note, without the Restrictive Legends. In order to effect such exchange, the Issuer shall provide written notice to the Trustee instructing the Trustee to (i) direct the Depository to transfer the specified amount of the outstanding beneficial interests in a particular Restricted Global Note to an Unrestricted Global Note and provide the Depository with all such information as is necessary for the Depository to appropriately credit and debit the relevant Holder accounts and (ii) provide prior written notice to all Holders of such exchange through the Depository or its nominee, which notice must include the date such exchange is proposed to occur, the CUSIP number of the relevant Restricted Global Note and the CUSIP number of the Unrestricted Global Note into which such Holders’ beneficial interests will be exchanged. As a condition to any such exchange pursuant to this Section 2.3(e)(v), the Trustee shall be entitled to receive from the Issuer, and rely conclusively without any liability, upon an Officers’ Certificate and an Opinion of Counsel to the effect that such transfer of beneficial interests to the Unrestricted Global Note shall be effected in compliance with the Securities Act. The Issuer may request from Holders, and Holders shall promptly provide, such information the Issuer reasonably determines is required in order to be able to deliver such Officers’ Certificate and Opinion of Counsel. Upon such exchange of beneficial interests pursuant to this Section 2.3(e)(v), the Registrar shall endorse the “schedule of increases and decreases in global note” to the relevant Global Notes and reflect on its books and records the date of such transfer and a decrease and increase, respectively, in the principal amount of the applicable Restricted Global Note(s) and Unrestricted Global Notes, respectively, equal to the principal amount of beneficial interests transferred. Following any such transfer pursuant to this Section 2.3(e)(v) of all of the beneficial interests in a Restricted Global Note, such Restricted Global Note shall be cancelled.
     (vi) Upon the consummation of a Private Exchange with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Private Exchange Notes in global form with the applicable Restrictive Legends and other applicable legends set forth in Section 2.3(e)(i) of this Appendix will be available to Holders that exchange such Initial Notes in such Private Exchange.
          (f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Depository for cancellation or retained and canceled by the Trustee. At any time prior to such
App.-15

cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.
          (g) No Obligation of the Trustee.
     (i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.
     (ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements of the Indenture.
          2.4 Definitive Notes. (a) A Global Note deposited with the Depository or with the Trustee as Notes Custodian for the Depository pursuant to Section 2.1 of this Appendix shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 of this Appendix and (i) the Depository notifies the Issuer that it is unwilling or unable to continue as Depository for such Global Note and the Depository fails to appoint a successor depository or if at any time such Depository ceases to be a
App.-16

“clearing agency” registered under the Exchange Act, in either case, and a successor depository is not appointed by the Issuer within 120 days of such notice, or (ii) the Depository so requests and an Event of Default has occurred and is continuing or (iii) the Issuer, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under the Indenture.
          (b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located at its principal corporate trust office in the Borough of Manhattan, The City of New York, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof and registered in such names as the Depository shall direct. Any Definitive Note delivered in exchange for an interest in the Transfer Restricted Note shall, except as otherwise provided by Section 2.3(e) of this Appendix, bear the applicable Restrictive Legends and the Definitive Note Legend, unless the Issuer determines otherwise in compliance with applicable law.
          (c) Subject to the provisions of Section 2.4(b) of this Appendix, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
          (d) In the event of the occurrence of one of the events specified in Section 2.4(a) of this Appendix, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons. In the event that Definitive Notes are not issued to any owner of a beneficial interest in a Global Note at a time at which such beneficial owner has a right to receive such Definitive Notes pursuant to the Indenture, the Issuer expressly agrees and acknowledges that (1) such beneficial owner shall have standing to pursue a remedy pursuant to the Indenture to compel the issuance of such Definitive Notes to such beneficial owner and to compel the registration of such Definitive Notes in the name of such beneficial owner in the register maintained by the Registrar with respect to the Notes and (2) such beneficial owner shall be entitled, pending such issuance and registration, to sue for payment (which payment shall only be made following such issuance and registration) of the monetary obligation to be represented by such Definitive Notes. The Issuer agrees that specific performance is an appropriate form for the remedy referenced in clause (1) of the immediately preceding sentence and shall not object to such form of such remedy.
App.-17

EXHIBIT I
to
RULE 144A/REGULATION S APPENDIX
to the Indenture, dated as of August 13, 2010, among Diamond Resorts
Corporation, a Maryland corporation, Diamond Resorts Parent, LLC, a
Nevada limited liability company, Diamond Resorts Holdings, LLC, a
Nevada limited liability company, the Subsidiary Guarantors
(as defined therein) listed on the signature pages thereto and
Wells Fargo Bank, National Association, a national
banking association, as trustee
[FORM OF FACE OF INITIAL NOTE]
[Insert the Global Note Legend, if applicable]
[Insert the Regulation S Global Note Legend, if applicable]
[Insert the Restricted Note Legend, if applicable]
[Insert the Regulation S Legend, if applicable]
[Insert the Temporary Regulation S Global Note Legend, if applicable]
[Insert the Definitive Note Legend, if applicable]
[Insert the OID Legend, if applicable]

CUSIP No.
ISIN

No.	$
12.00% Senior Secured Notes due 2018
          Diamond Resorts Corporation, a Maryland corporation, promises to pay to                           , or registered assigns, the principal sum of                          Dollars (as such sum may be increased or decreased as reflected on the Schedule of Increases and Decreases in Global Note attached hereto) on August 15, 2018.
          Interest Payment Dates: February 15 and August 15.
          Record Dates: February 1 and August 1.
          Additional provisions of this Note are set forth on the other side of this Note.

Dated:

DIAMOND RESORTS CORPORATION
by	Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the Indenture

by	Authorized Signatory

[FORM OF REVERSE SIDE OF INITIAL NOTE]

12.00% Senior Secured Note due 2018
1. Interest
     Diamond Resorts Corporation, a Maryland corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above[; provided, however, that if a Registration Default (as defined in the Applicable Registration Rights Agreement (as defined in paragraph 20 of this Note)) occurs, additional interest will accrue on this Note at a rate of 0.25% per annum (increasing by an additional 0.25% per annum after each consecutive 90-day period that occurs after the date on which such Registration Default occurs up to a maximum additional interest rate of 1.00%) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Within a reasonable amount of time following the occurrence of a Registration Default, the Issuer will provide notice to the Trustee of such Registration Default]1. The Issuer will pay interest on the Notes semiannually in arrears on February 15 and August 15 of each year, commencing February 15, 2011. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 13, 2010. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer will pay interest on overdue principal at the rate borne by this Note, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.
2. Method of Payment
     The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the February 1 or August 1 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal, premium, if any, and interest on the Notes in money of the United States that at the time of payment is legal tender for payment of public and private debts. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose within Minneapolis, Minnesota or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided, however, that all

[1]	To be included only if there is a Registration Rights Agreement (as defined in the Appendix) applicable to this Note and subject to modification as necessary to reflect the terms of such Registration Rights Agreement, if any.

payments of principal, premium and interest with respect to Notes the Holders of which have given wire transfer instructions to the Issuer will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in Minneapolis, MN will be the office of the Trustee maintained for such purpose, which shall initially be 625 Marquette Avenue, Minneapolis, MN 55402, Attention: Bondholder Communications. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depository. The Issuer will make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3. Paying Agent and Registrar
     Initially, the Trustee shall act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent or Registrar without notice. The Issuer or any Wholly Owned Restricted Subsidiary of the Issuer incorporated or organized within the United States of America may act as Paying Agent or Registrar.
4. Indenture, Security Documents and Intercreditor Agreement
     The Issuer issued the Notes under an Indenture dated as of August 13, 2010 (the “Indenture”), among the Issuer, the Company, Intermediate Holdco, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture (including those made part of the Indenture by reference to the Act, if any), the provisions of the Indenture shall govern and be controlling.
     The Issuer shall be entitled, subject to its compliance with Sections 4.03 and 4.12 of the Indenture, to issue Additional Notes pursuant to Section 2.13 of the Indenture. The Initial Notes issued on the Issue Date and any Additional Notes, Exchange Notes, Private Exchange Notes and Replacement Notes will be treated as a single class for all purposes under the Indenture. The Indenture contains covenants (i) that impose certain limitations on the ability of the Company and the Restricted Subsidiaries to, among other things: incur or guarantee additional indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock; make investments; engage in transactions with Affiliates;

create liens on assets; transfer or sell assets; guarantee indebtedness; and restrict dividends or other payments of subsidiaries; and (ii) that impose certain limitations on the ability of the Company, Intermediate Holdco, the Issuer, and each Subsidiary Guarantor to consolidate, merge or transfer all or substantially all of its assets. These covenants are subject to important exceptions and qualifications.
     To secure the due and punctual payment of the obligations of the Issuer and the Guarantors under the Indenture and the Notes and the Notes Guarantees, the Issuer, the Guarantors and the Collateral Agent have entered into the Security Documents providing for the creation of specified security interests and related matters. Each Holder, by accepting a Note, (i) irrevocably appoints the Collateral Agent to act as its agent under the Security Documents and irrevocably authorizes the Collateral Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents, together with any other incidental rights, powers and discretions and to execute each document expressed to be executed by the Collateral Agent on such Holder’s behalf and (ii) agrees to all of the terms and provisions of the Security Documents and any Intercreditor Agreements, as the same may be amended from time to time pursuant to the provisions of the Security Documents, any Intercreditor Agreements and the Indenture; provided, however, that if any provisions of the Security Documents or any Intercreditor Agreements limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA (other than TIA § 314(d) and TIA § 314(b) (which shall not be applicable to the Indenture unless it is qualified under the TIA)) will control. Notwithstanding anything to the contrary in the Indenture, no security interest or Lien is granted by the provisions of the Indenture, the Notes or the Notes Guarantees.
5. Optional Redemption
     At any time and from time to time prior to August 15, 2014 the Notes may be redeemed at the Issuer’s option, in whole or in part, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, plus the Applicable Premium as of the applicable Redemption Date.
     On and after August 15, 2014, the Notes may be redeemed, at the Issuer’s option, in whole or in part, at any time and from time to time, at the redemption prices set forth below. The Notes shall be redeemable at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2014	106.000%
2015	103.000%
2016 and thereafter	100.000%
     In addition, at any time on or prior to August 15, 2013, the Issuer may on any one or more occasions redeem up to an aggregate of 35.0% of the aggregate principal amount of the Notes at a redemption price equal to 112.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds of a public offering of common stock of the Issuer; provided, however, that (i) the Issuer shall have previously made and consummated any Public Offering Offer required to be made in connection with such public offering, (ii) at least 65.0% in aggregate principal amount of the aggregate amount of Notes originally issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption and (iii) such redemption occurs within 90 days of the date of the closing of such public offering.
     If the Redemption Date with respect to a Note to be redeemed is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest on that Note shall be payable to the Person that was, at the close of business on such record date, the Holder of that Note, and no additional interest for the period to which that interest record date relates shall be payable with respect to that Note.
6. Notice of Redemption
     Notice of redemption will be mailed (in the case held in book-entry form by electronic transmission) at least 30 days but not more than 60 days before the applicable Redemption Date to each Holder of Notes to be redeemed at his registered address. No Notes of $2,000 or less shall be redeemed in part. Notes in denominations larger than $2,000 principal amount may be redeemed in part, but only in whole multiples of $1,000. Notes called for redemption become due on the applicable Redemption Date. On and after the applicable Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.
7. Required Offers to Purchase Notes
     Upon a Change of Control, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes, the Issuer will make an offer to purchase all of the Notes at a price in cash equal to 101.0% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to but excluding the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.
     In accordance with Section 4.06 of the Indenture, the Issuer will be required to offer to purchase Notes upon the occurrence of certain asset sale events.
     In accordance with Section 4.10 of the Indenture, within 105 days of the end of each twelve-month period ended December 31 beginning with the twelve-month period ended December 31, 2011, the Issuer will be required to make an offer to purchase Notes in an amount equal to 50% of the Excess Cash Flow generated during such twelve-month period, at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase (provided that in the case of the twelve-month period ended December 31, 2011, the Excess Cash Flow generated during such twelve-month period shall be deemed to also include the Excess Cash Flow generated during the three-month period ended December 31, 2010) as provided in, and subject to the terms of, the Indenture.
     In accordance with Section 4.11 of the Indenture, the Issuer will also be required to make an offer to purchase Notes in an amount equal to 25% of the net proceeds of certain equity offerings at the purchase prices set forth in the Indenture, together with accrued and unpaid interest, if any, to the date of purchase as provided in, and subject to the terms of, the Indenture.
8. Guarantee
     The payment by the Issuer of the principal of, and premium and interest on, the Notes is guaranteed on a joint and several senior secured basis by each of the Guarantors to the extent set forth in the Indenture.
9. Denominations; Transfer; Exchange
     The Notes are in registered form without coupons in denominations of $2,000 principal amount and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder to, among other things, furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Issuer shall not be required to transfer or exchange, and the Registrar need not register the transfer or exchange, of any Note selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Note for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.
10. Persons Deemed Owners
     The registered Holder of this Note shall be treated as the owner of it for all purposes.

11. Unclaimed Money
     If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.
12. Discharge and Defeasance
     Subject to certain conditions, the Issuer at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or Government Securities for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.
13. Amendment, Waiver
     Subject to certain exceptions set forth in the Indenture, (a) the Indenture, the Security Documents, any Intercreditor Agreements and the Notes may be amended or supplemented (and waivers granted with respect to any provisions thereof) with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and (b) any default or noncompliance with any provision thereof may be waived with the written consent of the Holders of a majority in principal amount of the Notes then outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer and the Trustee may amend or supplement the Indenture, the Notes, any Security Document or any Intercreditor Agreement to cure any ambiguity, omission, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code); to provide for the assumption by a successor corporation of the obligations of the Issuer or a Guarantor to Holders under the Indenture in the case of a merger or consolidation; to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Act; to evidence and provide for the acceptance of appointment under the Indenture of a successor trustee; to add one or more Guarantors under this Indenture; to add any additional assets to the Collateral; to release Collateral from the Lien of the Security Documents when permitted or required by this Indenture and the Security Documents; to conform the text of this Indenture, the Notes or any Guarantee to any provision of the section of the Offering Circular entitled “Description of the Notes” to the extent that such provision in the section of the Offering Circular entitled “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or such Guarantee; as necessary to conform the Indenture to any exemptive orders under the Act received by the Issuer or any Guarantor; or to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.
14. Defaults and Remedies
     Under the Indenture and subject to the terms of the Indenture, Events of Default include: (i) default in the payment when due of interest on the Notes, which default continues for 30 consecutive days; (ii) default in payment of the principal of or premium, if any, on the Notes when due, at Stated Maturity, upon optional redemption, upon required repurchase or otherwise; (iii) failure by the Company, the Issuer or Intermediate Holdco to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice or lapse of time; (iv) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Company if the amount accelerated (or so unpaid) exceeds $10 million; (v) certain judgments or decrees for the payment of money in excess of $10 million; (vi) certain defaults with respect to the Notes Guarantees; (vii) certain events of bankruptcy or insolvency with respect to the Company, the Issuer, Intermediate Holdco or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company and (viii) certain defaults relating to the Collateral under the Security Documents. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.
     Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.
15. Trustee Dealings with the Issuer
     Subject to certain limitations imposed by the Act and the Indenture, the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Issuer or its Affiliates with the same rights it would have if it were not Trustee.
16. No Recourse Against Others
     No director, officer, employee, incorporator or shareholder of the Company or the Issuer, and no director, trustee, officer, employee, incorporator or shareholder (other than the Company or a Restricted Subsidiary) of any Subsidiary of the Company, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture, any Notes Guarantee[, the Applicable Registration Rights Agreement (as

defined in paragraph 20 of this Note)]2 or the Security Documents or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. This waiver and release shall be part of the consideration for the issue of the Notes.
17. Authentication
     This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
18. Abbreviations
     Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).
19. CUSIP Numbers, ISINs, etc.
     The Issuer has caused [CUSIP numbers and ISINs [and Common Code numbers]] to be printed on the Notes, and the Trustee may use [CUSIP numbers and ISINs [and Common Code numbers]] in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers, either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.
20. [Holders’ Compliance with Registration Rights Agreement.
     Each Holder of a Note, by acceptance hereof, acknowledges and agrees to the provisions of the [Registration Rights Agreement]3 (the “Applicable Registration Rights Agreement”), including the obligations of the Holders with respect to a registration and the indemnification of the Issuer to the extent provided therein.]4

[2]	To be included only if there is a Registration Rights Agreement (as defined in the Appendix) applicable to this Note.

[3]	Specify the applicable Registration Rights Agreement, including parties thereto and date thereof.

[4]	To be included only if there is a Registration Rights Agreement (as defined in the Appendix) applicable to this Note. If no Registration Rights Agreement applies, replace with “[RESERVED.]”.

21. Governing Law.
     THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:
Diamond Resorts Corporation
10600 West Charleston Boulevard
Las Vegas, Nevada 89135
Attention: Treasurer

ASSIGNMENT FORM
Diamond Resorts Corporation 12% Senior Secured Note due 2018
To assign this Note, fill in the form below:
I or we assign and transfer this Note to:
     (Print or type assignee’s name, address and zip code)
     (Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                     agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.
In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the applicable period referred to in Rule 144(d) under the Securities Act after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with its terms:
CHECK ONE BOX BELOW:
☐	to the Issuer; or
(1)	☐ pursuant to an effective registration statement under the Securities Act of 1933; or

(2)	☐ inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(3)	☐ outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(4)	☐ pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933; or

(5)	☐ to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature
          Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Notes Exchange Act of 1934, as amended.
TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:	Notice: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]
SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE
The following increases or decreases in this Global Note have been made:

	Amount of decrease in	Amount of increase in	Principal amount of this	Signature of authorized
Date of	principal amount of this	principal amount of this	Global Note following such	officer of Trustee or Notes
exchange	Global Note	Global Note	decrease or increase	Custodian

OPTION OF HOLDER TO ELECT PURCHASE
Diamond Resorts Corporation 12% Senior Secured Note due 2018
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06, 4.09, 4.10 or 4.11 of the Indenture, check the box: ☐
If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06, 4.09, 4.10 or 4.11 of the Indenture, state the amount in principal amount:
$

Dated:	Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Signature must be guaranteed)
     Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Notes Exchange Act of 1934, as amended.

EXHIBIT II
to
RULE 144A/REGULATION S APPENDIX
to the Indenture, dated as of August 13, 2010, among Diamond Resorts
Corporation, a Maryland corporation, Diamond Resorts Parent, LLC, a
Nevada limited liability company, Diamond Resorts Holdings, LLC, a
Nevada limited liability company, the Subsidiary Guarantors
(as defined therein) listed on the signature pages thereto and
Wells Fargo Bank, National Association, a national
banking association, as trustee (the “Indenture”)
[FORM OF FACE OF [EXCHANGE] NOTE
[OR PRIVATE EXCHANGE NOTE][OR REPLACEMENT NOTE]]*
[Insert the Global Note Legend, if applicable]
[Insert the Definitive Note Legend, if applicable]
[Insert the OID Legend, if applicable]

*	[If the Note is to be issued in global form, insert the Global Note Legend and include the attachment from Exhibit I to the Appendix (as defined in the Indenture) captioned “[TO BE ATTACHED TO GLOBAL NOTES — SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE].” If the Note is a Private Exchange Note issued in a Private Exchange to an Initial Purchaser holding an unsold portion of its initial allotment, insert the applicable Restrictive Legends and replace the Assignment Form included in this Exhibit II with the Assignment Form included in such Exhibit I.]

CUSIP No.
ISIN                    ,

No.___	$
12.00% Senior Secured Notes due 2018
Diamond Resorts Corporation, a Maryland corporation, promises to pay to                                         , or registered assigns, the principal sum of                                           Dollars (as such sum may be increased or decreased as reflected on the Schedule of Increases and Decreases in Global Note attached hereto) on August 15, 2018.
Interest Payment Dates: February 15 and August 15.
Record Dates: February 1 and February 15.
Additional provisions of this Note are set forth on the other side of this Note.

Dated:

DIAMOND RESORTS CORPORATION,
by
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the Indenture by
Authorized Signatory

[FORM OF REVERSE SIDE OF [EXCHANGE] NOTE
[OR PRIVATE EXCHANGE NOTE]]
12.00% Senior Secured Notes due 2018
1. Interest
     Diamond Resorts Corporation, a Maryland corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above[; provided, however, that if a Registration Default (as defined in the Applicable Registration Rights Agreement (as defined in paragraph 20 of this Note)) occurs, additional interest will accrue on this Note at a rate of 0.25% per annum (increasing by an additional 0.25% per annum after each consecutive 90-day period that occurs after the date on which such Registration Default occurs up to a maximum additional interest rate of 1.00%) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Within a reasonable amount of time following the occurrence of a Registration Default, the Issuer will provide notice to the Trustee of such Registration Default]5. The Issuer will pay interest on the Notes semiannually in arrears on February 15 and August 15 of each year, commencing February 15, 2011. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 13, 2010. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer will pay interest on overdue principal at the rate borne by this Note, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.
2. Method of Payment
     The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the February 1 or August 1 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal, premium, if any, and interest on the Notes in money of the United States that at the time of payment is legal tender for payment of public and private debts. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose within Minneapolis, Minnesota or, at the option of the Issuer, payment of

[5]	To be included only if there is a Registration Rights Agreement (as defined in the Appendix) applicable to this Note and subject to modification as necessary to reflect the terms of such Registration Rights Agreement, if any.

interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided, however, that all payments of principal, premium and interest with respect to Notes the Holders of which have given wire transfer instructions to the Issuer will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in Minneapolis, MN will be the office of the Trustee maintained for such purpose, which shall initially be 625 Marquette Avenue, Minneapolis, MN 55402, Attention: Bondholder Communications. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depository. The Issuer will make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3. Paying Agent and Registrar
     Initially, the Trustee shall act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent or Registrar without notice. The Issuer or any Wholly Owned Restricted Subsidiary of the Issuer incorporated or organized within the United States of America may act as Paying Agent or Registrar.
4. Indenture, Security Documents and Intercreditor Agreement
     The Issuer issued the Notes under an Indenture dated as of August 13, 2010 (the “Indenture”), among the Issuer, the Company, the Intermediate Holdco, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture (including those made part of the Indenture by reference to the Act, if any), the provisions of the Indenture shall govern and be controlling.
     The Issuer shall be entitled, subject to its compliance with Sections 4.03 and 4.12 of the Indenture, to issue Additional Notes pursuant to Section 2.13 of the Indenture. The Initial Notes issued on the Issue Date and any Additional Notes, Exchange Notes, Private Exchange Notes and Replacement Notes will be treated as a single class for all purposes under the Indenture. The Indenture contains covenants (i) that impose certain limitations on the ability of the Company and the Restricted Subsidiaries to, among other things, incur or guarantee additional indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock; make investments; engage in transactions with Affiliates; create liens on assets; transfer or sell assets; guarantee indebtedness; and restrict dividends or other payments of subsidiaries; and (ii) that impose certain limitations on the ability of the Company, Intermediate Holdco, the Issuer, and each Subsidiary Guarantor to consolidate, merge or transfer all or substantially all of its assets. These covenants are subject to important exceptions and qualifications.
     To secure the due and punctual payment of the obligations of the Issuer and the Guarantors under the Indenture and the Notes and the Notes Guarantees, the Issuer, the Guarantors and the Collateral Agent have entered into the Security Documents providing for the creation of specified security interests and related matters. Each Holder, by accepting a Note, (i) irrevocably appoints the Collateral Agent to act as its agent under the Security Documents and irrevocably authorizes the Collateral Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents, together with any other incidental rights, powers and discretions and to execute each document expressed to be executed by the Collateral Agent on such Holder’s behalf and (ii) agrees to all of the terms and provisions of the Security Documents and any Intercreditor Agreements, as the same may be amended from time to time pursuant to the provisions of the Security Documents, any Intercreditor Agreements and the Indenture; provided, however, that if any provisions of the Security Documents or any Intercreditor Agreements limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA (other than TIA § 314(d) and TIA § 314(b) (which shall not be applicable to the Indenture unless it is qualified under the TIA)) will control. Notwithstanding anything to the contrary in the Indenture, no security interest or Lien is granted by the provisions of the Indenture, the Notes or the Notes Guarantees.
5. Optional Redemption
     At any time and from time to time prior to August 15, 2014 the Notes may be redeemed at the Issuer’s option, in whole or in part, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, plus the Applicable Premium as of the applicable Redemption Date.
     On and after August 15, 2014, the Notes may be redeemed, at the Issuer’s option, in whole or in part, at any time and from time to time, at the redemption prices set forth below. The Notes shall be redeemable at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2014	106.000%
2015	103.000%
2016 and thereafter	100.000%
     In addition, at any time on or prior to August 15, 2013, the Issuer may on any one or more occasions redeem up to an aggregate of 35.0% of the aggregate principal amount of the Notes at a redemption price equal to 112.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds of a public offering of common stock of the Issuer; provided, however, that (i) the Issuer shall have previously made and consummated any Public Offering Offer required to be made in connection with such public offering, (ii) at least 65.0% in aggregate principal amount of the aggregate amount of Notes originally issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption and (iii) such redemption occurs within 90 days of the date of the closing of such public offering.
     If the Redemption Date with respect to a Note to be redeemed is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest on that Note shall be payable to the Person that was, at the close of business on such record date, the Holder of that Note, and no additional interest for the period to which that interest record date relates shall be payable with respect to that Note.
6. Notice of Redemption
     Notice of redemption will be mailed (in the case held in book-entry form by electronic transmission) at least 30 days but not more than 60 days before the applicable Redemption Date to each Holder of Notes to be redeemed at his registered address. No Notes of $2,000 or less shall be redeemed in part. Notes in denominations larger than $2,000 principal amount may be redeemed in part, but only in whole multiples of $1,000. Notes called for redemption become due on the applicable Redemption Date. On and after the applicable Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.
7. Required Offers to Purchase Notes
     Upon a Change of Control, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes, the Issuer will make an offer to purchase all of the Notes at a price in cash equal to 101.0% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to but excluding the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.
     In accordance with Section 4.06 of the Indenture, the Issuer will be required to offer to purchase Notes upon the occurrence of certain asset sale events.
     In accordance with Section 4.10 of the Indenture, within 105 days of the end of each twelve-month period ended December 31 beginning with the twelve-month period ended December 31, 2011, the Issuer will be required to make an offer to purchase Notes in an amount equal to 50% of the Excess Cash Flow generated during such twelve-month period, at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase (provided that in the case of the twelve-month period ended December 31, 2011, the Excess Cash Flow generated during such twelve-month period shall be deemed to also include the Excess Cash Flow generated during the three-month period ended December 31, 2010) as provided in, and subject to the terms of, the Indenture.
     In accordance with Section 4.11 of the Indenture, the Issuer will also be required to make an offer to purchase Notes in an amount equal to 25% of the net proceeds of certain equity offerings at the purchase prices set forth in the Indenture, together with accrued and unpaid interest, if any, to the date of purchase as provided in, and subject to the terms of, the Indenture.
8. Guarantee
     The payment by the Issuer of the principal of, and premium and interest on, the Notes is guaranteed on a joint and several senior secured basis by each of the Guarantors to the extent set forth in the Indenture.
9. Denominations; Transfer; Exchange
     The Notes are in registered form without coupons in denominations of $2,000 principal amount and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder to, among other things, furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Issuer shall not be required to transfer or exchange, and the Registrar need not register the transfer or exchange, of any Note selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Note for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.

10. Persons Deemed Owners
     The registered Holder of this Note shall be treated as the owner of it for all purposes.
11. Unclaimed Money
     If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.
12. Discharge and Defeasance
     Subject to certain conditions, the Issuer at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or Government Securities for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.
13. Amendment, Waiver
     Subject to certain exceptions set forth in the Indenture, (a) the Indenture, the Security Documents, any Intercreditor Agreements and the Notes may be amended or supplemented (and waivers granted with respect to any provisions thereof) with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and (b) any default or noncompliance with any provision thereof may be waived with the written consent of the Holders of a majority in principal amount of the Notes then outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer and the Trustee may amend or supplement the Indenture, the Notes, any Security Document or any Intercreditor Agreement to cure any ambiguity, omission, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code); to provide for the assumption by a successor corporation of the obligations of the Issuer or a Guarantor to Holders under the Indenture in the case of a merger or consolidation; to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Act; to evidence and provide for the acceptance of appointment under the Indenture of a successor trustee; to add one or more Guarantors under this Indenture; to add any additional assets to the Collateral; to release Collateral from the Lien of the Security Documents when permitted or required by this Indenture and the Security Documents; to conform the text of this Indenture, the Notes or any Guarantee to any provision of the section of the Offering Circular entitled “Description of the Notes” to the extent that such provision in the section of the Offering Circular entitled “Description of the Notes” was intended to be a verbatim recitation of a provision of the

Indenture, the Notes or such Guarantee; as necessary to conform the Indenture to any exemptive orders under the Act received by the Issuer or any Guarantor; or to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.
14. Defaults and Remedies
     Under the Indenture and subject to the terms of the Indenture, Events of Default include: (i) default in the payment when due of interest on the Notes, which default continues for 30 consecutive days; (ii) default in payment of the principal of or premium, if any, on the Notes when due, at Stated Maturity, upon optional redemption, upon required repurchase or otherwise; (iii) failure by the Company, the Issuer or Intermediate Holdco to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice or lapse of time; (iv) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Company if the amount accelerated (or so unpaid) exceeds $10 million; (v) certain judgments or decrees for the payment of money in excess of $10 million; (vi) certain defaults with respect to the Notes Guarantees; (vii) certain events of bankruptcy or insolvency with respect to the Company, the Issuer, Intermediate Holdco or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company and (viii) certain defaults relating to the Collateral under the Security Documents. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.
     Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.
15. Trustee Dealings with the Issuer
     Subject to certain limitations imposed by the Act and the Indenture, the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

16. No Recourse Against Others
     No director, officer, employee, incorporator or shareholder of the Company or the Issuer, and no director, trustee, officer, employee, incorporator or shareholder (other than the Company or a Restricted Subsidiary) of any Subsidiary of the Company, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture, any Notes Guarantee[, the Applicable Registration Rights Agreement (as defined in paragraph 20 of this Note)]6 or the Security Documents or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. This waiver and release shall be part of the consideration for the issue of the Notes.
17. Authentication
     This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
18. Abbreviations
     Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).
19. CUSIP Numbers, ISINs, etc.
     The Issuer has caused [CUSIP numbers and ISINs [and Common Code numbers]] to be printed on the Notes, and the Trustee may use [CUSIP numbers and ISINs [and Common Code numbers]] in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers, either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

[6]	To be included only if there is a Registration Rights Agreement (as defined in the Appendix) applicable to this Note.

20. [Holders’ Compliance with Registration Rights Agreement.
     Each Holder of a Note, by acceptance hereof, acknowledges and agrees to the provisions of the [Registration Rights Agreement]7 (the “Applicable Registration Rights Agreement”), including the obligations of the Holders with respect to a registration and the indemnification of the Issuer to the extent provided therein.]8
21. Governing Law.
     THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:
Diamond Resorts Corporation
10600 West Charleston Boulevard
Las Vegas, Nevada 89135
Attention: Treasurer

[7]	Specify the applicable Registration Rights Agreement, including parties thereto and date thereof.

[8]	To be included only if there is a Registration Rights Agreement (as defined in the Appendix) applicable to this Note. If no Registration Rights Agreement applies, replace with “[RESERVED.]”.

ASSIGNMENT FORM
Diamond Resorts Corporation 12% Senior Secured Note due 2018
To assign this Note, fill in the form below:
I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint       agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

OPTION OF HOLDER TO ELECT PURCHASE
Diamond Resorts Corporation 12% Senior Secured Note due 2018
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06, 4.09, 4.10 or 4.11 of the Indenture, check the box: ☐
If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06, 4.09, 4.10 or 4.11 of the Indenture, state the amount in principal amount:
$

Dated:	Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Signature must be guaranteed)
     Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Notes Exchange Act of 1934, as amended.

EXHIBIT III
to
RULE 144A/REGULATION S APPENDIX
to the Indenture, dated as of August 13, 2010, among Diamond Resorts
Corporation, a Maryland corporation, Diamond Resorts Parent, LLC, a
Nevada limited liability company, Diamond Resorts Holdings, LLC, a
Nevada limited liability company, the Subsidiary Guarantors
(as defined therein) listed on the signature pages thereto and
Wells Fargo Bank, National Association, a national
banking association, as trustee
Form of
Transferee Letter of Representation
Diamond Resorts Corporation 12% Senior Secured Note due 2018
Diamond Resorts Corporation
In care of
Wells Fargo Bank, National Association
Corporate Trust Services
707 Wilshire Boulevard, 17th Floor
Los Angeles, CA 90017
Attention: Maddy Hall
Facsimile: (213) 614-3355
Ladies and Gentlemen:
     This certificate is delivered to request a transfer of $[      ] principal amount of the 12.00% Senior Secured Notes due 2018 (the “Notes”) of Diamond Resorts Corporation (the “Issuer”).
     Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:
Name:
Address:
Taxpayer ID Number:
     The undersigned represents and warrants to you that:
     1. We are an institutional “accredited investor” (as defined in Rule 501(a)(l), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.
     2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is two years after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (i) to the Issuer, (ii) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (iii) to an institutional “accredited investor” within the meaning of Rule 501(a)(l), (2), (3) or (7) under the Securities Act that is an institutional accredited investor purchasing for its own account or for the account of an institutional accredited investor, in each case in a minimum principal amount of the Notes of $250,000, (iv) outside the United States in a transaction complying with the provisions of Rule 904 under the Securities Act, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available) or (vi) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (vi) subject to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (iii) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(l), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (iii), (iv) or (v) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.
TRANSFEREE:                      ,
by:

III-2

EXHIBIT A

[FORM OF]
PARI PASSU INTERCREDITOR AGREEMENT
dated as of [     ],
among
DIAMOND RESORTS CORPORATION,
the other GRANTORS party hereto,
[     ],
in its capacity as the Collateral Agent and
the Authorized Representative for the Indenture Secured Parties,
[     ],
as the Initial Additional Authorized Representative,
and
each ADDITIONAL AUTHORIZED REPRESENTATIVE from time to time party hereto

     PARI PASSU INTERCREDITOR AGREEMENT dated as of [ ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among DIAMOND RESORTS CORPORATION, a Maryland corporation (the “Issuer”), the other GRANTORS (as defined below) party hereto, Wells Fargo Bank, National Association, as collateral agent for the Secured Parties (as defined below) (in such capacity, the “Collateral Agent”) and as the Authorized Representative for the Indenture Secured Parties in its capacity as trustee under the Indenture (as defined below) (in such capacity, the “Trustee”), [      ], as the Authorized Representative for the Initial Additional Secured Parties (in such capacity, the “Initial Additional Authorized Representative”) and each ADDITIONAL AUTHORIZED REPRESENTATIVE from time to time party hereto, as the Authorized Representative for any Secured Parties of any other Class.
          In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent, the Trustee, for itself and on behalf of its Related Secured Parties, the Initial Additional Authorized Representative, for itself and on behalf of its Related Secured Parties, and each Additional Authorized Representative, for itself and on behalf of its Related Secured Parties, agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Indenture referred to below. As used in this Agreement, the following terms have the meanings specified below:
          “Additional Authorized Representative” has the meaning assigned to such term in Article VI.
          “Additional Authorized Representative Joinder Agreement” means a supplement to this Agreement substantially in the form of Exhibit I, appropriately completed.
          “Additional First Lien Documents” means the indentures or other agreements under which Additional First Lien Obligations of any Class are issued or incurred and all other notes, instruments, agreements and other documents evidencing or governing Additional First Lien Obligations of such Class or providing any guarantee, Lien or other right in respect thereof.

          “Additional First Lien Obligations” means all obligations of the Issuer and the other Grantors that shall have been designated as such pursuant to Article VI.
          “Additional Secured Parties” means the holders of any Additional First Lien Obligations.
          “Agreement” has the meaning assigned to such term in the preamble hereto.
          “Applicable Authorized Representative” means [ ] until such time as [ ] ceases to represent the largest principal amount outstanding of any Class of First Lien Obligations (a “Larger Holder Event”). Following a Larger Holder Event, the Authorized Representative for the Class representing the largest principal amount of outstanding First Lien Obligations shall become the Applicable Authorized Representative. The Applicable Authorized Representative will remain as such until the earlier of (1) the occurrence of a subsequent Larger Holder Event and (2) the Non-Controlling Authorized Representative Enforcement Date, and after such earlier date the Applicable Authorized Representative shall be the Major Non-Controlling Authorized Representative.
          “Authorized Representatives” means the Trustee, the Initial Additional Authorized Representative and each Additional Authorized Representative.
          “Bankruptcy Case” has the meaning assigned to such term in Section 2.06.
          “Bankruptcy Code” means Title 11 of the United States Code.
          “Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
          “Class”, when used in reference to (a) any First Lien Obligations, refers to whether such First Lien Obligations are the Noteholder Claims, the Initial Additional First Lien Obligations or the Additional First Lien Obligations of any Series, (b) any Authorized Representative, refers to whether such Authorized Representative is the Trustee, the Initial Additional Authorized Representative or the Additional Authorized Representative with respect to the Additional First Lien Obligations of any Series, (c) any Secured Parties, refers to whether such Secured Parties are the Indenture Secured Parties, the Initial Additional Secured Parties or the Additional Secured Parties, and (d) any First Lien Credit Documents, refers to whether such First Lien Credit Documents are the Noteholder Documents, the Initial Additional First Lien Documents or the Additional First Lien Documents with respect to Additional First Lien Obligations of any Series.

          “Collateral” means all assets of the Grantors now or hereafter subject to a Lien created pursuant to any First Lien Security Document to secure any First Lien Obligations.
          “Collateral Agent” has the meaning assigned to such term in the preamble hereto.
          “Company” means Diamond Resorts Parent, LLC, a Nevada limited liability company.
          “Controlling Secured Parties” means, at any time with respect to any Shared Collateral, the Secured Parties of the same Class as the Authorized Representative that is the Applicable Authorized Representative with respect to such Shared Collateral at such time.
          “Default” means a “Default” (or a similar event, however denominated) as defined in any First Lien Credit Document.
          “DIP Financing” has the meaning assigned to such term in Section 2.06.
          “DIP Financing Liens” has the meaning assigned to such term in Section 2.06.
          “DIP Lenders” has the meaning assigned to such term in Section 2.06.
          “Discharge” means, with respect to any Shared Collateral and First Lien Obligations of any Class, the date on which First Lien Obligations of such Class are no longer secured by Liens on such Shared Collateral. The term “Discharged” shall have a corresponding meaning.
          “Event of Default” means an “Event of Default” (or a similar event, however denominated) as defined in any First Lien Credit Document.
          “First Lien Credit Documents” means, collectively, (a) the Noteholder Documents, (b) the Initial Additional First Lien Documents and (c) the Additional First Lien Documents.
          “First Lien Obligations” means (a) all the Noteholder Claims, (b) all the Initial Additional First Lien Obligations and (c) all the Additional First Lien Obligations.
          “First Lien Security Documents” means the Security Documents (as defined in the Indenture) and each other agreement entered into in favor of the Collateral Agent for the purpose of securing First Lien Obligations of any Class.
          “Grantor Joinder Agreement” means a supplement to this Agreement substantially in the form of Exhibit II, appropriately completed.

          “Grantors” means, at any time, the Issuer, the Company and each of their respective Subsidiaries that, at such time, has granted a security interest in any of its assets pursuant to any Security Document to secure any First Lien Obligations of any Class. The Persons that are Grantors on the date hereof are set forth on Schedule I.
          “Impairment” has the meaning assigned to such term in Section 2.02.
          “Indenture” means the Indenture dated as of August 13, 2010 between the Issuer, the Trustee, and the other parties thereto.
          “Indenture Secured Parties” means the Persons holding Noteholder Claims, including the Collateral Agent and the Trustee.
          “Initial Additional Authorized Representative” has the meaning assigned to such term in the preamble hereto.
          “Initial Additional First Lien Documents” means that certain [ ] dated as of [ ], among the Issuer, [the guarantors identified therein] and [ ], and all other instruments, agreements and other documents evidencing or governing Initial Additional First Lien Obligations or providing any guarantee, Lien or other right in respect thereof.
          “Initial Additional First Lien Obligations” has the meaning assigned to the term [ ] in the Initial Additional First Lien Documents.
          “Initial Additional Secured Parties” means the holders of any Initial Additional First Lien Obligations.
          “Insolvency or Liquidation Proceeding” means:
     (a) any case commenced by or against any Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Grantor, any receivership or assignment for the benefit of creditors relating to any Grantor or any similar case or proceeding relative to any Grantor or its creditors, as such, in each case whether or not voluntary;
     (b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
     (c) any other proceeding of any type or nature in which substantially all claims of creditors of any Grantor are determined and any payment or distribution is or may be made on account of such claims.
          “Intervening Creditor” has the meaning assigned to such term in Section 2.02.

          “Intervening Lien” has the meaning assigned to such term in Section 2.02.
          “Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the same Class as the Class of the First Lien Obligations (other than the First Lien Obligations of the same Class as the Class of the Controlling Secured Parties with respect to such Shared Collateral) secured by valid and perfected Liens on such Shared Collateral the aggregate amount of which exceeds the aggregate amount of First Lien Obligations of any other Class (other than the First Lien Obligations of the same Class as the Class of the Controlling Secured Parties with respect to such Shared Collateral) secured by valid and perfected Liens on such Shared Collateral.
          “Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.
          “Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative in respect of any Shared Collateral, the date that is 90 days (at the conclusion of which 90-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative with respect to such Shared Collateral) after the occurrence of both (a) an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (b)the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (i) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative with respect to such Shared Collateral and that an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (ii) the First Lien Obligations of the Class with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the Additional First Lien Documents of such Class; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur (and shall be deemed not to have occurred for all purposes hereof) with respect to any Shared Collateral (A) at any time the Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral (or the Trustee shall have instructed the Collateral Agent to do the same) or (B) at any time the Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.
          “Non-Controlling Secured Parties” means, at any time with respect to any Shared Collateral, the Secured Parties that are not Controlling Secured Parties at such time with respect to such Shared Collateral.

          “Noteholder Claims” shall mean all Obligations in respect of the Notes or arising under the Noteholder Documents or any of them, including all fees and expenses of the Collateral Agent and the Trustee thereunder.
          “Noteholder Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Noteholder Claim.
          “Noteholder Collateral Agreement” shall mean the Security Agreement dated as of August 13, 2010, between the Issuer and the Collateral Agent in respect of the Indenture.
          “Noteholder Collateral Documents” shall mean the Noteholder Security Agreement and any other document or instrument pursuant to which a Lien is granted by any Grantor to secure any Noteholder Claims or under which rights or remedies with respect to any such Lien are governed.
          “Noteholder Documents” shall mean (a) the Indenture, the Notes and the Noteholder Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any Noteholder Document described in clause (a) above evidencing or governing any Obligations thereunder.
          “Notes” shall mean any notes issued under the Indenture.
          “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
          “Possessory Collateral” means any Shared Collateral in the possession of the Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction.
          “Proceeds” has the meaning assigned to such term in Section 2.01(b).
          “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Related Secured Parties” means, with respect to the Authorized Representative of any Class, the Secured Parties of such Class.
          “Secured Parties” means (a) the Indenture Secured Parties, (b) the Initial Additional Secured Parties and (c) the Additional Secured Parties.

          “Series”, when used in reference to Additional First Lien Obligations, refers to such Additional First Lien Obligations as shall have been issued or incurred pursuant to the same indentures or other agreements and with respect to which the same Person acts as the Authorized Representative.
          “Shared Collateral” means, at any time, Collateral on which the Collateral Agent shall have at such time a valid and perfected Lien for the benefit of’Secured Parties of any two or more Classes. If First Lien Obligations of more than two Classes are outstanding at any time, then any Collateral shall constitute Shared Collateral with respect to First Lien Obligations or Secured Parties of any Class only if the Collateral Agent has at such time a valid and perfected Lien on such Collateral securing First Lien Obligations of such Class for the benefit of the Secured Parties of such Class.
          “Trustee” has the meaning assigned to such term in the preamble hereto.
          “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.
          SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (c) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.03. Concerning the Collateral Agent and the Authorized Representatives. (a) Each acknowledgement, agreement, consent and waiver (whether express or implied) in this Agreement made by the Collateral Agent and the Trustee, whether on behalf of itself or, in the case of the Trustee, on behalf of any other Indenture Secured Party, is made in reliance on the authority granted to the Collateral Agent and the Trustee pursuant to the authorization thereof under the Indenture. It is understood and agreed that the Collateral Agent and the Trustee shall not be responsible for or have any duty to ascertain or inquire into whether any other Indenture Secured Party is in compliance with the terms of this Agreement, and no party hereto or any other Secured Party shall have any right of action whatsoever against the Collateral Agent or the Trustee for any failure of any other Indenture Secured Party to comply with the terms hereof or for any other Indenture Secured Party taking any action contrary to the terms hereof.
          (b) Each acknowledgement, agreement, consent and waiver (whether express or implied) in this Agreement made by the Authorized Representative of any Class not referred to in paragraph (a) above, whether on behalf of itself or any of its Related Secured Parties, is made in reliance on the authority granted to such Authorized Representative pursuant to the authorization thereof under the First Lien Credit Documents of such Class. It is understood and agreed that any such Authorized Representative shall not be responsible for or have any duty to ascertain or inquire into whether any of its Related Secured Parties is in compliance with the terms of this Agreement, and no party hereto or any other Secured Party shall have any right of action whatsoever against such Authorized Representative for any failure of any of its Related Secured Parties to comply with the terms hereof or for any of its Related Secured Parties taking any action contrary to the terms hereof.
ARTICLE II
Priorities and Agreements with Respect to Shared Collateral
          SECTION 2.01. Equal Priority. (a) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Lien on any Shared Collateral securing First Lien Obligations of any Class, and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any other applicable law or any First Lien Credit Document, or any other circumstance whatsoever (but, in each case, subject to Section 2.02), each Authorized Representative, for itself and on behalf of its Related Secured Parties, agrees that valid and perfected Liens on any Shared Collateral securing First Lien Obligations of any Class shall be of equal priority with valid and perfected Liens on such Shared Collateral securing First Lien Obligations of any other Class.
          (b) Each Authorized Representative, for itself and on behalf of its Related Secured Parties, agrees that, notwithstanding any provision of any First Lien Credit Document to the contrary (but subject to Section 2.02), if (i) an Event of Default shall have occurred and is continuing and such Authorized Representative or any of its Related Secured Parties is taking action to enforce rights or exercise remedies in respect of any Shared Collateral, (ii) any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding or (iii) such Authorized Representative or any of its Related Secured Parties receives any payment with respect to any Shared Collateral pursuant to any intercreditor agreement (other than this Agreement), then the proceeds of any sale, collection or other liquidation of any Shared Collateral obtained by such Authorized Representative or any of its Related Secured Parties on account of such enforcement of rights or exercise of remedies, and any such distributions or payments received by such Authorized Representative or any of its Related Secured Parties (all such proceeds, distributions and payments being collectively referred to as “Proceeds”), shall be applied as follows:
     (1) FIRST, to the payment of all amounts owing to the Collateral Agent and the Authorized Representatives (in each case in their capacities as such) pursuant to the terms of any First Lien Credit Document, including all costs and expenses incurred by the Collateral Agent and the Authorized Representatives in connection with such sale, collection or other liquidation, or such other enforcement of rights or exercise of remedies (including all court costs and the fees and expenses of their agents and legal counsel), the repayment of all advances made by the Collateral Agent and the Authorized Representatives under any First Lien Credit Document, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other First Lien Credit Document, and all other fees, indemnities and other amounts owing or reimbursable to the Collateral Agent and the Authorized Representatives under any First Lien Credit Document in their capacities as such;
     (2) SECOND, to the payment in full of the First Lien Obligations of each Class secured by a valid and perfected Lien on such Shared Collateral at the time due and payable (the amounts so applied to be distributed ratably in accordance with the amounts of the outstanding First Lien Obligations of each such Class on the date of such application); provided that amounts applied under this clause SECOND during any period when the First Lien Obligations of any such Class shall not be due and payable in full shall be allocated to the First Lien Obligations of such Class as if such First Lien Obligations were at the time due and payable in full, and any amounts allocated to the payment of the First Lien Obligations of such Class that are not yet due and payable shall be transferred to, and held by, the Authorized Representative of such Class solely as collateral for the First Lien Obligations of such Class (and shall not constitute Shared Collateral for purposes hereof) until the date on which the First Lien Obligations of such Class shall have become due and payable in full (at which time such amounts shall be applied to the payment thereof); and
     (3) THIRD, after payment in full of all the First Lien Obligations, to the Issuer and the other Grantors or their successors or assigns, as their interests may appear, to whosoever may be lawfully entitled to receive the same pursuant to any Junior Lien Intercreditor Agreement, or as a court of competent jurisdiction may direct.
          (c) It is acknowledged that the First Lien Obligations of any Class may, subject to the limitations set forth in the First Lien Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Secured Parties of any Class.

          SECTION 2.02. Impairments. It is the intention of the parties hereto that the Secured Parties of each Class (and not the Secured Parties of any other Class) bear the risk of (a) any determination by a court of competent jurisdiction that (i) any First Lien Obligations of such Class are unenforceable under applicable law or are subordinated to any other obligations (other than to any First Lien Obligations of any other Class), (ii) any First Lien Obligations of such Class do not have a valid and perfected Lien on any of the Collateral securing any First Lien Obligations of any other Class and/or (iii) any Person (other than any Authorized Representative or any Secured Party) has a Lien on any Shared Collateral that is senior in priority to the Lien on such Shared Collateral securing First Lien Obligations of such Class, but junior to the Lien on such Shared Collateral securing any First Lien Obligations of any other Class (any such Lien being referred to as an “Intervening Lien”, and any such Person being referred to as an “Intervening Creditor”), or (b) the existence of any Collateral securing First Lien Obligations of any other Class that does not constitute Shared Collateral with respect to First Lien Obligations of such Class (any condition referred to in clause (a) or (b) with respect to First Lien Obligations of such Class being referred to as an “Impairment” of such Class). In the event an Impairment exists with respect to First Lien Obligations of any Class, the results of such Impairment shall be borne solely by the Secured Parties of such Class, and the rights of the Secured Parties of such Class (including the right to receive distributions in respect of First Lien Obligations of such Class pursuant to Section 2.01(b)) set forth herein shall be modified to the extent necessary so that the results of such Impairment are borne solely by the Secured Parties of such Class. In furtherance of the foregoing, in the event First Lien Obligations of any Class shall be subject to an Impairment in the form of an Intervening Lien of any Intervening Creditor, the value of any Shared Collateral or Proceeds that are allocated to such Intervening Creditor shall be deducted solely from the Shared Collateral or Proceeds to be distributed in respect of First Lien Obligations of such Class. In addition, in the event the First Lien Obligations of any Class are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to the First Lien Obligations of such Class or the First Lien Documents of such Class shall refer to such obligations or such documents as so modified.
          SECTION 2.03. Actions with Respect to Shared Collateral; Prohibition on Certain Contests. (a) Notwithstanding anything to the contrary in the First Lien Credit Documents (other than this Agreement), (i) only the Collateral Agent shall, and shall have the right to, exercise, or refrain from exercising, any rights, remedies and powers with respect to the Shared Collateral, including any action to enforce its security interest in or realize upon any Shared Collateral and any right, remedy or power with respect to any Shared Collateral under any intercreditor agreement (other than this Agreement), and then only on the instructions of the Applicable Authorized Representative, (ii) the Collateral Agent shall not be required to, and shall not, follow any instructions or directions with respect to Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Secured Party, other than the Applicable Authorized Representative), it being understood and agreed that, notwithstanding any such instruction or direction by the Applicable Authorized Representative, the Collateral

Agent shall not be required to take any action that, in its opinion, could expose the Collateral Agent to liability or be contrary to any First Lien Document or applicable law, and (iii) no Non-Controlling Authorized Representative or any other Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, take any other action to enforce its security interest in or realize upon, or exercise any other right, remedy or power with respect to (including any right, remedy or power under any intercreditor agreement other than this Agreement) any Shared Collateral, whether under any First Lien Credit Document, applicable law or otherwise, it being agreed that only the Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable First Lien Security Documents, shall be entitled to take any such actions or exercise any such rights, remedies and powers with respect to Shared Collateral. Notwithstanding the equal priority of the Liens established under Section 2.01(a), the Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if the Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent, the Applicable Authorized Representative or any Controlling Secured Party, or any other exercise by the Collateral Agent, the Applicable Authorized Representative or any Controlling Secured Party of any rights, remedies or powers with respect to the Shared Collateral, or seek to cause the Collateral Agent to do so. Nothing in this paragraph shall be construed to limit the rights and priorities of the Collateral Agent, any Authorized Representative or any other Secured Party with respect to any Collateral not constituting Shared Collateral.
          (b) The Collateral Agent and each of the Authorized Representatives agrees that it will not accept any Lien on any asset of any Grantor securing First Lien Obligations of any Class for the benefit of any Secured Party of such Class other than pursuant to the First Lien Security Documents, other than (i) any funds deposited for the discharge or defeasance of First Lien Obligations of any Class and (ii) any rights of set-off created under the First Lien Credit Documents of any Class.
          (c) Each of the Authorized Representatives agrees, for itself and on behalf of its Related Secured Parties, that neither such Authorized Representative nor its Related Secured Parties will (and each hereby waives any right to) challenge or contest or support any other Person in challenging or contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the validity, attachment, creation, perfection, priority or enforceability of a Lien held by or on behalf of the Collateral Agent or any other Authorized Representative or any of its Related Secured Parties in all or any part of the Collateral, (ii) the validity, enforceability or effectiveness of any First Lien Obligation of any Class or any First Lien Security Document of any Class or (iii) the validity, enforceability or effectiveness of the priorities, rights or duties established by, or other provisions of, this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Collateral Agent, any Authorized Representative or any of its Related Secured Parties to enforce this Agreement.
          SECTION 2.04. No Interference; Payment Over. (a) Each of the Authorized Representatives, for itself and on behalf of its Related Secured Parties, agrees that (i) neither such Authorized Representative nor its Related Secured Parties will (and each hereby waives any right to) take or cause to be taken any action the purpose of which is, or could reasonably be expected to be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Collateral Agent, (ii) except as provided in Section 2.03, neither such Authorized Representative nor its Related Secured Parties shall have any right (A) to direct the Collateral Agent or any other Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) to consent to the exercise by the Collateral Agent or any other Secured Party of any right, remedy or power with respect to any Shared Collateral, (iii) neither such Authorized Representative nor its Related Secured Parties will (and each hereby waives any right to) institute any suit or proceeding, or assert in any suit or proceeding any claim, against the Collateral Agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Collateral Agent, any Applicable Authorized Representative or any other Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Agent, such Applicable Authorized Representative or such other Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, and (iv) neither such Authorized Representative nor its Related Secured Parties will (and each hereby waives any right to) seek to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Shared Collateral; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Collateral Agent or any Authorized Representative or any of its Related Secured Parties to enforce this Agreement.
          (b) Each Authorized Representative, on behalf of itself and its Related Secured Parties, agrees that if such Authorized Representative or any of its Related Secured Parties shall at any time obtain possession of any Shared Collateral or receive any Proceeds (other than as a result of any application of Proceeds pursuant to Section 2.01(b)) at any time prior to the Discharge of First Lien Obligations of each other Class, (i) such Authorized Representative or its Related Secured Party, as the case may be, shall promptly inform each Authorized Representative thereof, (ii) such Authorized Representative or its Related Secured Party shall hold such Shared Collateral or Proceeds in trust for the benefit of the Secured Parties of any Class entitled thereto pursuant to Section 2.01(b) and (iii) such Authorized Representative or its Related Secured Party shall promptly transfer such Shared Collateral or Proceeds to the Collateral Agent, for distribution in accordance with Section 2.01(b).
          SECTION 2.05. Automatic Release of Liens; Amendments to First Lien Security Documents. (a) Notwithstanding anything to the contrary in the First Lien Credit Documents or First Lien Security Documents (but subject to the provisions of

Section 11.02 of the Indenture in the case of the release of a material portion of the “Collateral” (as defined in the Indenture) from the Liens of the Security Documents), if at any time the Collateral Agent forecloses upon or otherwise exercises rights, remedies and powers against any Shared Collateral resulting in a disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens on such Shared Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties of all Classes, will automatically be released and discharged; provided that any Proceeds realized therefrom shall be applied pursuant to Section 2.01(b).
          (b) Each of the Authorized Representatives, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that (i) the Collateral Agent may enter into any amendment or other modification to any First Lien Security Document so long as the Collateral Agent receives a certificate of the Issuer stating that such amendment or other modification is permitted by the terms of the First Lien Credit Documents of each Class and (ii) the Collateral Agent may enter into any amendment or other modification to any First Lien Security Document solely as such First Lien Security Document relates to First Lien Obligations of a particular Class so long as (A) such amendment or modification is in accordance with the First Lien Credit Documents of such Class and (B) such amendment or modification does not adversely affect the interests of the Secured Parties of any other Class.
          (c) Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such consents, confirmations, authorizations and other instruments as shall reasonably be requested by the Collateral Agent to evidence and confirm any release of Shared Collateral or amendment or modification to any First Lien Security Document provided for in this Section.
          SECTION 2.06. Certain Agreements with Respect to Bankruptcy and Insolvency Proceedings. (a) The Authorized Representative of each Class, for itself and on behalf of its Related Secured Parties, agrees that, if any Issuer or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, neither such Authorized Representative nor its Related Secured Parties will raise any objection to any such financing or to the Liens on the Shared Collateral securing any such financing (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, in each case unless the Applicable Authorized Representative shall then oppose or object to such DIP Financing or such DIP Financing Liens or such use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Controlling Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such

DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Secured Parties of such Class retain the benefit of their Liens on all such Shared Collateral subject to the DIP Financing Liens, including proceeds thereof arising after the commencement of the Bankruptcy Case, with such Liens having the same priority with respect to Liens of the Secured Parties of any other Class (other than any Liens of the Secured Parties of such other Class constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Secured Parties of such Class are granted Liens on any additional collateral provided to the Secured Parties of any other Class as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with such Liens having the same priority with respect to Liens of the Secured Parties of any other Class (other than any Liens of the Secured Parties of such other Class constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (C) if any amount of such DIP Financing or cash collateral is applied to repay any First Lien Obligations, such amount is applied in accordance with Section 2.01(b), and (D) if the Secured Parties of any Class are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied in accordance with Section 2.01(b); provided that the Secured Parties of each Class shall have a right to object to the grant, as security for the DIP Financing, of a Lien on any Collateral subject to Liens in favor of the Secured Parties of such Class or its Authorized Representative that shall not constitute Shared Collateral; and provided further that any Secured Party receiving adequate protection granted in connection with the DIP Financing or such use of cash collateral shall not object to any other Secured Party receiving adequate protection comparable to any such adequate protection granted to such Secured Party.
          SECTION 2.07. Reinstatement. If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the First Lien Obligations of any Class previously made shall be rescinded for any reason whatsoever (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law), then the terms and conditions of Article II shall be fully applicable thereto until all the First Lien Obligations of such Class shall again have been paid in full in cash.
          SECTION 2.08. Insurance and Condemnation Awards. As between the Secured Parties, the Collateral Agent, acting at the direction of the Applicable Authorized Representative, shall have the exclusive right, subject to the rights of the Grantors under the First Lien Security Documents, to settle and adjust claims in respect of Shared Collateral under policies of insurance covering or constituting Shared Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Shared Collateral; provided that any Proceeds arising therefrom shall be subject to Section 2.01(b).

          SECTION 2.09. Refinancings. The First Lien Obligations of any Class may be Refinanced, in whole or in part, in each case, without notice to, or the consent of, any Secured Party of any other Class, all without affecting the priorities provided for herein or the other provisions hereof; provided that nothing in this Section shall affect any limitation on any such Refinancing that is set forth in the First Lien Credit Documents of any such other Class; and provided further that, if any obligations of the Grantors in respect of such Refinancing Indebtedness shall be secured by Liens on any Shared Collateral, then such obligations and the holders thereof shall be subject to and bound by the provisions of this Agreement and the Authorized Representative of the holders of any such Refinancing Indebtedness shall have executed an Additional Authorized Representative Joinder Agreement.
          SECTION 2.10. Possessory Collateral Agent as Gratuitous Bailee for Perfection. (a) The Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case subject to the terms and conditions of this Section. Pending delivery to the Collateral Agent, each Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section.
          (b) The duties or responsibilities of the Collateral Agent and each Authorized Representative under this Section shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other Secured Party for purposes of perfecting the Lien held by such Secured Parties therein.
ARTICLE III
Determinations with Respect to Obligations and Liens
          Whenever, in connection with the exercise of its rights or the performance of its obligations hereunder, the Collateral Agent or the Authorized Representative of any Class shall be required to determine the existence or amount of any First Lien Obligations of any Class, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Class (and whether such Lien constitutes a valid and perfected Lien), it may request that such information be furnished to it in writing by the Authorized Representative of such Class and shall be entitled to make such determination on the basis of the information so furnished; provided that if, notwithstanding such request, the Authorized Representative of the applicable Class shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or

Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon an Officers’ Certificate. The Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Secured Party or any other Person as a result of such determination or any action or not taken pursuant thereto.
ARTICLE IV
Concerning the Collateral Agent
          SECTION 4.01. Appointment and Authority. (a) Each of the Authorized Representatives, for itself and on behalf of its Related Secured Parties, hereby irrevocably appoints [ ] to act as the Collateral Agent hereunder and under each of the First Lien Security Documents, and authorizes the Collateral Agent to take such actions and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First Lien Obligations, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Authorized Representatives, for itself and on behalf of its Related Secured Parties, hereby grants to the Collateral Agent any required powers of attorney to execute any First Lien Security Document governed by the laws of such jurisdiction on such Secured Party’s behalf. Without limiting the generality of the foregoing, the Collateral Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Shared Collateral, and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the First Lien Security Documents.
          (b) Each of the Authorized Representatives, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that the Collateral Agent shall be entitled, for the benefit of the Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights, remedies or powers to which the Non-Controlling Secured Parties would otherwise be entitled to as a result of their Non-Controlling Secured Obligations. Without limiting the foregoing, each of the Authorized Representatives, for itself and on behalf of its Related Secured Parties, agrees that none of the Collateral Agent, the Applicable Authorized Representative or any other Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Authorized Representatives, for itself and on behalf of its Related Secured Parties, waives any claim they may now or hereafter have against the Collateral Agent or the Authorized Representative or any Secured Party of any other Class arising out of (i) any actions that the Collateral Agent or any such Authorized Representative or Secured Party takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale or other disposition, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Applicable Authorized Representative or Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.06, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by, the Issuer, the Company or any of their respective Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction without the consent of each Authorized Representative representing Secured Parties for whom such Collateral constitutes Shared Collateral.
          (c) Each of the Authorized Representatives, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that, upon any other obligations being designated hereunder as Additional First Lien Obligations or any other Person becoming an Additional Authorized Representative or any other Persons becoming Additional Secured Parties, the Collateral Agent will continue to act in its capacity as Collateral Agent in respect of the then existing Authorized Representatives and Secured Parties and such Additional Authorized Representative and Additional Secured Parties.
          SECTION 4.02. Rights as a Secured Party. (a) The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Secured Party of any Class as any other Secured Party of such Class and may exercise the same as though it were not the Collateral Agent and the term “Secured Party”, “Secured Parties”, “Indenture Secured Party”, “Indenture Secured Parties”, “Additional Secured Party” or “Additional Secured Parties”, as applicable, shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity. The Person serving as the Collateral Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Issuer, the Company, or any of their respective Subsidiary or other Affiliate thereof as if such Person were not the Collateral Agent hereunder and without any duty to account therefor to any other Secured Party.

          SECTION 4.03. Exculpatory Provisions. The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other First Lien Security Documents. Without limiting the generality of the foregoing, the Collateral Agent:
     (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
     (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the First Lien Security Documents that the Collateral Agent is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any First Lien Security Document or applicable law;
     (iii) shall not, except as expressly set forth in this Agreement and in the First Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Issuer, the Company, or any of their respective Subsidiaries or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity;
     (iv) shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Applicable Authorized Representative or (B) in the absence of its own gross negligence or wilful misconduct or (C) in reliance on an Officers’ Certificate stating that such action is permitted by the terms of this Agreement;
     (v) shall be deemed not to have knowledge of any Default or Event of Default under any First Lien Credit Documents of any Class unless and until notice describing such Default or Event Default is given to the Collateral Agent by the Authorized Representative of such Class or the Issuer in accordance with the applicable First Lien Credit Document; and
     (vi) shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any First Lien Security Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any First Lien Security Document or any other agreement, instrument or document, or the validity, attachment, creation, perfection, priority or enforceability of any Lien purported to be created by the First Lien Security Documents, (E) the value or the sufficiency of any Collateral for First Lien Obligations of any Class or (F) the satisfaction of any condition set forth in any First Lien Credit Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.
          SECTION 4.04. Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person. The Collateral Agent may consult with legal counsel (who may be counsel for the Issuer, any other Grantor or any Authorized Representative), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 4.05. Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other First Lien Security Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Collateral Agent and any such sub-agent, and shall apply to their respective activities as the Collateral Agent.
          SECTION 4.06. Resignation of Collateral Agent. The Collateral Agent may at any time give notice of its resignation as Collateral Agent under this Agreement and the First Lien Security Documents to each Authorized Representative and the Issuer. Upon receipt of any such notice of resignation, the Applicable Authorized Representative shall have the right, in consultation with the Issuer, to appoint a successor. If no such successor shall have been so appointed by the Applicable Authorized Representative and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Secured Parties, appoint a successor Collateral Agent meeting the qualifications set forth above; provided that if the Collateral Agent shall notify each Authorized Representative and the Issuer that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the First Lien Security Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Secured Parties under any First Lien Security Document, the retiring Collateral Agent shall continue to hold such Collateral solely for purposes of maintaining the perfection of the security interests of the Secured Parties therein until such time as a successor Collateral Agent is appointed but with no obligation to take any further action at the request of the Applicable Authorized Representative or any other Secured Parties) and (b) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Authorized Representative directly, until such time as the Applicable Authorized Representative appoints a successor Collateral Agent as provided above. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder and under the First Lien Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the First Lien Security Documents (if not already discharged therefrom as provided above). Notwithstanding the resignation of the Collateral Agent hereunder and under the First Lien Security Documents, the provisions of this Article and the equivalent provision of any Additional First Lien Document shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Secured Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent. Upon any notice of resignation of the Collateral Agent hereunder and under the First Lien Security Documents, the Issuer agrees to use commercially reasonable efforts to transfer (and maintain the validity and priority of) the Liens in favor of the retiring Collateral Agent under the First Lien Security Documents to the successor Collateral Agent.
          SECTION 4.07. Collateral Matters. Each of the Secured Parties irrevocably authorizes the Collateral Agent, at its option and in its discretion:
     (a) to release any Lien on any property granted to or held by the Collateral Agent under any First Lien Security Document in accordance with Sections 2.03 and 2.05 or upon receipt of an Officers’ Certificate stating that such release is permitted by the terms of the First Lien Credit Documents; and
     (b) to release any Grantor from its obligations under the First Lien Security Documents upon receipt of an Officers’ Certificate stating that such release is permitted by the terms of the First Lien Credit Documents.
ARTICLE V
No Liability
          SECTION 5.01. Information. The Collateral Agent or the Authorized Representative or Secured Parties of any Class shall have no duty to disclose to any Secured Party of any other Class any information relating to the Issuer, the Company or any of their respective Subsidiaries, or any other circumstance bearing upon the risk of nonpayment of any of the First Lien Obligations, that is known or becomes known to any of them or any of their Affiliates. If the Collateral Agent or the Authorized Representative or any Secured Party of any Class, in its sole discretion, undertakes at any time or from time to time to provide any such information to, as the case may be, the Authorized Representative or any Secured Party of any other Class, it shall be under no obligation (i) to make, and shall not be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion or (iii) to undertake any investigation.
          SECTION 5.02. No Warranties or Liability. (a) Each Authorized Representative, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that neither the Collateral Agent nor the Authorized Representative or any Secured Party of any other Class has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Credit Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Authorized Representative and the Secured Parties of any Class will be entitled to manage and supervise their loans and other extensions of credit in the manner determined by them.
          (b) No Authorized Representative or Secured Parties of any Class shall have any express or implied duty to the Authorized Representative or any Secured Party of any other Class to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of a Default or an Event of Default under any First Lien Credit Document (other than, in each case, this Agreement), regardless of any knowledge thereof that they may have or be charged with.
ARTICLE VI
Additional First Lien Obligations
          The Issuer may, at any time and from time to time, subject to any limitations contained in the First Lien Credit Documents in effect at such time, designate additional Indebtedness and related obligations that are, or are to be, secured by Liens on any assets of the Issuer or any other Grantor that would, if such Liens were granted, constitute Shared Collateral as “Additional First Lien Obligations” by delivering to the Collateral Agent and each Authorized Representative party hereto at such time an Officers’ Certificate:
     (a) describing the Indebtedness and other obligations being designated as Additional First Lien Obligations, and including a statement of the maximum aggregate outstanding principal amount of such Indebtedness as of the date of such certificate;
     (b) setting forth the Additional First Lien Documents under which such Additional First Lien Obligations are issued or incurred or the guarantees of such Additional First Lien Obligations are, or are to be, created, and attaching copies of such Additional First Lien Documents as each Grantor has executed and delivered to the Person that serves as the administrative agent, trustee or a similar representative for the holders of such Additional First Lien Obligations (such Person being referred to as the “Additional Authorized Representative”) with respect to such Additional First Lien Obligations on the closing date of such Additional First Lien Obligations, certified as being true and complete by an Officers’ Certificate;
     (c) identifying the Person that serves as the Additional Authorized Representative;
     (d) certifying that the incurrence of such Additional First Lien Obligations, the creation of the Liens securing such Additional First Lien Obligations and the designation of such Additional First Lien Obligations as “Additional First Lien Obligations” hereunder do not violate or result in a default under any provision of any First Lien Credit Documents in effect at such time;
     (e) certifying that the Additional First Lien Documents authorize the Additional Authorized Representative to become a party hereto by executing and delivering an Additional Authorized Representative Joinder Agreement and provide that upon such execution and delivery, such Additional First Lien Obligations and the holders thereof shall become subject to and bound by the provisions of this Agreement; and
     (f) attaching a fully completed Authorized Representative Joinder Agreement executed and delivered by the Additional Authorized Representative.
          Upon the delivery of such certificate and the related attachments as provided above, the obligations designated in such notice as “Additional First Lien Obligations” shall become Additional First Lien Obligations for all purposes of this Agreement.
ARTICLE VII
Miscellaneous
          SECTION 7.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (a) if to any Grantor, to it (or, in the case of any Grantor other than the Issuer, to it in care of the Issuer) at [    ];
     (b) if to the Collateral Agent or the Trustee, to it at [    ] (Facsimile No.: [    ]), with a copy to [    ];
     (c) if to the Initial Additional Authorized Representative, to it at [    ];
     (d) if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

          Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section. As agreed to in writing by any party hereto from time to time, notices and other communications to such party may also be delivered by e-mail to the e-mail address of a representative of such party provided from time to time by such party.
          SECTION 7.02. Waivers; Amendment; Joinder Agreements. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or otherwise modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and each Authorized Representative then party hereto; provided that no such agreement shall by its terms amend, modify or otherwise affect the rights or obligations of any Grantor without the Issuer’s prior written consent; provided further that (i) without the consent of any party hereto, (A) this Agreement may be supplemented by an Authorized Representative Joinder Agreement, and an Additional Authorized Representative may become a party hereto, in accordance with Article VI and (B) this Agreement may be supplemented by a Grantor Joinder Agreement, and a Subsidiary may become a party hereto, in accordance with Section 7.13, and (ii) in connection with any Refinancing of First Lien Obligations of any Class, or the incurrence of Additional First Lien Obligations of any Class, the Collateral Agent and the Authorized Representatives then party hereto shall enter (and are hereby authorized to enter without the consent of any other Secured Party), at the request of the Collateral Agent, any Authorized Representative or the Issuer, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence and are reasonably satisfactory to the Collateral Agent and each such Authorized Representative.

          SECTION 7.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.
          SECTION 7.04. Effectiveness; Survival. This Agreement shall become effective when executed and delivered by the parties hereto. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding against the Issuer, the Company, or any of their respective Subsidiaries.
          SECTION 7.05. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 7.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 7.07. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          SECTION 7.08. Submission to Jurisdiction Waivers; Consent to Service of Process. The Collateral Agent and each Authorized Representative, for itself and on behalf of its Related Secured Parties, irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 7.01;
     (d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          SECTION 7.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 7.10. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 7.11. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement (including Section 2.05 hereof) and the provisions of any of the First Lien Credit Documents, the provisions of this Agreement shall control.
          SECTION 7.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Parties in relation to one another. Except as expressly provided in this Agreement, none of the Issuer, any other Grantor, any other Subsidiary or any other creditor of any of the foregoing shall have any rights or obligations hereunder, and none of the Issuer, any other Grantor or any other Subsidiary may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Issuer or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

          SECTION 7.13. Additional Grantors. In the event any Subsidiary shall have granted a Lien on any of its assets to secure any First Lien Obligations, the Issuer shall cause such Subsidiary, if not already a party hereto, to become a party hereto as a “Grantor”. Upon the execution and delivery by any Subsidiary of a Grantor Joinder Agreement, any such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto. The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
          SECTION 7.14. Integration. This Agreement, together with the other First Lien Credit Documents, represents the agreement of each of the Grantors and the Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Grantor, the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other First Lien Credit Documents.
          SECTION 7.15. Further Assurances. Each of the Collateral Agent, each Authorized Representative and the Grantors agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which the Collateral Agent or any Authorized Representative may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities provided for herein.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
[ ],
as Authorized Representative for the Indenture
Secured Parties and Collateral Agent,

by
Name:
Title:
[ ], as Initial Additional Authorized Representative,

by
Name:
Title:
DIAMOND RESORTS CORPORATION,

by
Name:
Title:
THE GRANTORS LISTED ON SCHEDULE I HERETO,

by
Name:
Title:

SCHEDULE 1 to
PARI PASSU INTERCREDITOR AGREEMENT
Grantors

EXHIBIT I to
PARI PASSU INTERCREDITOR AGREEMENT
     [FORM OF] ADDITIONAL AUTHORIZED REPRESENTATIVE AGENT JOINDER AGREEMENT NO. [ ] dated as of [ ], [ ] (this “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among DIAMOND RESORTS CORPORATION, a Maryland corporation (the “Issuer”), the other GRANTORS party thereto, [ ], as collateral agent for the Secured Parties (as defined below) (in such capacity, the “Collateral Agent”) and as the Authorized Representative for the Indenture Secured Parties in its capacity as trustee under the Indenture (in such capacity, the “Trustee”), [ ], as the Authorized Representative for the Initial Additional Secured Parties (in such capacity, the “Initial Additional Authorized Representative”), and each ADDITIONAL AUTHORIZED REPRESENTATIVE from time to time party thereto, as the Authorized Representative for any Secured Parties of any other Class.
          Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.
          The Issuer and the other Grantors propose to issue or incur “Additional First Lien Obligations” designated by the Issuer as such in accordance with Article VI of the Intercreditor Agreement in an Officers’ Certificate delivered concurrently herewith to the Collateral Agent and the Authorized Representatives (the “Additional First Lien Obligations”). The Person identified in the signature pages hereto as the “Additional Authorized Representative” (the “Additional Authorized Representative”) will serve as the administrative agent, trustee or a similar representative for the holders of the Additional First Lien Obligations (the “Additional Secured Parties”).
          The Additional Authorized Representative wishes, in accordance with the provisions of the Intercreditor Agreement, to become a party to the Intercreditor Agreement and to acquire and undertake, for itself and on behalf of the Additional Secured Parties, the rights and obligations of an “Additional Authorized Representative” and “Secured Parties” thereunder.
          Accordingly, the Additional Authorized Representative, for itself and on behalf of its Related Secured Parties, and the Issuer agree as follows, for the benefit of the Collateral Agent, the existing Authorized Representatives and the existing Secured Parties:

          SECTION 1.01. Accession to the Intercreditor Agreement. The Additional Authorized Representative hereby (a) accedes and becomes a party to the Intercreditor Agreement as an “Additional Authorized Representative”, (b) agrees, for itself and on behalf of the Additional Secured Parties, to all the terms and provisions of the Intercreditor Agreement and (c) acknowledges and agrees that (i) the Additional First Lien Obligations and Liens on any Collateral securing the same shall be subject to the provisions of the Intercreditor Agreement and (ii) the Additional Authorized Representative and the Additional Secured Parties shall have the rights and obligations specified under the Intercreditor Agreement with respect to an “Authorized Representative” or a “Secured Party”, and shall be subject to and bound by the provisions of the Intercreditor Agreement. The Intercreditor Agreement is hereby incorporated by reference.
          SECTION 1.02. Representations and Warranties of the Additional Authorized Representative. The Additional Authorized Representative represents and warrants to the Collateral Agent, the existing Authorized Representatives and the existing Secured Parties that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as the Additional Authorized Representative, (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, and (c) the Additional First Lien Documents relating to the Additional First Lien Obligations provide that, upon the Additional Authorized Representative’s execution and delivery of this Joinder Agreement, (i) the Additional First Lien Obligations and Liens on any Collateral securing the same shall be subject to the provisions of the Intercreditor Agreement and (ii) the Additional Authorized Representative and the Additional Secured Parties shall have the rights and obligations specified therefor under, and shall be subject to and bound by the provisions of, the Intercreditor Agreement.
          SECTION 1.03. Parties in Interest. This Joinder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.
          SECTION 1.04. Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Joinder Agreement.
          SECTION 1.05. Governing Law. This Joinder Agreement shall be construed in accordance with and governed by the law of the State of New York.
          SECTION 1.06. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Intercreditor Agreement. All communications and notices hereunder to the Additional Authorized Representative shall be given to it at the address set forth under its signature hereto, which information supplements Section 7.01 to the Intercreditor Agreement.
          SECTION 1.07. Expenses. The Issuer agrees to reimburse the Collateral Agent and each of the Authorized Representatives for its reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent and any of the Authorized Representatives.
          SECTION 1.08. Incorporation by Reference. The provisions of Sections 7.04, 7.06, 7.08, 7.09, 7.10, 7.11 and 7.12 of the Intercreditor Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.
          IN WITNESS WHEREOF, the Additional Authorized Representative and the Issuer have duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.
[ ], AS ADDITIONAL AUTHORIZED REPRESENTATIVE,

by
Name:
Title:
Address for notices:

attention of:

Facsimile:

DIAMOND RESORTS CORPORATION,

by
Name:
Title:

Acknowledged by:
[    ], AS THE COLLATERAL AGENT
AND THE TRUSTEE,

by
Name:
Title:
[    ], AS THE [INITIAL] ADDITIONAL
AUTHORIZED REPRESENTATIVE,

by
Name:
Title:

EXHIBIT II to
PARI PASSU INTERCREDITOR AGREEMENT
     [FORM OF] GRANTOR JOINDER AGREEMENT NO. [ ] dated as of [ ], [ ] (this “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among DIAMOND RESORTS CORPORATION, a Maryland corporation (the “Issuer”), the other GRANTORS party hereto, [ ], as collateral agent for the Secured Parties (as defined below) (in such capacity, the “Collateral Agent”) and as the Authorized Representative for the Indenture Secured Parties in its capacity as trustee under the Indenture (in such capacity, the “Trustee”), [ ], as the Authorized Representative for the Initial Additional Secured Parties (in such capacity, the “Initial Additional Authorized Representative”), and each ADDITIONAL AUTHORIZED REPRESENTATIVE from time to time party hereto, as the Authorized Representative for any Secured Parties of any other Class.
          Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.
          [   ], a [   ] [corporation] and a Subsidiary of the Company (the “Additional Grantor”), has granted a Lien on all or a portion of its assets to secure First Lien Obligations and such Additional Grantor is not a party to the Intercreditor Agreement.
          The Additional Grantor wishes to become a party to the First Lien Intercreditor Agreement and to acquire and undertake the rights and obligations of a Grantor thereunder. The Additional Grantor is entering into this Joinder Agreement in accordance with the provisions of the Intercreditor Agreement in order to become a Grantor thereunder.
          Accordingly, the Additional Grantor agrees as follows, for the benefit of the Collateral Agent, the Authorized Representatives and the Secured Parties:
          SECTION 1.01. Accession to the Intercreditor Agreement. The Additional Grantor (a) hereby accedes and becomes a party to the Intercreditor Agreement as a “Grantor”, (b) agrees to all the terms and provisions of the Intercreditor Agreement and (c) acknowledges and agrees that the Additional Grantor shall have the rights and obligations specified under the Intercreditor Agreement with respect to a “Grantor”, and shall be subject to and bound by the provisions of the Intercreditor Agreement.
          SECTION 1.02. Representations and Warranties of the Additional Grantor. The Additional Grantor represents and warrants to the Collateral Agent, the Authorized Representatives and the Secured Parties that this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          SECTION 1.03. Parties in Interest. This Joinder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be third party beneficiaries of this Agreement.
          SECTION 1.04. Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Joinder Agreement.
          SECTION 1.05. Governing Law. This Joinder Agreement shall be construed in accordance with and governed by the law of the State of New York.
          SECTION 1.06. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Intercreditor Agreement.
          SECTION 1.07. Expenses. The Grantor agrees to reimburse the Collateral Agent and each of the Authorized Representatives for its reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent and any of the Authorized Representatives.
          SECTION 1.08. Incorporation by Reference. The provisions of Sections 7.04, 7.06, 7.08, 7.09, 7.10, 7.11 and 7.12 of the Intercreditor Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.

          IN WITNESS WHEREOF, the Additional Grantor has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.
[NAME OF SUBSIDIARY],

by
Name:
Title:

EXHIBIT B
[FORM OF]
JUNIOR LIEN INTERCREDITOR AGREEMENT
dated as of [    ],
among
DIAMOND RESORTS CORPORATION,
the other GRANTORS party hereto,
[    ],
as First Priority Representative,
and
[    ],
as Junior Priority Representative

     JUNIOR LIEN INTERCREDITOR AGREEMENT (this “Agreement”), dated as of [ ], among [ ], as collateral agent for the First Priority Secured Parties (such term, and other capitalized terms used herein but not otherwise defined, having the meaning set forth in Section 1.1 below) (in such capacity, with its successors and assigns, and as more specifically defined below, the “First Priority Representative”), [ ], as [ ] and as junior lien agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “Junior Priority Representative”) for the Junior Priority Secured Parties, DIAMOND RESORTS CORPORATION, a Maryland corporation (the “Issuer”) and the other GRANTORS (as defined below) party hereto.
     In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Priority Representative, for itself and on behalf of First Priority Secured Parties, and the Junior Lien Representative, for itself and on behalf of its Junior Priority Secured Parties, agree as follows:
     SECTION 1. Definitions.
     1.1 Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Existing First Priority Agreement referred to below. The following terms, as used herein, have the following meanings:
     “Additional Debt” has the meaning assigned to such term in Section 9.3(b).
     “Additional First Priority Agreement” means any agreement designated as such in writing (including by addendum to this Agreement) by the First Priority Representative and the Junior Priority Representative in accordance with the terms of the First Priority Agreement and Junior Priority Agreement, respectively.
     “Additional Junior Priority Agreement” means any agreement designated as such in writing (including by addendum to this Agreement) by the First Priority Representative and the Junior Priority Representative in accordance with the terms of the First Priority Agreement and Junior Priority Agreement, respectively.
     “Agreement” has the meaning assigned to such term in the preamble hereto.
     “Bankruptcy Code” means Title 11 of the United States Code.
     “Bankruptcy Law” means each of the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.
     “Company” means Diamond Resorts Parent, LLC, a Nevada limited liability company.

     “Comparable Junior Priority Security Document” means, in relation to any Shared Collateral subject to any First Priority Security Document, that Junior Priority Security Document that creates a security interest in the same Shared Collateral, granted by the same Grantor, as applicable.
     “DIP Financing” has the meaning assigned to such term in Section 5.2.
     “Enforcement Action” means, with respect to the First Priority Obligations or the Junior Priority Obligations, any demand for acceleration or payment thereof, the exercise of any rights and remedies with respect to any Shared Collateral securing such Obligations or the commencement or prosecution of enforcement of any of the rights and remedies as a secured creditor under, as applicable, the First Priority Documents or the Junior Priority Documents, or applicable law, including, without limitation, the exercise of any rights of set-off or recoupment and rights to credit bid debt, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.
     “Existing First Priority Agreement” means the Indenture dated as of August 13, 2010 between the Issuer and Wells Fargo Bank, National Association, as trustee.
     “Existing Junior Priority Agreement” means [    ].
     “First Priority Agreement” means the collective reference to (a) the Existing First Priority Agreement, (b) any Additional First Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the Indebtedness and other Obligations outstanding under the Existing First Priority Agreement, any Additional First Priority Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a First Priority Agreement hereunder (a “Replacement First Priority Agreement”). Any reference to the First Priority Agreement hereunder shall be deemed a reference to any First Priority Agreement then extant.
     “First Priority Collateral” means all assets, whether now owned or hereafter acquired by any Grantor, in which a Lien is granted or purported to be granted to any First Priority Secured Party as security for any First Priority Obligation (including any Lien assigned to the First Priority Representative pursuant to Section 2.4).
     “First Priority Documents” means the First Priority Agreement, each First Priority Security Document, each First Priority Guarantee and any Pari Passu Intercreditor Agreement.
     “First Priority Guarantee” means any guarantee by any Grantor of any or all of the First Priority Obligations.
     “First Priority Lien” means any Lien created by the First Priority Security Documents.

     “First Priority Obligations” means all Obligations in respect of the Notes or arising under the First Priority Documents, including all fees and expenses of the First Priority Representative. To the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in whole or in part, or is otherwise set aside or required to be returned or paid to a debtor in possession, any Junior Priority Secured Party, any receiver or any similar Person, then the obligation or part thereof originally intended to be satisfied by such payment shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Junior Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.
     “First Priority Obligations Payment Date” means the first date on which (a) the First Priority Obligations (including any obligations replacing, renewing or refinancing any previously existing First Priority Obligations, but other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased in accordance with the terms of the First Priority Documents), (b) all commitments to extend credit under the First Priority Documents (including any documents replacing, renewing or refinancing any previously existing First Priority Documents) have been terminated and (c) the First Priority Representative has delivered a written notice to the Junior Priority Representative stating that the events described in clauses (a) and (b) have occurred, such notice not to be unreasonably withheld.
     “First Priority Representative” has the meaning set forth in the introductory paragraph hereof. In the case of any Replacement First Priority Agreement, the First Priority Representative shall be the Person identified as such in such Replacement First Priority Agreement.
     “First Priority Secured Party” means each Person holding First Priority Obligations, including the First Priority Representative.
     “First Priority Security Documents” means the “Security Documents” (as defined in the Existing First Priority Agreement), and any other documents that are designated under the First Priority Agreement as “First Priority Security Documents” for purposes of this Agreement; provided that no document that is not entered into pursuant to the Existing First Priority Agreement will constitute a First Priority Security Document unless the treatment of such document as a First Priority Security Document is permitted under each First Priority Agreement then extant, including, as of the date hereof and any other date if then extant, the Existing First Priority Agreement.
     “Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
     “Grantors” means, at any time, the Issuer, the Company and each of their respective Subsidiaries that, at such time, has granted a security interest in any of its assets pursuant to any First Priority Security Document to secure First Priority

Obligations or Junior Priority Security Document to secure Junior Priority Obligations. The Persons that are Grantors on the date hereof are set forth on Schedule I.
     “Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution, insolvency or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any other Bankruptcy Law.
     “Issuer” has the meaning assigned to such term in the preamble hereto.
     “Junior Priority Agreement” means the collective reference to (a) the Existing Junior Priority Agreement, (b) any Additional Junior Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Existing Junior Priority Agreement, any Additional Junior Priority Agreement or any other agreement or instrument referred to in this clause (c). Any reference to the Junior Priority Agreement hereunder shall be deemed a reference to any Junior Priority Agreement then extant.
     “Junior Priority Collateral” means all assets, whether now owned or hereafter acquired by the Company or any other Grantor, in which a Lien is granted or purported to be granted to any Junior Priority Secured Party as security for any Junior Priority Obligation.
     “Junior Priority Documents” means each Junior Priority Agreement, each Junior Priority Security Document and each Junior Priority Guarantee.
     “Junior Priority Guarantee” means any guarantee by any Grantor of any or all of the Junior Priority Obligations.
     “Junior Priority Lien” means any Lien created by the Junior Priority Security Documents.
     “Junior Priority Obligations” means all Obligations in respect of [ ] or arising under the Junior Priority Documents, including all fees and expenses of the Junior Priority Representative. To the extent any payment with respect to any Junior Priority Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in whole or in part, or is otherwise set aside or required to be returned or paid to a debtor in possession, any First Priority Secured Party, any receiver or any similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Junior Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

     “Junior Priority Representative” has the meaning set forth in the preamble hereto, but shall also include any Person identified as a “Junior Priority Representative” in any Junior Priority Agreement other than the Existing Junior Priority Agreement.
     “Junior Priority Secured Party” means each Person holding Junior Priority Obligations, including the Junior Priority Representative.
     “Junior Priority Security Documents” means the “[ ]” as defined in the Existing Junior Priority Agreement and any documents that are designated under the Junior Priority Agreement as “[ ]” for purposes of this Agreement.
     “Notes” means any notes issued under the Existing First Priority Agreement.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency Proceeding, whether or not allowed or allowable as a claim in any such Insolvency Proceeding.
     “Recovery” has the meaning assigned to such term in Section 5.5.
     “Reorganization Securities” has the meaning assigned to such term in Section 5.12.
     “Replacement First Priority Agreement” has the meaning set forth in the definition of “First Priority Agreement”.
     “Secured Parties” means the First Priority Secured Parties and the Junior Priority Secured Parties.
     “Shared Collateral” means all assets that are both First Priority Collateral and Junior Priority Collateral.
     “Trustee” means Wells Fargo Bank, National Association, solely in its capacity as Trustee under the Existing First Priority Agreement.
     “Unasserted Contingent Obligations” means, at any time, First Priority Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any First Priority Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit or similar instruments) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of First Priority Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

     “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.
     1.2 Amended Agreements. All references in this Agreement to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, amended and restated, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement, if applicable.
     1.3 Terms Generally. The definitions in this Section shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Sections shall be deemed references to Sections of this Agreement unless the context shall otherwise require.
     SECTION 2. Lien Priorities.
     2.1 Subordination of Liens. (a) Any and all Liens in the Shared Collateral now existing or hereafter created or arising in favor of any Junior Priority Secured Party securing the Junior Priority Obligations, regardless of how acquired, whether by grant, statute, operation of law, judgment rendered in any judicial proceeding, subrogation or otherwise, are expressly junior in priority, operation and effect to any and all Liens now existing or hereafter created or arising in favor of the First Priority Secured Parties securing the First Priority Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Junior Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other Liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any other applicable law or any First Priority Document or Junior Priority Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Priority Secured Party securing any of the First Priority Obligations are (x) subordinated to any Lien securing any obligation of any Grantor other than the Junior Priority Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.
     (b) No Junior Priority Secured Party shall object to or contest, or support any other Person in objecting to or contesting, in any proceeding (including, without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any Lien on the First Priority Collateral granted to any First Priority Secured Party. Notwithstanding any failure by any First Priority Secured Party to perfect its Lien on the First Priority Collateral granted to such First Priority Secured Party or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the Lien on the First Priority Collateral granted to the First Priority Secured Parties, the priority and rights as between the First Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Shared Collateral shall be as set forth herein.
     2.2 Nature of First Priority Obligations. The Junior Priority Representative on behalf of itself and the Junior Priority Secured Parties acknowledges that the terms of the First Priority Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the First Priority Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Junior Priority Secured Parties and without affecting the provisions hereof. The lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the First Priority Obligations, or any portion thereof, or by any amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Junior Priority Obligations, or any portion thereof.
     2.3 Agreements Regarding Actions to Perfect Liens. (a) The Junior Priority Representative on behalf of itself and the Junior Priority Secured Parties agrees that UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of the Junior Priority Representative shall be in form satisfactory to the First Priority Representative.
     (b) The Junior Priority Representative agrees on behalf of itself and the Junior Priority Secured Parties that all Junior Priority Security Documents entered into on or about the date hereof shall contain the following notation: “The lien and security interest created by [this Agreement] on the property described herein is junior and subordinate, in accordance with the provisions of the Junior Lien Intercreditor Agreement dated as of [ ], among [ ], [ ], Diamond Resorts Corporation and the other Grantors referred to therein, as amended from time to time, to the lien and security interest on such property created by any similar instrument now or hereafter granted to [ ], as collateral agent under the First Priority Documents, and its successors and assigns, in such property.” The Junior Priority Representative agrees on behalf of itself and the Junior Priority Secured Parties that all other Junior Priority Security Documents shall bear an identical or, in the event that the Existing First Priority Agreement is no longer extant or [ ] shall cease to be the First Priority Representative, a substantially similar notation.
     (c) The First Priority Representative hereby agrees that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) (or any similar concept under foreign law) over Shared Collateral pursuant to the First Priority Security Documents, such possession or control is also for the benefit of the Junior Priority Representative and the Junior Priority Secured Parties solely to the extent required to perfect their security interest in such Shared Collateral (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code). Nothing in the preceding sentence shall be construed to impose any duty on the First Priority Representative (or any third party acting on its behalf) with respect to such Shared Collateral or provide the Junior Priority Representative or any Junior Priority

Secured Party with any rights with respect to such Shared Collateral beyond those specified in this Agreement and the Junior Priority Security Documents; provided that subsequent to the occurrence of the First Priority Obligations Payment Date, the First Priority Representative shall (i) deliver to the Junior Priority Representative, at the Issuer’s sole cost and expense, the Shared Collateral in its possession or control together with any necessary endorsements to the extent required by the Junior Priority Documents or (ii) direct and deliver such Shared Collateral as a court of competent jurisdiction otherwise directs; provided, however, that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Priority Secured Parties and the Junior Priority Secured Parties and shall not impose on the First Priority Secured Parties any obligations in respect of the disposition of any Shared Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.
     2.4 No New Liens. So long as the First Priority Obligations Payment Date has not occurred, the parties hereto agree that (a) there shall be no Lien, and no Grantor shall have any right to create any Lien, on any assets of any Grantor securing any Junior Priority Obligation if those same assets are not subject to, and do not become subject to, a Lien securing the First Priority Obligations and (b) if any Junior Priority Secured Party shall acquire or hold any Lien on any assets of any Grantor securing any Junior Priority Obligation, which assets are not also subject to the first-priority Lien of the First Priority Representative under the First Priority Documents, then the Junior Priority Representative shall be deemed to also hold and have held such Lien for the benefit of the First Priority Secured Parties and shall promptly notify the First Priority Representative of the existence of such Lien and, upon demand by the First Priority Representative, will without the need for any further consent of any Junior Priority Secured Party, notwithstanding anything to the contrary in any other Junior Priority Document, either (i) release such Lien or (ii) assign it to the First Priority Representative as security for the First Priority Obligations (in which case the Junior Priority Representative may retain a junior lien on such assets subject to the terms hereof). To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Priority Secured Parties, the Junior Priority Representative and the Junior Priority Secured Parties agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.4 shall be subject to Section 4.1.
     2.5 No Duties of First Priority Representative. Neither the First Priority Representative nor any First Priority Secured Party will have any duties or other obligations to any Junior Priority Secured Party with respect to the Shared Collateral, other than, in the case of the First Priority Representative, to transfer to the Junior Priority Representative any such Shared Collateral in which the Junior Priority Representative continues to hold a security interest and that is remaining following (x) any sale, transfer or other disposition of such Shared Collateral (in each case, unless the Lien securing the Junior Priority Obligations on all such Shared Collateral is terminated and released prior to or concurrently with such sale, transfer, disposition, payment or satisfaction) and (y) the payment and satisfaction in full of such First Priority Obligations and termination of any commitment to extend credit that would constitute such First

Priority Obligations, or to the extent the First Priority Representative is in possession of any part of such Shared Collateral after such payment and satisfaction in full and termination, the part thereof remaining, in each case without representation or warranty on the part of the First Priority Representative or any holder of First Priority Obligations. Without limiting the foregoing, neither the First Priority Representative nor any holder of any First Priority Obligations will have any duty or obligation to marshal or realize upon the Shared Collateral, or to sell, dispose or otherwise liquidate all or any portion of the Shared Collateral, in any manner that would maximize the return to the Junior Priority Secured Parties notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of the proceeds actually received by the Junior Priority Secured Parties from such realization, sale, disposition or liquidation. The Junior Priority Representative, for itself and on behalf of each Junior Priority Secured Party, waives any claim the Junior Priority Representative or such Junior Priority Secured Party may now or hereafter have against the First Priority Representative or any First Priority Secured Party (or their representatives) arising out of any actions which the First Priority Representative or the First Priority Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Shared Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Shared Collateral and actions with respect to the collection of any claim for all or any part of the First Priority Obligations from any account debtor, guarantor or any other party) in accordance with the First Priority Security Documents or any other agreement related thereto or to the collection of the First Priority Obligations or the valuation, use, protection or release of any Shared Collateral.
     2.6 Further Assurances. Each of the First Priority Representative, for itself and on behalf of the First Priority Secured Parties, and the Junior Priority Representative, for itself and on behalf of the Junior Priority Secured Parties, and each Grantor party hereto, for itself and on behalf of its subsidiaries, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which the First Priority Representative or the Junior Priority Representative may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities provided for herein.
     SECTION 3. Enforcement Rights.
     3.1 Exclusive Enforcement. Until the First Priority Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Grantor, the First Priority Secured Parties shall have the exclusive right to take and continue any Enforcement Action and make determinations regarding the release, dispositions or restrictions with respect to the Shared Collateral, without any consultation with or consent of any Junior Priority Secured Party, but subject to the proviso set forth in Section 5.1. In exercising rights and remedies with respect to the Shared Collateral, the First Priority Secured Parties may enforce the provisions of the First Priority Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by any of them to sell or otherwise dispose of the Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all rights and remedies of a secured creditor under the Uniform Commercial Code and of a secured creditor under the Bankruptcy Law of any applicable jurisdiction.
     3.2 Standstill and Waivers. The Junior Priority Representative, on behalf of itself and the Junior Priority Secured Parties, agrees that, until the First Priority Obligations Payment Date has occurred, subject to the proviso set forth in Section 5.1:
     (a) they will not take or cause to be taken any action, the purpose or effect of which is, or could be, to make any Lien in respect of any Junior Priority Obligation pari passu with or senior to, or to give any Junior Priority Secured Party any preference or priority relative to, the Liens with respect to the First Priority Obligations or the First Priority Secured Parties with respect to any of the Shared Collateral;
     (b) they will not challenge or question in any proceeding the validity or enforceability of any security interest in the Shared Collateral in favor of any First Priority Obligations, the validity, attachment, perfection or priority of any First Priority Lien or the validity or enforceability of the priorities, rights or duties established by (or other provisions of) this Agreement;
     (c) they will not contest, oppose, object to, interfere with, challenge, hinder or delay, in any manner, whether by judicial proceedings (including the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Shared Collateral or any other First Priority Collateral by any First Priority Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) by or on behalf of any First Priority Secured Party;
     (d) they have no right to (i) direct either the First Priority Representative or any First Priority Secured Party to exercise any right, remedy or power with respect to the Shared Collateral or pursuant to the First Priority Security Documents or (ii) consent or object to the exercise by the First Priority Representative or any First Priority Secured Party of any right, remedy or power with respect to the Shared Collateral or pursuant to the First Priority Security Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (d), whether as a junior lien creditor or otherwise, they hereby irrevocably waive such right);
     (e) they will not object to the forbearance by the First Priority Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral or any other First Priority Collateral;

     (f) they will not oppose or seek to challenge any claim by any First Priority Secured Party for allowance in any judicial or Insolvency Proceedings consisting of post-petition interest, fees or expenses (it being understood that the First Priority Secured Parties will not contest any similar action by any Junior Priority Secured Party);
     (g) they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any First Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no First Priority Secured Party shall be liable for, any action taken or omitted to be taken by any First Priority Secured Party with respect to the Shared Collateral or pursuant to the First Priority Documents;
     (h) they will not make any judicial or nonjudicial claim or demand or commence any judicial or non-judicial proceedings against any Grantor or any of its subsidiaries or affiliates under or with respect to any Junior Priority Security Document seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to any Junior Priority Security Document or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce, any Junior Priority Security Document;
     (i) they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, or attempt any action to take possession of any Shared Collateral, or exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Shared Collateral or pursuant to the Junior Priority Security Documents;
     (j) they will not seek, and hereby waive any right, to have the Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Shared Collateral and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Shared Collateral or any other similar rights a junior secured creditor may have under applicable law; and
     (k) they will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement.
     3.3 Judgment Creditors. In the event that any Junior Priority Secured Party becomes a judgment lien creditor as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Liens and the First Priority

Obligations) to the same extent as all other Liens securing the Junior Priority Obligations are subject to the terms of this Agreement.
     3.4 Cooperation. The Junior Priority Agent, on behalf of itself and the Junior Priority Secured Parties, agrees that each of them shall take such actions as the First Priority Representative shall request in connection with the exercise by the First Priority Secured Parties of their rights set forth herein.
     3.5 No Additional Rights For the Grantors Hereunder. Except as provided in Section 3.6, if any First Priority Secured Party or Junior Priority Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Grantor shall be entitled to use such violation as a defense to any action by any First Priority Secured Party or Junior Priority Secured Party, or to assert such violation as a counterclaim or basis for set off or recoupment against any First Priority Secured Party or Junior Priority Secured Party.
     3.6 Actions Upon Breach. (a) If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against any Grantor or the Shared Collateral, such Grantor, with the prior written consent of the First Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any First Priority Secured Party may intervene and interpose such defense or plea in its or their name or in the name of such Grantor.
     (b) Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or take any other action in violation of this Agreement, or fail to take any action required by this Agreement, this Agreement shall create an irrebuttable presumption and admission by such Junior Priority Secured Party that any First Priority Secured Party (in its own name or in the name of the relevant Grantor) or the relevant Grantor may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Junior Priority Representative on behalf of each Junior Priority Secured Party that (i) the First Priority Secured Parties’ damages from such actions of any Junior Priority Secured Party may at that time be difficult to ascertain and may be irreparable and the harm to the First Priority Secured Parties may not be adequately compensated in damages and (ii) each Junior Priority Secured Party waives any defense that the Grantors and/or the First Priority Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.
     SECTION 4. Application of Proceeds of Shared Collateral; Dispositions and Releases of Shared Collateral; Inspection and Insurance.
     4.1 Application of Proceeds; Turnover Provisions. All proceeds of Shared Collateral (including any interest earned thereon) resulting from the sale, collection or other disposition of Shared Collateral resulting from any Enforcement Action or that occurs after any Event of Default (as defined in the First Priority Documents), whether or not pursuant to an Insolvency Proceeding, or during the pendency of any Insolvency Proceeding shall be distributed as follows: first to the First Priority Representative for application to the First Priority Obligations in accordance with the terms of the First Priority Documents, until the First Priority Obligations Payment Date has occurred and thereafter, to the Junior Priority Representative for application in accordance with the terms of the Junior Priority Documents. If any Junior Priority Secured Party obtains possession of the Shared Collateral or realizes any proceeds or payment in respect of the Shared Collateral, pursuant to any Junior Priority Security Documents or by the exercise of any rights available to such Junior Priority Secured Party under applicable law or in any Insolvency Proceeding or through any other exercise of remedies, at any time when any First Priority Obligations secured or intended to be secured by such Shared Collateral remains outstanding or any commitment to extend credit that would constitute First Priority Obligations secured or intended to be secured by such Shared Collateral remains in effect, then such Junior Priority Secured Party will hold such Shared Collateral, proceeds or payments in trust for the First Priority Representative and the holders of any First Priority Obligations and transfer such Shared Collateral, proceeds or payments, as the case may be, to the First Priority Representative. If, at any time, all or part of any payment with respect to any First Priority Obligations previously made are rescinded for any reason whatsoever, each Junior Priority Secured Party will promptly pay over to the First Priority Representative any payment received by it in respect of any such Shared Collateral and shall promptly turn any such Shared Collateral then held by it over to the First Priority Representative, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the payment and satisfaction in full all of such First Priority Obligations.
     4.2 Releases of Junior Priority Lien. (a) Upon (i) any sale or other disposition of Shared Collateral permitted pursuant to the terms of the First Priority Documents that results in the release of the First Priority Lien on any Shared Collateral (including any sale or other disposition pursuant to any Enforcement Action) or (ii) any other release of Shared Collateral from the Lien under the First Priority Security Documents that is permitted pursuant to the terms of the First Priority Documents, the Junior Priority Lien on such Shared Collateral (excluding any portion of the proceeds of such Shared Collateral remaining after the First Priority Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person.
     (b) The Junior Priority Representative shall promptly execute and deliver such release documents and instruments and shall take such further actions as the First Priority Representative shall request to evidence any release of the Junior Priority Lien described in paragraph (a). The Junior Priority Representative hereby appoints the First Priority Representative and any officer or duly authorized person of the First Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Junior Priority Representative and in the name of the Junior Priority Representative or in the First Priority Representative’s own name, from time to time, in the First Priority Representative’s sole discretion, for the purposes of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).
     4.3 Inspection Rights and Insurance. (a) Any First Priority Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Shared Collateral, and the First Priority Representative may advertise and conduct public auctions or private sales of the Shared Collateral, in each case without notice to, the involvement of or interference by any Junior Priority Secured Party or liability to any Junior Priority Secured Party.
     (b) Until the First Priority Obligations Payment Date has occurred, the First Priority Representative will have the sole and exclusive right (i) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor (except that the Junior Priority Representative shall have the right to be named as additional insured and loss payee so long as its second lien status is identified in a manner satisfactory to the First Priority Representative), (ii) to adjust or settle any insurance policy or claim covering the Shared Collateral in the event of any loss thereunder and (iii) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.
     4.4 Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Junior Priority Representative and the Junior Priority Secured Parties may exercise rights and remedies as unsecured creditors against any Grantor in respect of the Junior Priority Obligations in accordance with the terms of the Junior Priority Documents, including the acceleration of any Indebtedness or other obligations owing under the Junior Priority Documents or the demand for payment under the guarantee in respect thereof, in each case in accordance with the terms of the applicable Junior Priority Documents and applicable law and not otherwise inconsistent with the terms of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Junior Priority Representative or any Junior Priority Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of (a) the exercise by any Junior Priority Representative or any Junior Priority Secured Party of rights or remedies as a secured creditor in respect of Shared Collateral or other collateral or (b) the enforcement in contravention of this Agreement of any Lien in respect of Junior Priority Liens held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Priority Representative or the First Priority Secured Parties may have with respect to the First Priority Collateral.
     SECTION 5. Insolvency Proceedings.
     5.1 Filing of Motions. Until the First Priority Obligations Payment Date has occurred, the Junior Priority Representative agrees on behalf of itself and the Junior Priority Secured Parties that no Junior Priority Secured Party shall, in or in connection with any Insolvency Proceeding, file any pleading or motion, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Shared Collateral, including with respect to the determination of any Liens or claims (including the validity and enforceability thereof) held by the First Priority Representative or any First Priority Secured Party or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that (a) in any Insolvency Proceeding, the Junior Priority Representative may file a proof of claim or statement of interest with respect to the applicable Junior Priority Liens, (b) the Junior Priority Representative may take any such action (not adverse to the First Priority Liens on the Shared Collateral securing the First Priority Obligations, or the rights of either the First Priority Representative or the First Priority Secured Parties to exercise remedies in respect thereof) to the extent required to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Liens on, the Shared Collateral, (c) in any Insolvency Proceeding, the Junior Priority Representative may file any necessary or responsive pleading in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of such Junior Priority Representative or any Junior Priority Secured Party, (d) the Junior Priority Representative may file any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors arising under any Insolvency Proceeding or applicable non-bankruptcy law, and (e) the Junior Priority Representative and each Junior Priority Secured Party may vote on any plan of reorganization in any Insolvency Proceedings; provided, however, that in the case of each of clauses (a), (b), (c), (d) and (e) above, such actions are permitted only to the extent such actions are not inconsistent with, and could not result in a resolution inconsistent with, the terms of this Agreement.
     5.2 Financing Matters. If any Grantor becomes subject to any Insolvency Proceeding, and if the First Priority Representative (acting at the direction of the requisite First Priority Secured Parties) desires to permit the use of cash collateral or to permit any Grantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Junior Priority Representative, for itself and on behalf of each applicable Junior Priority Secured Party, agrees that it will raise no objection to, and will not support any objection to, and will not otherwise contest such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by Section 5.4) and, to the extent the Liens securing the First Priority Obligations are subordinated or pari passu with such DIP Financing, will subordinate the Liens in the Shared Collateral in favor of the Junior Priority Obligations to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the First Priority Obligations. The Junior Priority Representative, for itself and on behalf of each Junior Priority Secured Party, agrees that, in the event of an Insolvency Proceeding, it will raise no objection to, and will not support any objection to, and will not otherwise contest (a) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First Priority Obligations made by the First Priority Representative or any First Priority Secured Party, (b) any lawful exercise by the First Priority Representative or any other First Priority Secured Party of the right to credit bid any First Priority Obligations at any sale in foreclosure of First Priority Collateral, (c) any other request for judicial relief made in any court by the

First Priority Representative or any other First Priority Secured Party relating to the lawful enforcement of any First Priority Lien and (d) any order relating to a sale of assets of any Grantor for which the First Priority Representative has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First Priority Obligations and the Second Priority Obligations will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with this Agreement.
     5.3 Relief From the Automatic Stay. The Junior Priority Representative agrees, on behalf of itself and the Junior Priority Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the First Priority Representative and the Holders of at least a majority in principal amount of the Notes.
     5.4 Adequate Protection. The Junior Priority Representative, on behalf of itself and the Junior Priority Secured Parties, agrees that none of them shall object to, contest, or support any other Person objecting to or contesting (a) any request by the First Priority Representative or the First Priority Secured Parties for adequate protection or any adequate protection provided to the First Priority Representative or the First Priority Secured Parties or (b) any objection by the First Priority Representative or any First Priority Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (c) the payment of interest, fees, expenses, costs, charges or other amounts to the First Priority Representative or any First Priority Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. Notwithstanding anything contained in this Section 5.4 and in Section 5.2(b) (but subject to all other provisions of this Agreement, including Sections 5.2(a) and 5.3), in any Insolvency Proceeding, (i) if the First Priority Secured Parties (or any subset thereof) are granted adequate protection that includes additional collateral (with replacement Liens on such additional collateral) in connection with any DIP Financing or use of cash collateral, then in connection with any such DIP Financing or use of cash collateral the Junior Priority Representative, on behalf of itself and any of the Junior Priority Secured Parties, may seek or accept adequate protection consisting solely of a replacement Lien on the same additional collateral, subordinated to the Liens securing (x) such DIP Financing on the same terms as the First Priority Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), and (y) the First Priority Obligations on the same basis as the other Liens securing the Junior Priority Obligations are so subordinated to the First Priority Obligations under this Agreement and (ii) in the event the Junior Priority Representative, on behalf of itself and the Junior Priority Secured Parties, seeks or accepts adequate protection in accordance with clause (i) above in the form of additional collateral, then the Junior Priority Representative, on behalf of itself or any of the Junior Priority Secured Parties, agrees that the First Priority Representative shall also be granted a senior Lien on such additional collateral as security for the First Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Junior Priority Obligations shall be subordinated to (A) the Liens on such collateral securing the First Priority Obligations and any other Liens granted to the First Priority Secured Parties as adequate protection on the same terms that the Liens securing the Junior Priority Obligations are subordinated to such First Priority Obligations under this Agreement and (B) (x) the Liens on such collateral securing such DIP Financing (and all obligations relating thereto), (y) any “carve-out” agreed to by the First Priority Representative or the First Priority Secured Parties and (z) in the case of any Insolvency Proceeding outside the United States, any administrative or other charges granted in any Insolvency Proceeding that are similar in nature to a “carve-out” and agreed to by the First Priority Representative or the First Priority Secured Parties, in the case of each of clauses (B) (x), (y) and (z), with such subordination to be on the same terms as the Liens securing the First Priority Obligations are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement). The Junior Priority Representative, on behalf of itself and the Junior Priority Secured Parties, agrees that except as expressly set forth in this Section 5.4, and except for adequate protection in the form of access to information to the extent such access is also made available to the First Priority Representative on behalf of itself and the First Priority Secured Parties, none of them shall seek or accept adequate protection without the prior written consent of the First Priority Representative.
     5.5 Avoidance Issues. If any First Priority Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the bankruptcy trustee or the estate of any Grantor, because such amount was avoided or ordered to be paid or disgorged for any reason, including because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Priority Obligations Payment Date, if it shall otherwise have occurred, shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Junior Priority Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.
     5.6 Asset Dispositions in an Insolvency Proceeding. Neither the Junior Priority Representative nor any Junior Priority Secured Party shall, in an Insolvency Proceeding or otherwise, oppose any sale or other disposition of any assets of any Grantor that is supported by the First Priority Secured Parties, and the Junior Priority Representative and each Junior Priority Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any such sale or other disposition of assets supported by the First Priority Secured Parties and to have released their Liens on such assets; provided, to the extent such sale is to be free and clear of Liens, that the Liens securing the First Priority Obligations and the Junior Priority Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens released on the assets sold.

     5.7 Separate Grants of Security and Separate Classification. Each Junior Priority Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the First Priority Security Documents and the Junior Priority Security Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Junior Priority Obligations are fundamentally different from the First Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Priority Secured Parties and Junior Priority Secured Parties in respect of the Shared Collateral constitute only one class of secured claims (rather than separate classes of senior and junior secured claims), then the Junior Priority Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the First Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the First Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Secured Parties), and that, until turned over to the First Priority Secured Parties, such amounts will be held in trust for the First Priority Secured Parties.
     5.8 No Waivers of Rights of First Priority Secured Parties. Nothing contained herein shall prohibit or in any way limit the First Priority Representative or any First Priority Secured Party from objecting in any Insolvency Proceeding or otherwise to any action taken by any Junior Priority Secured Party not expressly permitted hereunder, including the seeking by any Junior Priority Secured Party of adequate protection (except as provided in Section 5.4) or the asserting by any Junior Priority Secured Party of any of its rights and remedies under the Junior Priority Documents or otherwise.
     5.9 Plans of Reorganization. No Junior Priority Secured Party shall support or vote in favor of any plan of reorganization (and each shall be deemed to have voted to reject any plan of reorganization) unless such plan (a) pays off, in cash in full, all First Priority Obligations or (b) is accepted by the class of holders of First Priority Obligations voting thereon.
     5.10 [Reserved].
     5.11 Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding. All references to any Grantor herein shall apply to any trustee for such Person and such Person as debtor in possession. The relative rights as to the Shared Collateral and other collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any such Person.
     5.12 Reorganization Securities. If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor (“Reorganization Securities”) are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the Junior Priority Obligations, then the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations. In no event shall the Junior Priority Secured Parties be required to turn over to the First Priority Representative or any First Priority Secured Party any Reorganization Securities to the extent the same are subject to this Section 5.12.
     5.13 Post-Petition Claims. None of the Junior Priority Representative or any Junior Priority Secured Party shall oppose or seek to challenge any claim by the First Priority Representative or any First Priority Secured Party for allowance in any Insolvency Proceeding of First Priority Obligations consisting of Post-Petition Interest or indemnities to the extent of the value of the Liens in favor of the First Priority Representative and the First Priority Secured Parties, without regard to the existence of the Liens of the Junior Priority Representative on behalf of the Junior Priority Secured Parties on the Shared Collateral.
     5.14 Waivers. Until the First Priority Obligations Payment Date, the Junior Priority Representative, on behalf of itself and each Junior Priority Secured Party, agrees that (a) it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens securing the First Priority Obligations for costs or expenses of preserving or disposing of any Shared Collateral or other collateral and (b) waives any claim it may now or hereafter have arising out of the election by any First Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code.
     SECTION 6. Junior Priority Documents and First Priority Documents.
     (a) Each Grantor and the Junior Priority Representative, on behalf of itself and the Junior Priority Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the Junior Priority Documents inconsistent with or in violation of this Agreement.
     (b) Each Grantor and the First Priority Representative, on behalf of itself and the First Priority Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the First Priority Documents inconsistent with or in violation of this Agreement.

     (c) In the event the First Priority Representative enters into any amendment, waiver or consent in respect of any of the First Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Priority Security Document or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Junior Priority Security Document without the consent of or action by any Junior Priority Secured Party (with all such amendments, waivers and modifications subject to the terms hereof); provided that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do not violate the express provisions of the Junior Priority Agreements), (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Junior Priority Security Document, except to the extent that a release of such Lien is permitted by Section 4.2, (ii) any such amendment, waiver or consent that materially and adversely affects the rights of the Junior Priority Secured Parties and does not affect the First Priority Secured Parties in a like or similar manner shall not apply to the Junior Priority Security Documents without the consent of the Junior Priority Representative and (iii) notice of such amendment, waiver or consent shall be given to the Junior Priority Representative no later than 15 days after its effectiveness; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.
     SECTION 7. Reliance; Waivers; etc.
     7.1 Reliance. The First Priority Documents are deemed to have been executed and delivered, and all issuances of debt or other extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Junior Priority Representative, on behalf of itself and the Junior Priority Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the First Priority Secured Parties. The Junior Priority Documents are deemed to have been executed and delivered, and all issuances of debt and other extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The First Priority Representative expressly waives, on behalf of itself and all the First Priority Secured Parties, all notices of the acceptance of and reliance by the Junior Priority Representative and the Junior Priority Secured Parties.
     7.2 No Warranties or Liability. The Junior Priority Representative and the First Priority Representative acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any other First Priority Document or any Junior Priority Document. Except as otherwise provided in this Agreement, the Junior Priority Representative and the First Priority Representative will be entitled to manage and supervise their respective extensions of credit to any Grantor in accordance with law and their usual practices, modified from time to time as they deem appropriate.
     7.3 No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Grantor with the terms and conditions of any of the First Priority Documents or the Junior Priority Documents.
     SECTION 8. Obligations Unconditional.
     8.1 First Priority Obligations Unconditional. All rights and interests of the First Priority Secured Parties hereunder, and all agreements and obligations of the Junior Priority Secured Parties (and, to the extent applicable, the Grantors) hereunder, shall remain in full force and effect irrespective of:
     (a) any lack of validity or enforceability of any First Priority Document;
     (b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Priority Document;
     (c) prior to the First Priority Obligations Payment Date, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Shared Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the First Priority Obligations or any guarantee or guaranty thereof; or
     (d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the First Priority Obligations, or of any Junior Priority Secured Party, or any Grantor, to the extent applicable, in respect of this Agreement.
     8.2 Junior Priority Obligations Unconditional. All rights and interests of the Junior Priority Secured Parties hereunder, and all agreements and obligations of the First Priority Secured Parties (and, to the extent applicable, the Grantors) hereunder, shall remain in full force and effect irrespective of:
     (a) any lack of validity or enforceability of any Junior Priority Document;
     (b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;
     (c) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Shared Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof; or

     (d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the Junior Priority Obligations, or of any First Priority Secured Party, or any Grantor, to the extent applicable, in respect of this Agreement.
     SECTION 9. Miscellaneous.
     9.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any First Priority Document or any Junior Priority Document, the provisions of this Agreement shall govern.
     9.2 Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Priority Obligations Payment Date shall have occurred, subject to Section 5.5. This is a continuing agreement and the First Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Grantor on the faith hereof.
     9.3 Amendments; Waivers. (a) No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the First Priority Representative and the Junior Priority Representative, and, in the case of amendments or modifications of Sections 3.5, 3.6, 9.5 or 9.6 that directly affect the rights or obligations of any Grantor, such Grantor.
     (b) At the request of the Issuer, the First Priority Representative and the Junior Priority Representative agree to enter into any amendment to this Agreement or any new intercreditor agreement in order to (1) facilitate additional Indebtedness or other obligations (“Additional Debt”) of any of the Grantors becoming First Priority Obligations or Junior Priority Obligations to the extent such Obligations are permitted by the First Priority Agreement and the Junior Priority Agreement, with the Lien priority contemplated by such amendment (provided that such Additional Debt is permitted to be incurred by the First Priority Agreement and Junior Priority Agreement then extant, and is permitted by said agreements to be subject to the provisions of this Agreement as First Priority Obligations or Junior Priority Obligations, as applicable), (2) document the relationship among Junior Priority Secured Parties pursuant to different Junior Priority Agreements, including, to the extent permitted under each extant First Priority Agreement and Junior Priority Agreement, the treatment of the Liens securing Junior Priority Obligations under any Additional Junior Priority Agreement as equal and ratable with the Liens securing the Junior Priority Obligations under the Existing Junior Priority Agreement or any other Additional Junior Priority Agreement and (3) document the relationship between the First Priority Secured Parties and the Junior Priority Secured Parties in case any then existing First Priority Agreement or Junior Priority Agreement is refinanced or replaced or the First Priority Representative or the Junior Priority Representative is replaced; provided that (i) the Issuer shall have delivered an Officers’ Certificate (A) designating such other Additional Debt and the aggregate principal amount or face amount thereof and (B) representing that such designation complies with the terms of the First Priority Documents and the Junior Priority Documents, as applicable, and (ii) in any case, the terms of such amendment or new agreement will contain terms substantially the same as the terms contained in this Agreement.
     9.4 Information Concerning Financial Condition of the Grantors. The Junior Priority Representative and the First Priority Representative hereby agree that no party shall have any duty to advise any other party of information known to it regarding the financial condition of the Grantors or any such circumstances. In the event the Junior Priority Representative or the First Priority Representative, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation, or (c) to disclose any other information.
     9.5 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.
     9.6 Submission to Jurisdiction. (a) Each First Priority Secured Party, each Junior Priority Secured Party and each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment pursuant to any such action or proceeding, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any First Priority Secured Party or Junior Priority Secured Party may otherwise have to bring any action or proceeding against any Grantor or its properties in the courts of any jurisdiction.
     (b) Each First Priority Secured Party, each Junior Priority Secured Party and each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     9.7 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the address of (a) each Issuer, the Collateral Agent, the Trustee and the Junior Priority Representative (until notice of a change thereof is delivered as provided in this Section) shall be as set forth in the First Priority Agreement or the Junior Priority Agreement, as applicable, and (b) any other party shall be in care of the Company as so set forth in clause (a), or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
     9.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Priority Secured Parties and Junior Priority Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed, to give any other Person any right, remedy or claim under, to or in respect of this Agreement or any Shared Collateral.
     9.9 Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     9.10 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     9.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.
     9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
     9.13 Additional Grantors. The Issuer shall cause each Person that becomes a Grantor after the date hereof (other than any such Grantor that does not grant any Liens to secure any of the Junior Priority Obligations, until such time as such Grantor does grant any such Liens) to become a party to this Agreement by executing and delivering a supplement to this Agreement in form and substance reasonably satisfactory to the First Priority Representative and the Junior Priority Representative.
     9.14 Representatives. In connection with its execution of this Agreement and its actions hereunder, each of the First Priority Representative and the Junior Priority Representative shall be entitled to all rights, privileges, benefits, protections, immunities and indemnities provided to it under the First Priority Documents and under the Junior Priority Documents, respectively.
     9.15 Subrogation. The Junior Priority Representative, for itself and on behalf of the Junior Priority Secured Parties, hereby waives any rights of subrogation it or they may acquire as a result of any payment hereunder until the First Priority Obligations Payment Date has occurred; provided, however, that, as between the Grantors, on the one hand, and the Junior Priority Secured Parties, on the other hand, any such payment that is paid over to the First Priority Representative pursuant to this Agreement shall be deemed not to reduce any of the Junior Priority Obligations unless and until (and then only to the extent that) the First Priority Obligations Payment Date has occurred and the First Priority Representative delivers any such payment to the Junior Priority Representative.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
[    ], as First Priority Representative for and on
behalf of the First Priority Secured Parties

by
Name:
Title:

[     ], as Junior Priority Representative for and on
behalf of the Junior Priority Secured Parties

by
Name:
Title:

DIAMOND RESORTS CORPORATION

by
Name:
Title:
THE GRANTORS LISTED ON SCHEDULE I
HERETO

by
Name:
Title:

SCHEDULE I to
JUNIOR LIEN INTERCREDITOR AGREEMENT
Grantors

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